Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

SPARK ENERGY, INC.,

as Parent,

SPARK HOLDCO, LLC,

SPARK ENERGY, LLC,

and

SPARK ENERGY GAS, LLC,

as Co-Borrowers,

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent, an Issuing Bank and a Bank,

and

SG AMERICAS SECURITIES, LLC,

as Sole Lead Arranger and Sole Bookrunner,

NATIXIS, NEW YORK BRANCH,

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND,” NEW YORK BRANCH, AND

RB INTERNATIONAL FINANCE (USA) LLC,

as Co-Documentation Agents,

COMPASS BANK,

as Senior Managing Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY

HERETO FROM TIME TO TIME

Dated as of August 1, 2014

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Schedules:

1.01(a)	Existing Letters of Credit
1.01(b)	POR Agreements
2.01	Commitments
6.11	Liabilities
6.15	Organization Structure
6.21	Deposit Accounts, Securities Accounts and Brokerage Accounts
7.10	Permitted Indebtedness and Liens
7.18	Location of Inventory
10.02	Addresses for Notices

Annexes

A	Security Schedule
B	Credit Limits
C	Approved Account Debtors

Exhibits:

A-1	Notice of Borrowing
A-2	Notice of Conversion / Continuation
B	Form of Notes
C	Form of Net Position Report
D	Form of Collateral Position Report
E	Form of Compliance Certificate
F	Certificate of Responsible Officer
G	Form of Commitment Increase Agreement
H	Form of New Bank Agreement
I	Form of Assignment and Assumption
J	Form of U.S. Tax Compliance Certificate

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of August 1, 2014, among SPARK HOLDCO, LLC (“HoldCo”), a Delaware limited liability company, SPARK ENERGY, LLC (“Spark”), a Texas limited liability company, and SPARK ENERGY GAS, LLC (“SEG”), a Texas limited liability company (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), SPARK ENERGY, INC. (“Parent”), a Delaware corporation, SOCIÉTÉ GÉNÉRALE, as Agent, Issuing Bank and a Bank, SG AMERICAS SECURITIES, LLC, as Sole Lead Arranger and Sole Bookrunner, and each other financial institution which may become a party hereto (collectively, the “Banks”).

In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Account” has the meaning stated in the New York Uniform Commercial Code.

“Advance Maturity Date” means the maturity date of each Working Capital Loan made under the Working Capital Line which will be the earliest to occur of (a)(i) 365 days from the date of Borrowing or (ii) the date of the L/C Borrowing, if an advance under a Letter of Credit; or (b) the Expiration Date. All advances made under the Working Capital Line after the Expiration Date because of a drawing under a Letter of Credit shall be due and payable on the day such advance is made and, in order to pay such amounts, Agent shall apply any Cash Collateral held by it as security for such Letters of Credit in payment of same.

“Advance Sub-limit Cap” means at any time, the maximum amount which may be advanced by the Banks to the Co-Borrowers under the Working Capital Line, as determined by the Collateral Position Report, which amount shall, in no event, exceed $45,000,000.00 in the aggregate, subject to the following Advance Sub-limit Caps:

(a) For the purchase of Product and other uses permitted under Section 7.07	$45,000,000.00

(b) For Contango Transactions	$45,000,000.00

If Commitments are increased pursuant to Section 2.02, the foregoing Advance Sub-limit Caps shall be increased pro-rata based on the amount of any increase in the Commitments under Section 2.02 in excess of $70,000,000 in the aggregate, but shall not exceed $70,000,000. Such increases in the Advance Sub-limit Cap and the Commitments to be notified to the Co-Borrowers and the Banks pursuant to Section 2.02(c).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Obligation” means indebtedness owing by an Affiliate of a Loan Party (which is not a Loan Party itself) to a Loan Party, provided that a first priority security interest has been granted by such Loan Party to Agent in the amounts owed by the Affiliate in a manner satisfactory to Agent.

“Agent” means Société Générale in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 9.09.

“Agent Parties” has the meaning specified in Subsection 10.02(f).

“Agent-Related Persons” means Société Générale and any successor agent arising under Section 9.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Payment Office” means the address for payments set forth on Schedule 10.02 hereto in relation to Agent, or such other address as Agent may from time to time specify.

“Aggregate Amount” means the Effective Amount of all outstanding Working Capital Loans plus the Effective Amount of all outstanding L/C Obligations.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including, without limitation, the Patriot Act.

“Applicable Margin” means, with respect to Working Capital Loans, the following percentages per annum:

(a) if the average daily Aggregate Amount during the most recently ended fiscal quarter was less than fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, (i) two and three-quarters percent (2.75%) for Eurodollar Rate Loans, (ii) two and one-quarter percent (2.25%) for COF Rate Loans and (iii) one and three-quarters percent (1.75%) for ABR Loans; and

(b) if the average daily Aggregate Amount during the most recently ended fiscal quarter was greater than or equal to fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, (i) three percent (3.00%) for Eurodollar Rate Loans, (ii) two and one-half percent (2.50%) for COF Rate Loans and (iii) two percent (2.00%) for ABR Loans.

The Applicable Margin for any fiscal quarter shall be determined by the Agent based upon the average Aggregate Amount outstanding and the average aggregate Commitments of the Banks in effect, in each case, on each day during the fiscal quarter most recently ended, and any such determination shall be conclusive and binding absent manifest error. Any increase or decrease in the Applicable Margin resulting from a change in the average daily Aggregate Amount or aggregate Commitments of the Banks during any fiscal quarter shall become effective as of the first day of the subsequent fiscal quarter, as notified by the Agent to the Co-Borrowers. Notwithstanding the foregoing, the Applicable Margin shall be deemed to be the Applicable Margin described in clause (a) above from and after the Closing Date through and including the last day of the first full fiscal quarter ending after the Closing Date.

“Approved Brokerage Accounts” means brokerage accounts maintained by the Co-Borrowers or any of them with an Eligible Broker for the purpose of allowing the Co-Borrowers or any of them to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to a fully perfected first priority security interest in favor of the Agent, for its benefit and the benefit of the Banks (including a tri-party control agreement, acceptable to the Agent).

“Approved Location” means a terminal, storage facility or pipeline approved by the Agent with respect to which the Agent may request a bailee letter in form and substance acceptable to Agent with respect to any Collateral stored at such terminal, facility or pipeline.

“Assignment and Assumption” has the meaning specified in Subsection 10.08(a).

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Expiration Date, (b) the date of termination of all Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Bank to make Working Capital Loans and of the obligation of the Issuing Bank to Issue Letters of Credit pursuant to Section 8.02.

“Bank Blocked Accounts” means the Spark Bank Blocked Account, the SEG Bank Blocked Account, and the Wells Fargo Bank Blocked Account.

“Banks” means Société Générale and each other financial institution that is or may become a party to this Agreement. References to the “Banks” shall include each Issuing Bank; for purposes of clarification only, to the extent that any Issuing Bank may have any rights or obligations in addition to those of the Banks due to its status as an Issuing Bank, its status as such will be specifically referenced.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month maturity on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the “Base Rate”, (x) “Prime Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the

Agent prior to the delivery of the relevant borrowing notice (the Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available) and (y) the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such page as determined by the Agent) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Blocked Account Agreements” means the deposit account control agreements, three party agreements, and other similar agreements listed on the Security Schedule.

“Borrower Materials” has the meaning specified in Subsection 10.02(e).

“Borrowing” means a borrowing hereunder consisting of a Working Capital Loan made to one or more of the Co-Borrowers by the Banks under Article II or continuation or conversion of loans consisting of simultaneous Working Capital Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Banks pursuant to Section 2.01.

“Borrowing Base Advance Cap” means at any time an amount equal to the least of:

(a) the aggregate Commitments of the Banks at such time; or

(b) the sum of:

(i) 100% of the amount of Cash Collateral and other liquid investments of the Co-Borrowers which are acceptable to the Agent in its sole discretion and which are subject to a first perfected security interest in favor of the Agent, for its benefit and the benefit of the Banks, and which have not been used in determining availability for any other advance or Letter of Credit Issuance; plus

(ii) 90% of equity (net liquidity value) in Approved Brokerage Accounts; plus

(iii) 90% of the amount of Tier I Accounts, net of deductions, offsets and counterclaims; plus

(iv) 85% of the amount of Tier II Accounts, net of deductions, offset and counterclaims; plus

(v) 85% of the amount of Tier I Unbilled Qualified Accounts, net of deductions, offset and counterclaims; plus

(vi) 80% of the amount of Tier II Unbilled Qualified Accounts, net of deductions, offset and counterclaims; plus

(vii) 80% of the amount of Eligible Inventory; plus

(viii) 85% of the amount of Hedged Eligible Inventory; plus

(ix) 80% of the amount of net Eligible Exchange Receivables; plus

(x) 80% of the amount of Letters of Credit for Product Not Yet Delivered; plus

(xi) 60% of In-the-Money Positions from counterparties due to any Co-Borrower with tenors up to twelve (12) months; less

(xii) the amounts (including disputed items) which would be subject to a so-called “First Purchaser Lien” as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or any other comparable law, except to the extent a Letter of Credit secures payment of amounts subject to such First Purchaser Liens; less

(xiii) 115% of the amount of any mark to market exposure to the Swap Banks under Swap Contracts other than Swap Contracts involving physical delivery as reported by the Swap Banks, reduced by cash collateral held by a Swap Bank; less

(xiv) with respect to Swap Contracts involving physical delivery, 115% of the amount of mark to market exposure to the Swap Banks under such Swap Contracts until nomination for delivery has been made and 115% of the amount of notional exposure to the Swap Banks under such Swap Contracts after such nomination for delivery has been made, in each case, reduced by cash collateral held by a Swap Bank; less

(xv) Reserves; less

(xvi) sales Taxes;

provided that, (x) in no event shall the amounts described in (b)(xi) above be in excess of the lesser of (1) $40,000,000.00 and (2) forty percent (40%) of the sum of the items in subsections (b)(i) through (b)(xvi) above, in the aggregate, be counted when making the calculation under subsection (b) of this definition; (y) in no event shall any amounts described in (b)(i) through (b)(xvi) above which may fall into more than one of such categories be counted more than once when making the calculation under subsection (b) of this definition; and (z) in the event the amounts described in (b)(iii), (iv), (v), (vi), (ix) and (xi) in the aggregate for any counterparty exceed the amounts set forth on the Credit Limits Annex or the amount approved for other counterparties not listed on the Credit Limits Annex (including, without limitation the amounts set forth on Annex C), such excess amounts may not be included in the Borrowing Base Advance Cap unless approved by the Majority Banks.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.04.

“Building” means any “building” or “manufactured (mobile) home” (in each case, as such terms are defined for purposes of the National Flood Insurance Program).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Co-Borrowers with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person as of the date of any determination thereof.

“Cash Collateral” means currency issued by the United States and Marketable Securities which have been Cash Collateralized for the benefit of the Secured Parties.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Secured Parties, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Agent. The Co-Borrowers hereby grant the Agent, for the benefit of the Secured Parties, a security interest in all Cash Collateral and deposit account balances.

“CEA Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Close-Out Amount” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.02 are satisfied or waived by the Banks.

“Co-Borrowers” means, together, HoldCo, Spark, and SEG. Any of the individual Co-Borrowers may be generically referred to as “Co-Borrower”.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“COF Rate” means the rate per annum quoted by Agent in New York City to the Co-Borrowers at or about the time of the making of any Loan as the cost of funds of the Agent (as determined by the Agent in its reasonable discretion which determination may include, without limitation, market, regulatory and liquidity conditions), provided that such rate is not necessarily the cost to the Banks of funding the specific Loan, and may exceed the Agent’s actual cost of borrowing in the interbank market or other markets in which the Agent may obtain funds from time to time for amounts similar to the amount of the Loan but such rate shall not exceed the rate utilized (quoted) for other similar customers of Agent utilizing such rate for loans at or about the time of the making of any Loan.

“COF Rate Loan” means any Loan bearing interest based upon the COF Rate.

“Collateral” means all assets of the Loan Parties including, without limitation, all accounts, equipment, chattel paper, inventory, Product in transit, the Bank Blocked Accounts, instruments, investment property, contract rights, general intangibles, fixed assets, and real estate, whether presently existing or hereafter acquired or created and the proceeds thereof, excluding the POR Collateral but only to the extent the applicable POR Agreement requires the release of Agent’s lien in such POR Collateral.

“Collateral Position” means Collateral of the Loan Parties available to support a Credit Extension under the Working Capital Line, as determined in the Collateral Position Report.

“Collateral Position Report” means the Collateral Position Report substantially in the form attached hereto as Exhibit D, which Collateral Position Report sets forth all of the Loan Parties’ eligible assets, including, without limitation, all unrealized gains, a description of all offsets, counterclaims or deductions by counterparty and mark-to-market exposure by counterparty, including counterparty details, in sufficient detail and in form satisfactory to Agent.

“Commitment” means, as to each Bank, its obligation to (a) make Loans pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth as its “Commitment” opposite such Bank’s name on Schedule 2.01 (subject to increase as provided in Section 2.02) or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Increase Agreement” means a Commitment Increase Agreement, substantially in the form of Exhibit G, among the Co-Borrowers, the Agent and a Bank, pursuant to which such Bank agrees to increase its Commitment as described in Section 2.02 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, in the form attached hereto as Exhibit E, or any other form acceptable to the Agent.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly Consolidated Subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc., refer to the Consolidated financial statements, financial position, financial condition, liabilities, etc., of such Person and its properly Consolidated Subsidiaries.

“Contango Loan” means any Working Capital Loan hereunder requested for the purpose of financing a Contango Transaction.

“Contango Transaction” means the purchase by SEG of natural gas for physical storage at an Approved Location which qualifies as Hedged Eligible Inventory or, when sold, will generate a Qualified Account.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding voting Equity Interests (including any options, warrants or similar rights to purchase such Equity Interests) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interests the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Conversion/Continuation Date” means any date on which, under Section 2.05, the Co-Borrowers (a) convert Loans of one Type to another Type, or (b) continue such Loans as Loans of the same Type, but with a new Interest Period.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Credit Limits Annex” means Annex B to this Agreement, as the same may be modified from time to time as mutually agreed to in writing by the Co-Borrowers and the Agent, which may be effectuated without the necessity of amending this Agreement. The Credit Limits Annex shall be re-determined based on factors such as Product prices and other factors determined by the Co-Borrowers and the Agent on a reasonable basis and in good faith on a semi-annual basis as of July 15 and January 15 of each year and effective five (5) days after the date of re-determination. In addition to the scheduled redeterminations set forth above, each of the Agent and/or the Co-Borrowers shall have the right to request two additional re-determinations of the Credit Limits Annex per year.

“Credit Policy” means the credit risk management policy of the Co-Borrowers, as such policy may be amended from time to time pursuant to Section 7.27.

“Cure Contribution” means an equity contribution by NuDevco Holdings, NuDevco Retail or the holder of an Equity Interest in Parent permitted by the applicable organizational documents of Parent or the incurrence of Subordinated Debt permitted by Section 7.13(c), in each case, for purpose of curing a Default or Event of Default which, without such contribution, would occur as a result of a failure to comply with Section 7.09(a), (b) or (c).

“Cure Period” has the meaning specified in Subsection 7.09(d).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Period” means with respect to any Bank, the period during which such Bank is a Defaulting Bank.

“Default Rate” has the meaning specified in Section 2.10(a).

“Defaulting Bank” means any Bank, as reasonably determined by the Agent or the Issuing Banks, that has (a) failed to fund any portion of Loans or participations in any Letter of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Agent and the Co-Borrowers in writing that such failure is the result of such Bank’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) notified the Co-Borrowers, the Agent, any Issuing Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under any other agreement in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after a request by the Agent or an Issuing Bank to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Agent, any Issuing Bank or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (e) become or is insolvent or has a parent company that has become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment. With respect to any Bank that is a “Defaulting Bank” pursuant to clauses (a), (c) or (d) above, upon (i) such “Defaulting Bank” paying all amounts owed to the applicable Bank(s), Issuing Banks or the Agent pursuant to the terms hereof, as reasonably determined by such Bank(s), Issuing Banks, and the Agent, as applicable, and (ii) the approval of the Co-Borrowers, Issuing Banks, and Agent, such “Defaulting Bank” shall cease to be a “Defaulting Bank”.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentary Letter of Credit” means a Letter of Credit which is intended at the time of Issuance to be drawn upon and excludes Standby Letters of Credit.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any reimbursements of outstanding unpaid drawings under any Letters of Credit and any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Accounts” means, at the time of any determination thereof, each Co-Borrower’s Accounts as to which the following requirements have been fulfilled to the satisfaction of the Agent (unless otherwise indicated):

(a) Such Account either (i) is the result of a sale to an account debtor who has been pre-approved for such purpose by the Majority Banks in writing, in their sole discretion, or (ii) is secured by letters of credit in form acceptable to the Agent in its sole discretion and issued by banks approved by the Agent in its sole discretion, or (iii) is within the credit limits set forth on the Credit Limits Annex;

(b) The applicable Co-Borrower has lawful and absolute title to such Account;

(c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account (1) for Products actually delivered to such account debtor or (2) for services rendered for such account debtor, in each case in (1) and (2) above in the ordinary course of the applicable Co-Borrower’s business;

(d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such Account;

(e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(f) Such Account is subject to a fully perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of the Agent for the benefit of the Secured Parties pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

(g) Such Account shall have excluded any portion which is not payable in Dollars in the U.S. and/or any portion with respect to which a currency valuation or conversion risk rests with Co-Borrowers;

(h) Such Account has been due and payable for thirty (30) days or less from the date of the invoice and no extension or indulgence has been granted extending the due date beyond a 30-day period, except (i) if such Account is owing from an account debtor who pays via automated clearinghouse (ACH) transactions, then the number 35 shall be substituted for the number 30 in the foregoing, (ii) if such Account is from federal, state, county or municipal account debtors under government contracts, then the number 45 shall be substituted for the number 30 in the foregoing and (iii) if the Co-Borrowers have purchased credit insurance on such Account, which such insurance names Agent as co-beneficiary and is acceptable in form and substance to Agent, then the number 90 shall be substituted for the number 30 in the foregoing;

(i) No account debtor in respect of such Account is (i) an Affiliate of either Co-Borrower, or (ii) incorporated in or primarily conducting business in any jurisdiction outside of the U.S., unless such account debtor and the account is approved in writing by the Banks;

(j) The applicable Co-Borrower shall have notified the account debtor (pursuant to the contract under which such Account arises or by separate notice) of the assignment of the Account to the Banks and shall have given irrevocable instructions to pay proceeds of the Account to the Agent on behalf of the Banks without offset or counterclaim, and the account debtor shall have acknowledged and agreed to such assignment. In the alternative, the Agent and the applicable Co-Borrower shall have notified the account debtor of the assignment and give irrevocable instructions to the account debtor to pay proceeds as directed by the Agent on behalf of the Banks; and

(k) Such Account meets and complies with the Credit Policy; provided that, if any credit limits for any account debtor in the Credit Policy are less than the credit limit set forth for such account debtor on Annex C, the Accounts for such account debtor shall be deemed to be in compliance with the credit limits set forth in the Credit Policy for purposes of this clause (l) to the extent such Accounts are within the credit limit for such account debtor set forth on Annex C.

Eligible Accounts shall exclude any portion of such Accounts relating to (i) Transmission and Distribution Service Provider (“TDSP”) charges billed to ERCOT customers to the extent that such TDSP charges owed to the TDSP have not been paid by Co-Borrowers prior to the creation of the Account from such ERCOT customers and (ii) purchase of receivables fees and related sales Taxes to the extent that such fees and related sales Taxes applicable to purchase of receivables markets have not already been taken into consideration in calculating the amount owed from the particular local distribution company and such net-amounts are reflected on Co-Borrowers books and records.

For purposes of applying the above requirements for determining an Eligible Account, if the Co-Borrowers request the approval of the Banks to treat an Account as an Eligible Account, the Banks shall have five (5) Business Days after receipt of such request (and all relevant supporting information) to respond thereto (but not necessarily make a decision with respect to eligibility). If a Bank does not respond to Agent within such five (5) Business Days period, such Bank shall be deemed to have approved the treatment of the Account as an Eligible Account. Notwithstanding the foregoing, the Banks shall be deemed to have approved the Accounts resulting from the sale to the account debtors listed on Annex C, up to the amounts set forth on Annex C for each such Account Debtor.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.08 (subject to such consents, if any, as may be required under Section 10.08(a)).

“Eligible Broker” means, with respect to hedging accounts and transactions, Newedge USA, LLC and any other broker reasonably acceptable to the Agent.

“Eligible Exchange Receivables” means all enforceable rights of any Co-Borrower to receive natural gas in exchange for the sale or trade of natural gas previously delivered to the exchange debtor by such Co-Borrower which, in each case, (a) are evidenced by a written agreement enforceable against the exchange debtor thereof, (b) are current pursuant to the terms of the contract or invoice, (c) are subject to a perfected, first Lien for the benefit of the Secured Parties subject only to Permitted Liens, and no other Lien, charge, offset or claim, (d) are not the subject of a dispute between the exchange debtor and such Co-Borrower, (e) are valued at Platt’s spot market price or another independent posting acceptable to the Agent in its sole discretion, (f) are evidenced by contracts with exchangers pre-approved by the Agent in writing in its sole discretion, or contracts secured by letters of credit in form acceptable to the Agent in its sole discretion and issued by banks approved by the Agent in its sole discretion, (g) have not been otherwise determined by the Agent in its sole discretion to be unacceptable to it.

“Eligible Inventory” means, at the time of determination thereof, each Co-Borrower’s inventory consisting of natural gas, valued at current market (as referenced by a published source acceptable to the Banks in their sole discretion) net of any setoff, counterclaim or netting, as to which the following requirements have been fulfilled to the satisfaction of the Agent:

(a) The inventory is owned by such Co-Borrower, free and clear of all Liens in favor of third parties, except Liens in favor of the Banks under the Loan Documents and except for Permitted Liens;

(b) The inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to the Banks’ security interest, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(c) The inventory is in transit in the U.S. or a bill of lading has been issued or endorsed to the Agent if such inventory is in the hands of a third party carrier, or is located at a storage facility or at the owned sites, or leased premises, at the locations described on Schedule 7.18, or at such other place as has been specifically agreed to in writing by the Agent and the applicable Co-Borrower; and

(d) The inventory is subject to a fully perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties pursuant to the Loan Documents.

Such Eligible Inventory shall not include “virtual storage”, “winter bundled sales” and future purchase commitments made during bid week.

“Equity Interest” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investment” means the purchase or other acquisition by a Loan Party of any Equity Interest in another Person engaged in a line of business similar or complimentary to the lines of business carried on by the Loan Parties or in other business activities in the energy business related to such lines of business.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Loan Party, and any Person under common control, or treated as a single employer, with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, and (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurocurrency Liabilities” has the meaning specified in Section 4.06.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or otherwise on such screen) at approximately, with respect to any Notice of Borrowing or Notice of Conversion/Continuation (as applicable), 11:00 am (London time) two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear or shall cease to be available from Reuters Reference LIBOR 01, then the Eurodollar Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and the Co-Borrowers that reflects an average ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a Eurodollar Rate available) Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any CEA Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such CEA Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, state gross receipts Taxes imposed in lieu of net income or franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 4.01 amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to a Foreign Bank’s failure to comply with Section 9.10(b) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement dated as of July 31, 2013, among Ventures, Spark Energy Holdings, LLC, Spark, SEG, Associated Energy Services, LP, a Texas limited partnership, Société Générale, as agent, issuing bank and a bank, and each other financial institution party thereto.

“Existing Letters of Credit” means all Letters of Credit issued for the account of Spark and SEG which are outstanding as of the date hereof under the Existing Credit Agreement and listed on Schedule 1.01.

“Expiration Date” means August 1, 2016.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation on, rules or practices adopted pursuant to such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)” on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by the Agent.

“Foreign Bank” means any Bank that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means Parent and each Subsidiary of a Loan Party (other than a Co-Borrower) which has executed a Guaranty Agreement.

“Guaranty Agreement” means (i) that certain Guaranty Agreement made by Parent in favor of the Agent for the ratable benefit of the Secured Parties and (ii) any other guaranty agreement executed from time to time by any Person in favor of the Agent in respect of any or all of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Hedged Eligible Inventory” means natural gas owned by a Co-Borrower (a) which has been presold in a manner resulting in, or which at the time of delivery, will result in, a Qualified Account, or (b) which has been hedged by a NYMEX contract or an over-the-counter contract acceptable to Agent, which NYMEX contract is subject to a tri-party account control agreement with Agent and which natural gas, upon such purchase by a Co-Borrower, shall qualify as Eligible Inventory. Such Hedged Eligible Inventory shall be valued at current market (as referenced by a public source acceptable to the Agent in its sole discretion) net of any setoff, counterclaim or netting. Such Hedged Eligible Inventory shall not include “virtual storage” or “winter bundled sales”.

“HoldCo” means Spark HoldCo, LLC, a Delaware limited liability company.

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Increase Effective Date” has the meaning specified in Subsection 2.02(b).

“In-the-Money Positions” means the in-the-money marked-to-market value of forward positions from Co-Borrower’s forward book from (i) any Accounts of the Co-Borrowers which are Eligible Accounts (other than those Accounts which fail to meet the requirements of subparagraph (h) in the definition of “Eligible Accounts,” which Accounts shall be included) and which are attributable to Product which has been contracted to be delivered to an account debtor and (ii) any open financial forward contracts not included in Approved Brokerage accounts, net of, in each case (on a counterparty by counterparty basis) remaining forward out-of-the-money positions, accounts payable and offsets and counterclaims of Co-Borrowers to such counterparty, as such amounts may be adjusted to account for the effective amount of posted cash and Letter of Credit support to such counterparty.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business that are not paid for more than 90 days after the date on which such trade account payable was due, and (ii) obligations that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by any Co-Borrower);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all guaranties of such Person in respect of any of the foregoing, but only to the extent that any such guaranty does not guaranty the payment of amounts owed or which may be owed by a Co-Borrower or is not otherwise included as Indebtedness of a Co-Borrower.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless, and to the extent that, such Indebtedness is expressly made non-recourse to such Person, and (ii) exclude any loans from an insurance company or an insurance premium finance company to finance all or any portion of the premium on any insurance policy maintained by any Co-Borrower or any of its Subsidiaries, but only to the extent consistent with past practice. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Indebtedness attributable in respect thereof as of such date. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date if the Swap Termination Value shows that the Parent or any of its Consolidated Subsidiaries is the party owing such amount.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Insolvency Proceeding” means with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of August 1, 2014 among the Banks and the Loan Parties relating to the sharing of Collateral with and among the Swap Banks, as amended from time to time.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or COF Rate Loan, the last day of each Interest Period applicable to such Loan except if the Interest Period for such Loan is longer than 90 days, then the 90th day after such Loan is made; and (b) as to any Base Rate Loan or COF Rate Loan, the later of (i) the 5th Business Day of each fiscal quarter, or (ii) the date of payment shown on the billing delivered to the Co-Borrowers by the Agent, but in no event later than the Expiration Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date that is one or two weeks or one, two, three or six months thereafter, as selected by HoldCo in its Notice of Borrowing or Notice of Conversion/Continuation as the ending date thereof; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Expiration Date.

“Interest Rate Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is an interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or other interest rate hedge arrangement. No Interest Rate Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

“IPO” means the initial public offering of the Parent’s Class A common stock.

“IPO Restructuring” means (a) the initial formation of Parent, HoldCo and NuDevco Holdings as wholly owned Subsidiaries of Ventures, (b) the conversion of Spark and SEG from Texas limited partnerships to Texas limited liability companies, (c) the distribution by Spark Energy Holdings, LLC of all of its Equity Interests in Spark and SEG to Ventures, (d) the contribution by Ventures of all of its Equity Interests in Parent, HoldCo, Spark, SEG to NuDevco

Holdings in exchange for all Equity Interests issued by NuDevco Holdings, (e) the contribution by NuDevco Holdings of all of its Equity Interests in Spark and SEG to HoldCo in exchange for Equity Interests issued by HoldCo, (f) the initial formation of NuDevco Retail as a wholly owned Subsidiary of NuDevco Holdings, (g) the contribution by NuDevco Holdings of 1% of the Equity Interests issued by HoldCo to NuDevco Retail in exchange for all Equity Interests issued by NuDevco Retail, (h) the transfer by NuDevco Holdings of certain Equity Interests issued by HoldCo with a value of $50,000 to Parent in exchange for a $50,000 intercompany promissory note by Parent to NuDevco Holdings, (i) the amendment of the limited liability company agreement of HoldCo to admit Parent as the sole managing member of HoldCo, (j) the issuance of Class B common stock of Parent to HoldCo, (k) the distribution by HoldCo of all such Class B common stock of Parent to NuDevco Holdings and NuDevco Retail, (l) the amendment and restatement of the limited liability company agreement of HoldCo, (m) the cancellation of all Equity Interests of Parent held by NuDevco Holdings, (n) the consummation of the IPO, (o) the purchase from NuDevco Holdings by the Parent of a portion of the Equity Interests of HoldCo and the repayment of the intercompany promissory note referred to in clause (h) above in exchange for cash consideration, and (m) the repayment of all obligations under the Existing Credit Agreement allocable to the Loan Parties and the release and termination of all obligations, liabilities and Liens of each Loan Party relating to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement).

“IPO Restructuring Documents” means (a) the Transaction Agreement dated as of June 18, 2014 among Ventures, NuDevco Holdings, NuDevco Retail, Spark Energy Holdings, LLC, HoldCo, and Parent, (b) the Transaction Agreement II dated as of July 30, 2014 among Parent, HoldCo, NuDevco Retail, NuDevco Holdings, and Associated Energy Services, LP, (c) the Tax Receivable Agreement, (d) the Underwriting Agreement dated as of July 28, 2014 among Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated, and the other parties listed on Schedule A thereto, (e) the Inter-Borrower Agreement dated as of August 1, 2014 among Ventures, Spark Energy Holdings, LLC, Spark, SEG, and Associated Energy Services, LP, (f) and the Registration Rights Agreement dated as of August 1, 2014 among Parent, NuDevco Retail, and NuDevco Holdings, and (g) the Promissory Note dated June 18, 2014 by Spark payable to Ventures in the principal amount of $50,000.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuance Date” means the date on which any Letter of Credit is actually Issued hereunder.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank Sub-Limit” means, with respect to each Issuing Bank, the limit set opposite such Issuing Bank under the heading “Sub-Limit” in the table below or such other amount as may be agreed to in writing by the Co-Borrowers, the Agent and the applicable Issuing Bank:

Issuing Bank	Sub-Limit
Société Générale	$70,000,000

“Issuing Bank” means Société Générale and any of its Affiliates and any other Bank or any Affiliate of any Bank that has requested and has received Agent’s consent to Issue Letters of Credit hereunder, in such Bank’s or Affiliate’s capacity as an issuer of one or more Letters of Credit hereunder.

“L/C Advance” means each Bank’s participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) with respect to Letters of Credit Issued prior to the Conversion to Reduced Funding Banks Date and the Approving Banks’ participation in any L/C Borrowing or Reducing L/C Borrowing in accordance with its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Advance Share, if applicable) with respect to all Letters of Credit Issued thereafter.

“L/C Amendment Application” means an application form for amendment of outstanding Standby or Documentary Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Application” means an application form for Issuances of Standby or Documentary Letters of Credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

“L/C Borrowing” means an extension of credit under the Working Capital Line resulting from either a drawing under any Letter of Credit or a Reducing L/C Borrowing, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Working Capital Loans under Section 3.03.

“L/C Issuance” means the Issuance of a Letter of Credit under the Working Capital Line.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, which will constitute an L/C Borrowing until reimbursed or converted into a Borrowing of Working Capital Loans.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including, but not limited to, any of the Issuing Bank’s standard form documents for letter of credit issuances.

“L/C Sub-limit Caps” means the following sub-limit caps upon L/C Obligations under particular types of Letters of Credit Issued under the Working Capital Line as follows:

(a) Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and Performance Standby Letters of Credit, in each case with terms of up to 90 days - $70,000,000.00.

(b) Standby Letters of Credit issued for the purpose of financing a Contango Transaction with terms of up to 365 days - $70,000,000.00.

(c) Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and Performance Standby Letters of Credit, in each case with terms of greater than 90 days and up to 365 days - $45,833,333.33 in the aggregate.

Provided that, any Letters of Credit that do not match the terms stated above due to the inclusion of an automatic renewal provision shall be permitted as long as the maximum number of days required for notice of non-renewal is ninety (90) days for Performance Standby Letters of Credit, and sixty (60) days for all other types of Letters of Credit. If Commitments are increased pursuant to Section 2.02, L/C Sub-limit Caps (a) and (b) shall be correspondingly increased and L/C Sub-limit Cap (c) shall be increased pro-rata based on the amount of any increase in the Commitments under Section 2.02 in excess of $70,000,000 in the aggregate, but shall not exceed $75,000,000. Such increases to be notified to the Co-Borrowers and the Banks pursuant to Section 2.02(c).

“Letters of Credit” means (a) any letters of credit (whether Standby Letters of Credit or Documentary Letters of Credit) issued by the Issuing Bank under the Working Capital Line pursuant to Article III, and (b) any Reducing Letters of Credit.

“Letters of Credit Fee Rate” means the following percentages per annum:

(a) if the average daily Aggregate Amount during the most recently ended fiscal quarter was less than fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, (i) two percent (2.00%) for Letters of Credit described in clauses (a) and (b) under L/C Sub-limit Caps and (ii) two and one-quarter percent (2.25%) for Letters of Credit described in clause (c) under L/C Sub-limit Caps; and

(b) if the average daily Aggregate Amount during the most recently ended fiscal quarter was greater than or equal to fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, (i) two and one-quarter percent (2.25%) for Letters of Credit described in clauses (a) and (b) under L/C Sub-limit Caps and (ii) two and one-half percent (2.50%) for Letters of Credit described in clause (c) under L/C Sub-limit Caps.

The Letter of Credit Fee Rate for any fiscal quarter shall be determined by the Agent based upon the average Aggregate Amount outstanding and the average aggregate Commitments of the Banks in effect, in each case, on each day during the fiscal quarter most recently ended, and any such determination shall be conclusive and binding absent manifest error. Any increase or decrease in the Letter of Credit Fee Rate resulting from a change in the average daily Aggregate Amount or aggregate Commitments of the Banks during any fiscal quarter shall become effective as of the first day of the subsequent fiscal quarter, as notified by the Agent to the Co-Borrowers. Notwithstanding the foregoing, the Letter of Credit Fee Rate shall be deemed to be the Letter of Credit Fee Rate described in clause (a) above from and after the Closing Date through and including the last day of the first full fiscal quarter ending after the Closing Date.

“Letters of Credit for Product Not Yet Delivered” shall mean an amount equal to the face amount of any Letter of Credit for the purchase of Product minus (i) the value (determined by means of a commercially reasonable method agreed to between Co-Borrowers and Agent) of accounts payable and any other costs and liabilities incurred by the Co-Borrowers for the purchase of Products related to such Letter of Credit by the Co-Borrowers under such Letters of Credit with respect to which title to such Products has passed to a Co-Borrower as of the date of calculation thereof and is included as part of the Co-Borrowers’ Eligible Inventory, minus (ii) any marked-to-market loss liability on any open forward contract or open over-the-counter transaction, minus (iii) any liability pertaining to an exchange payable, minus (iv) any other counterclaim that can be made against such Letter of Credit. The amounts resulting from such calculation shall not be duplicative of amounts included in the calculation of any other line item in the Borrowing Base Advance Cap for any reason.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming any Co-Borrower as debtor, under the Uniform Commercial Code or any comparable law).

“Loan” means an extension of credit by the Banks to the Co-Borrowers under Article II or Article III, including Working Capital Loans.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement, the L/C-Related Documents, each Subordination Agreement, if and when in effect, and all other documents delivered to the Banks in connection herewith, each as amended, modified or restated from time to time.

“Loan Party” means each Co-Borrower and each Guarantor.

“Lock Box” has the meaning specified in Subsection 7.08(a).

“Long Position” means for each Co-Borrower, (a) the aggregate number of MMBtus of natural gas which are either held in inventory by such Co-Borrower or which such Co-Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which such Co-Borrower will receive on exchange or under a swap contract including, without limitation, all option contracts representing the obligation of such Co-Borrower to purchase natural gas at the option of a third party, and in each case, for which a fixed purchase price has been set or (b) the aggregate number of megawatt hours of electricity, which such Co-Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which such Co-Borrower will receive on exchange or under a swap contract including, without limitation, all option contracts representing the obligation of such Co-Borrower to purchase electricity at the option of a third party, and in each case, for which a fixed purchase price has been set. Long Positions will be expressed as a positive number.

“Majority Banks” means, as of any date of determination, one or more Banks having more than 50% of Commitments or, if the Commitment of each Bank to make Loans and the obligation of the Issuing Bank to Issue Letters of Credit have been terminated pursuant to Section 8.02, Banks holding in the aggregate more than 50% of the Effective Amount of all Loans and L/C Obligations (with the aggregate amount of each Bank’s risk participation and funded participation in L/C Obligations being deemed “held” by such Bank for purposes of this definition).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Marketable Securities” means (a) certificates of deposit issued by any bank with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, (c) bankers acceptances rated Prime, or (d) U.S. Government obligations with tenors of 90 days or less.

“Material Adverse Effect” means (a) a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party or the Loan Parties to perform under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of the Agent, Issuing Bank or the Banks thereunder.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Position” means the sum of all Long Positions and Short Positions of each of the Co-Borrowers.

“Net Position Report” means a report which details the Net Position of each of the Co-Borrowers and includes each Co-Borrower’s certification that it is in compliance with Section 7.17 of this Agreement, substantially in the form attached hereto as Exhibit C, or in any other form acceptable to the Banks, which Net Position Report shall include, on a monthly basis, detailed information on volumetric positions with mark to market valuation on a dollar basis.

“Net Working Capital” means the net working capital of Parent (which includes the Co-Borrowers) on a Consolidated basis (i) including the portion of accumulated other comprehensive income (to the extent negative) for which there exists an offsetting unrecognized profit from physical transactions not included elsewhere on the balance sheet, (ii) excluding accumulated other comprehensive income (to the extent positive), (iii) including unrealized losses recorded on the balance sheet and income statement to the extent that there is an offsetting physical transaction with a gain that has not been recorded on the balance sheet and income statement, and excluding unrealized gains recorded on the balance sheet and income statement but only to the extent that such unrealized gains exceed losses on offsetting physical transactions for which losses have been recorded on the balance sheet and income statement, (iv) excluding any accrued and unpaid interest under the Working Capital Line if not already recorded in current liabilities, (v) excluding cash deposits subject to Liens permitted by Section 7.10(n) in excess of $5,000,000, (vi) excluding any Subordinated Debt permitted by Section 7.13(c) from current liabilities, (vii) excluding unsecured Indebtedness permitted under Section 7.13(j) from current liabilities, (viii) excluding all amounts due from employees, owners, Subsidiaries and Affiliates which are not a Co-Borrower or a Guarantor, other than Affiliate Obligations which will be included if the amount owing from any Affiliate or Subsidiary that is not a Co-Borrower is less than $1,000,000 individually and less than $3,000,000 in the aggregate, or if any such individual or aggregate amount is more, such Affiliate Obligation is acceptable to the Agent, (ix) excluding securities which are not “Marketable Securities” as defined herein and which the Agent decides to exclude from Net Working Capital, (x) excluding mark-to-market losses (not already deducted in (iii) above), and (xi) excluding the value of any Equity Investment (included in net working capital) if the Agent, on behalf of the Secured Parties, has not been granted a first priority security interest in such Equity Investment. In calculating Net Working Capital, the amount of Subordinated Debt permitted by Section 7.13(c) excluded from liabilities in such calculation shall not exceed 50% of the resultant Net Working Capital.

“New Bank Agreement” means a New Bank Agreement, substantially in the form of Exhibit H, among the Co-Borrowers, the Agent, and a new financial institution making a Commitment pursuant to Section 2.02 of this Agreement.

“Non Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.

“Note” means a promissory note made by a Co-Borrower in favor of a Bank evidencing Loans made by such Bank, substantially in the form of Exhibit B.

“Notice of Borrowing” means a request by the Co-Borrowers to the Agent for either a Borrowing of Loans or an L/C Issuance, each such notice to be in the appropriate form attached hereto as Exhibit A-1 or in any other form acceptable to the Agent.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit A-2.

“NuDevco Holdings” means NuDevco Retail Holdings, LLC, a Delaware limited liability company.

“NuDevco Retail” means NuDevco Retail, LLC, a Delaware limited liability company.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, including, but not limited to, the obligation to reimburse L/C Obligations to an Issuing Bank, due or to become due, now existing or hereafter arising and, including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) all indebtedness, liabilities and obligations owing by any Loan Party to any Swap Bank under a Swap Contract, whether due or to become due, absolute or contingent, or now existing or hereafter arising, including Swap Contracts in effect on the Closing Date (as such Swap Contracts may be amended from time to time); provided that (i) when any Swap Bank assigns or otherwise transfers any interest held by it under any Swap Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Bank or an Affiliate of a Bank and a party to the Intercreditor Agreement and (ii) if a Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder, obligations owing to such Swap Bank shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Swap Contracts (and not the master agreement between such parties) entered into prior to the time such Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Bank ceases to be a Bank or an Affiliate of a Bank hereunder; provided further that, “Obligations” shall exclude any Excluded Swap Obligations. For purposes of determining the amount of the Loan Parties’ Swap Obligations, the amount of such Swap Obligation shall be an amount equal to the Close-Out Amount with respect to any Swap Contract.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Originating Bank” has the meaning specified in Subsection 10.08(d).

“Other Taxes” means any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” means Spark Energy, Inc., a Delaware corporation.

“Participant” has the meaning specified in Subsection 10.08(d).

“Participant Register” has the meaning specified in Subsection 10.08(d).

“Patriot Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Performance Standby Letters of Credit” means Standby Letters of Credit securing performance obligations, transportation obligations, swap obligations or other obligations of the Co-Borrowers owing to pipeline and storage companies.

“Permitted Acquisitions” means the acquisition of 50% or more of the Equity Interest in another Person or the acquisition of any business, division or enterprise, or all or substantially all of the assets of another Person, provided (a) such acquisition is consistent with or complimentary to the lines of business presently conducted by the Co-Borrowers or in other business activities in the energy business related to such lines of business, (b) before and immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing, (c) immediately after giving effect to such acquisition, the Loan Parties shall be in pro forma compliance with the financial covenants in Section 7.09, (d) the purchase price for any such acquisition does not exceed $10,000,000.00 without the prior written consent of the Agent or $20,000,000.00 without the prior written consent of the Majority Banks, and (e) (i) in the case of an acquisition of Equity Interests, the acquisition is structured so that the acquired Person becomes a Subsidiary of a Co-Borrower, and the Co-Borrowers comply with Section 7.23 with respect to such Person and (ii) in the case of an acquisition of assets, such acquisition is structured so that a Loan Party acquires such assets.

“Permitted Liens” has the meaning specified in Section 7.10.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Platform” has the meaning specified in Subsection 10.02(e).

“Pledge Agreement” means each pledge agreement listed on the Security Schedule and each other pledge agreement executed from time to time by any Person in favor of the Agent in respect of any or all of the Obligations, as each may be amended, restated, supplemented or otherwise modified from time to time.

“POR Agreement” means any agreement for billing services and for the assignment of accounts receivables between a Co-Borrower and a third party as may be approved by the Agent from time to time in its sole discretion. The POR Agreements in effect as of the Closing Date are set forth in Schedule 1.01.

“POR Collateral” means accounts receivable assigned by a Co-Borrower pursuant to a POR Agreement.

“PP&E” means all property, plant and equipment that has been or should be, in accordance with GAAP, recorded as property, plant and equipment.

“Pro Rata Adjusted Percentage” means, at any time that one or more Banks qualifies as a Defaulting Bank hereunder, with respect to each Non-Defaulting Bank, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the aggregate Commitments (excluding the Commitments of all Defaulting Banks); provided that the application of the Pro Rata Adjusted Percentage shall in no event result in a Non-Defaulting Bank being obligated to extend credit in an amount in excess of its Commitment, and no adjustment to a Non-Defaulting Bank’s Commitment shall arise from such Non-Defaulting Bank’s agreement herein to fund in accordance with its Pro Rata Adjusted Percentage.

“Pro Rata Share” means, with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Bank’s Commitment at such time. If the commitment of each Bank to make Loans has been terminated pursuant to Section 8.02 or if the aggregate Commitments have expired, then the percentage of each Bank shall be determined based on the Pro Rata Share of such Bank most recently in effect, giving effect to any subsequent assignments. The initial Pro Rata Share of each Bank is set forth as its “Pro Rata Share” opposite the name of such Bank on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.

“Product” means natural gas and electricity.

“Prospectus” means the latest prospectus included in the Registration Statement or filed with the SEC pursuant to Rule 424(b) under the Securities Act prior to the date hereof.

“Public Bank” has the meaning specified in Subsection 10.02(e).

“Qualified Accounts” means receivables under contracts which upon performance by the applicable Co-Borrower will become Eligible Accounts of such Co-Borrower.

“Qualified ECP Guarantor” means, in respect of any CEA Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such CEA Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means any (i) Bank, (ii) the Agent, and (iii) the Issuing Bank, as applicable.

“Reducing Letters of Credit” means any standby letters of credit that (a) are Issued by the Issuing Bank under the Working Capital Line pursuant to Article III and (b) specifically provide that the amount available for drawing under such letters of credit will be reduced, automatically and without any further amendment or endorsement to such letters of credit, by the amount of any payment or payments made to the beneficiary of such letter of credit by the Co-Borrowers if (x) Co-Borrowers furnish evidence reasonably acceptable to Agent that such payment or payments have been made, or (y) such payment or payments (i) are made through the Issuing Bank and (ii) reference such Reducing Letters of Credit by the Letter of Credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such letter of credit.

“Reducing L/C Borrowing” means any extension of credit by the Banks under the Working Capital Line for the purpose of funding any payment or payments made to the beneficiary of a Reducing Letter of Credit by the Co-Borrowers if such payment or payments (i) are made through the Issuing Bank, (ii) reference the Reducing Letter of Credit by the letter of credit number thereof, and (iii) are not made pursuant to a conforming and proper draw under such Reducing Letter of Credit.

“Register” has the meaning specified in Section 10.07(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-196375) filed by Parent with the SEC, as amended on or prior to the date hereof.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject but excluding any such determination of an arbitrator or Governmental Authority that is being appealed or is being validly challenged in good faith by such Person.

“Reserves” means reserves for any warehouse, bailee or storage charges or rent where inventory is located in an amount not less than an amount necessary to pay all such charges or rents for three months.

“Responsible Officer” means (a) with respect to any Person that is a corporation, the officers of such Person listed on the Responsible Officer List provided by the Loan Parties to the Agent from time to time, (b) with respect to any Person that is a limited liability company, if such Person has officers, then the officers of such Person listed on the Responsible Officer List provided by the Loan Parties to the Agent from time to time, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Responsible Officer List” means the list of Responsible Officers provided by the Loan Parties to the Agent from time to time.

“Risk Management Policy” means the energy commodity risk management policy of Co-Borrowers, as such policy may be amended from time to time pursuant to Section 7.27.

“Sanctions” has the meaning specified in Section 6.25.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Agent, each Issuing Bank, each Bank and each Swap Bank.

“Security Agreement” means that certain Security Agreement among the Co-Borrowers, the Guarantors and Société Générale, as Agent, dated as of August 1, 2014, for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, assignments, deposit instruments, guarantees, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Co-Borrower to the Agent for the ratable benefit of the Banks and the Swap Banks in connection with this Agreement or any transaction contemplated hereby to secure the payment of any part of the Obligations or the performance of any Co-Borrower’s other duties and obligations under the Loan Documents.

“Security Schedule” means Annex A hereto.

“SEG” means Spark Energy Gas, LLC, a Texas limited liability company.

“SEG Bank Blocked Account” means SEG’s accounts nos. 87113329, 29200734 and 29200815 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from SEG’s accounts will be deposited pursuant to Section 7.08.

“Sharing Event” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Short Position” means for each Co-Borrower, (a) the aggregate number of MMBtus of natural gas which such Co-Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or under a swap contract, including, without limitation, all option contracts representing the obligation of such Co-Borrower to sell natural gas at the option of a third party and in each case for which a fixed sales price has been set or (b) the aggregate number of megawatt hours of electricity which such Co-Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or a swap contract, including, without limitation, all option contracts representing the obligation of such Co-Borrower to sell electricity at the option of a third party and in each case for which a fixed sales price has been set. Short Positions will be expressed as a negative number.

“Spark” means Spark Energy, LLC, a Texas limited liability company.

“Spark Bank Blocked Account” means Spark’s accounts nos. 87113124, 12217196, 23158868 and 29200793 maintained with Compass Bank or an account with a depositary institution acceptable to Agent into which collections from Spark’s accounts will be deposited pursuant to Section 7.08.

“Standby Letter of Credit” means a Letter of Credit which is not intended at the time Issued to be drawn upon.

“Subordinated Debt” means unsecured Indebtedness of the Co-Borrowers (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund,

mandatory redemption, mandatory prepayment or otherwise) prior to the date that is six (6) months after the Expiration Date, (b) the terms and provisions of which are otherwise reasonably satisfactory to the Agent and (c) that has been subordinated to the Obligations in right and time of payment pursuant to the Subordination Agreement.

“Subordination Agreement” means a subordination agreement, in form and substance acceptable to the Agent and the Majority Banks, among the Co-Borrowers, the owner and holder of the Subordinated Debt and the Agent.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. For purposes of this Agreement and each other Loan Document, HoldCo and its Subsidiaries shall constitute Subsidiaries of the Parent. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of any of the Loan Parties.

“Swap Banks” means any Person that, at the time it enters into a Swap Contract with a Co-Borrower permitted under Article 7, is a Bank or an Affiliate of a Bank and is a party to the Intercreditor Agreement, in its capacity as a party to such Swap Contract.

“Swap Contract” means any agreement entered into with any Swap Bank, whether or not in writing, relating to any single transaction that is a rate swap, a basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any transaction involving physical delivery and any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing. No Swap Contract will be executed hereunder unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations). For the avoidance of doubt, the term “Swap Contract” shall include Interest Rate Contracts.

“Swap Obligations” means the obligations referred to in clause (b) of the definition of Obligations.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tangible Net Worth” means the Consolidated equity of Parent (which includes the Co-Borrowers), as determined in accordance with GAAP, (a) plus the portion of accumulated other comprehensive income (to the extent negative) for which there exists an offsetting unrecognized profit from physical transactions not included elsewhere on the balance sheet, (b) minus accumulated other comprehensive income (to the extent positive), (c) plus unrealized losses recorded on the balance sheet and income statement to the extent that there is an offsetting physical transaction with a gain that has not been recorded on the balance sheet and income statement, minus unrealized gains recorded on the balance sheet and income statement but only to the extent that such unrealized gains exceed losses on offsetting physical transactions for which losses have been recorded on the balance sheet and income statement, (d) minus all amounts due from employees, owners, Subsidiaries and Affiliates, investments in capital stock and intangible assets of the Co-Borrowers unless the amount due from an Affiliate constitutes an Affiliate Obligation (but only to the extent that such Affiliate Obligation is permitted to be included in the calculation of Net Working Capital), (e) minus mark-to-market losses (not already deducted in (c) above), (f) minus the value of any Equity Investment if the Agent, on behalf of the Secured Parties, has not been granted a first priority security interest in such Equity Investment, (g) plus Subordinated Debt permitted by Section 7.13(c); provided, that for purposes of calculating Tangible Net Worth, Subordinated Debt permitted by Section 7.13(c) may not exceed fifty percent (50%) of the resultant Tangible Net Worth, (h) minus cash deposits subject to Liens permitted by Section 7.10(n) in excess of $5,000,000.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of the Closing Date among the Parent, HoldCo, NuDevco Holdings, and NuDevco Retail.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of a Bank, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

“Tier I Account” means an Eligible Account with a Tier I Account Party.

“Tier I Account Party” means an Account Debtor which is (a) of the type listed as a Tier I Account Party on the Credit Limit Annex, or (b) approved by the Agent as a Tier I Account Party.

“Tier I Unbilled Qualified Account” means Unbilled Qualified Accounts with a Tier I Account Party.

“Tier II Account” means an Eligible Account with a Tier II Account Party.

“Tier II Account Party” means an Account Debtor which is (a) of the type listed on the Credit Limit Annex as a Tier II Account Party or (b) approved by the Agent as a Tier II Account Party.

“Tier II Unbilled Qualified Account” means Unbilled Qualified Accounts with a Tier II Account Party.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Available Commitments” means, at any time, the aggregate Commitments of all Banks minus the aggregate Commitments of all Defaulting Banks at such time.

“Type” means a Base Rate Loan, COF Rate Loan or a Eurodollar Rate Loan.

“Unbilled Qualified Accounts” means Eligible Accounts, based upon the value of underlying sales contracts, of the Co-Borrowers for Product which have been delivered to an account debtor and which would be Eligible Accounts but for the fact that such Accounts have not actually been invoiced at such time.

“United States” and “U.S.” each means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 9.10(b)(i).

“Ventures” means Spark Energy Ventures, LLC, a Texas limited liability company.

“Wells Fargo Bank Blocked Account” means SEG’s account nos. 4174907669 and 4945021152 maintained with Wells Fargo Bank into which collections from SEG’s accounts will be deposited pursuant to Section 7.08.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital Line” means the line of credit provided hereunder. As of the Closing Date, the Working Capital Line is $70,000,000.00, subject to increase pursuant to Section 2.02.

“Working Capital Loans” shall have the meaning set forth in Section 2.01.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however, evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms but only for the specific purposes for which they apply.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Banks and the Co-Borrowers, and are the products of all parties. Accordingly, they shall not be construed against any of the parties merely because of such parties’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of each of the Loan Parties.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either a Loan Party or the Majority Banks shall so request, the Agent, the Banks and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Loan Parties shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referred to in Section 6.11(a) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

ARTICLE 2

THE CREDITS

2.01 Working Capital Loans. Subject to the terms and conditions set forth herein, each Bank severally agrees to make loans (each such loan, a “Working Capital Loan”) to the Co-Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Bank’s Commitment; provided, however, that after giving effect to any Borrowing:

(a) the aggregate amount of Working Capital Loans plus the Effective Amount of all L/C Obligations shall not exceed the lesser of (i) the aggregate Commitments of the Banks, or, if a Defaulting Bank exists hereunder, the Total Available Commitments and (ii) the Borrowing Base Advance Cap determined as of the date of such request on the basis of the Collateral Position Report most recently received by the Agent pursuant to Section 7.02(b) two (2) Business Days prior to the date on which the requested Working Capital Loans are to be made,

(b) the aggregate Effective Amount of Working Capital Loans of any Bank, plus such Bank’s Pro Rata Share of the Effective Amount of all L/C Obligations shall not exceed such Bank’s Commitment, and

(c) the amount of such Working Capital Loan, plus the Effective Amount of all Working Capital Loans made for the purpose described in the applicable Advance Sub-limit Cap shall not exceed the applicable Advance Sub-limit Cap.

Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Co-Borrowers’ ability to obtain Working Capital Loans shall be fully revolving, and accordingly the Co-Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and re-borrow under this Section 2.01. Working Capital Loans may be Base Rate Loans, COF Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Increase in Commitments.

(a) Subject to the conditions set forth in clauses (b) and (c) of this Section 2.02, the Co-Borrowers may request that the amount of the aggregate Commitments be increased one or more times, in each case in a minimum amount of $5,000,000.00 or in integral multiples of $5,000,000.00 in excess thereof; provided that the aggregate Commitments after any such increase may not exceed $120,000,000.

(b) Each such increase shall be effective only upon the following conditions being satisfied: (i) the Agent and each Issuing Bank shall have approved such increase, each such approval not to be unreasonably withheld, (ii) no Default or Event of Default has occurred and is continuing at the time thereof or would be caused thereby, (iii) either the Banks having Commitments hereunder at the time the increase is requested agree to increase their Commitments in the amount of the requested increase or other financial institutions agree to make a Commitment in the amount of the difference between the amount of the increase requested by the Co-Borrowers and the amount by which the Banks having Commitments hereunder at the time the increase is requested are increasing their Commitments, (iv) such Banks and other financial institutions, if any, shall have executed and delivered to the Agent a Commitment Increase Agreement or a New Bank Agreement, as applicable, and (v) the Co-Borrowers shall have delivered such evidence of authority for the increase (including without limitation, certified resolutions of the applicable managers and/or members of the Co-Borrowers authorizing such increase) as the Agent may reasonably request.

(c) Each financing institution to be added to this Agreement as described in Section 2.02(b)(iii) above shall execute and deliver to the Agent a New Bank Agreement, pursuant to which it becomes a party to this Agreement. Each Bank agreeing to increase its Commitment as described in Section 2.02(b)(iii) shall execute and deliver to the Agent a Commitment Increase Agreement pursuant to which it increases its Commitment hereunder. In addition, a Responsible Officer shall execute and deliver to the Agent, for each Bank being added to this Agreement, a Note payable to such new Bank in the principal amount of the Commitment of such Bank, and for each Bank increasing its Commitment, a replacement Note payable to such Bank, in the principal amount of the increased Commitment of such Bank. Each such Note shall be dated the effective date of the pertinent New Bank Agreement or Commitment Increase Agreement. In the event a replacement Note is issued to a Bank, such Bank shall mark the original note as “REPLACED” and shall return such original Note to the Co-Borrowers. Upon execution and delivery to the Agent of the Note and the execution by the Agent of the relevant New Bank Agreement or Commitment Increase Agreement, as the case may be, such new financing institution shall constitute a “Bank” hereunder with a Commitment as specified therein, or such existing Bank’s Commitment shall increase as specified therein, as the case may be, and the Agent shall notify the Co-Borrowers and all Banks of such addition or increase, and the final allocations thereof, and provide a revised Schedule 2.01 reflecting such additions or increase together with a schedule showing the revised Advance Sub-limit Caps and the revised L/C Sub-limit Caps.

(d) Notwithstanding anything to the contrary in this Section 2.02, the Banks having Commitments hereunder at the time any such increase is requested shall have the first right, but shall not be obligated, to participate in such increase by agreeing to increase their respective Commitments by their Pro Rata Share to the extent of such increase. The Agent shall not, and shall not be obligated to, permit any financial institutions that do not have, at that time, Commitments hereunder to make commitments for portions of the requested increase not assumed by the Banks having Commitments hereunder until each of such Banks have agreed to increase their Commitments or declined to do so. To facilitate the Banks’ right of first refusal, HoldCo shall, by written notice to the Agent (which shall promptly deliver a copy to each Bank) given not less than 30 days prior to the requested effective date of the increase in Commitments (the “Increase Effective Date”), request that the Banks increase their Commitments. Each Bank shall, by notice to HoldCo and the Agent given not later than 15 days following receipt of HoldCo’s request, advise HoldCo whether or not it will increase its Commitments as of the

Increase Effective Date. Any Bank that has not so advised HoldCo and the Agent by such day shall be deemed to have declined to agree to such increase in its Commitment. The decision to increase its Commitment hereunder shall be at the sole discretion of each Bank.

2.03 Loan Accounts. The Loans and Letters of Credit Issued may be evidenced by Notes and loan accounts. Each Bank may endorse on the schedules annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Co-Borrowers with respect thereto. Each Bank is irrevocably authorized by the Co-Borrowers to endorse its Note and records and such Bank’s records shall be conclusive absent manifest error; provided, however, that the failure of any Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Co-Borrowers hereunder or under such Note to such Bank.

2.04 Procedure for Borrowing.

(a) Each Borrowing of Loans consisting only of Base Rate Loans or COF Rate Loans shall be made upon the Co-Borrowers’ irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by Agent prior to 1:00 p.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each Borrowing of Loans that includes any Eurodollar Rate Loans shall be made upon the Co-Borrowers’ irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to the requested Borrowing Date), specifying the amount of the Borrowing. Each such Notice of Borrowing shall be submitted by HoldCo by electronic transfer or facsimile, confirmed immediately in an original writing and shall specify (i) the Type of Loan requested and (ii) the Co-Borrower(s) for whom such Loan is requested. Each requested Eurodollar Rate Loan must be in a principal amount of at least $5,000,000.00 and any multiple of $1,000,000.00 in excess thereof.

(b) Following receipt of a Notice of Borrowing requesting Working Capital Loans, the Agent shall promptly notify each Bank of the amount of its Pro Rata Share of such requested Working Capital Loans.

(c) Each Bank will make the amount of its Pro Rata Share of such Borrowing available to Agent for the account of the Co-Borrowers at Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Co-Borrowers in funds immediately available to Agent. The proceeds of all such Loans will then be made available to the Co-Borrowers by the Agent by crediting the Bank Blocked Account designated by HoldCo with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

2.05 Conversion and Continuation Elections.

(a) The Co-Borrowers may, upon irrevocable written notice to Agent in accordance with Subsection 2.05(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans or COF Rate Loans, or as of the last day of the applicable Interest Period, in the case of any

Eurodollar Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, the principal amount of each Eurodollar Rate Loan must be at least $5,000,000.00); or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (provided, however, the principal amount of each Eurodollar Rate Loan must be at least $5,000,000.00);

provided, however, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to a principal amount that is less than $5,000,000.00, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Co-Borrowers to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

(b) HoldCo shall deliver a Notice of Conversion/Continuation to be received by Agent not later than 1:00 p.m. (New York City time) on the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans or COF Rate Loans; and three (3) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation; and

(iv) other than in the case of conversions into Base Rate Loans or COF Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Co-Borrowers have failed to timely select a new Interest Period to be applicable to its Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Co-Borrowers shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Co-Borrowers, Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Bank. Agent will promptly notify, in writing, each Bank of the amount of such Bank’s applicable percentage of that Conversion/Continuation.

(e) Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Co-Borrowers may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than ten (10) Interest Periods in effect.

2.06 Optional Prepayments. The Co-Borrowers may, at any time or from time to time, upon HoldCo’s irrevocable written notice to Agent received prior to 12:00 p.m. noon (New York City time) on the date of prepayment, prepay Loans in whole or in part, without premium or penalty. The Agent will promptly notify each Bank of its receipt of any such prepayment, and of such Bank’s applicable percentage of such prepayment (which share may be affected by the allocation rules set forth in Section 2.16 with respect to Defaulting Banks).

2.07 Mandatory Prepayments of Loans.

(a) If on any date (i) the Effective Amount of Working Capital Loans then outstanding under any Advance Sub-limit Cap exceeds the amount of such Advance Sub-limit Cap, or (ii) the Effective Amount of all Working Capital Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the lesser of the aggregate of the Commitments or the Borrowing Base Advance Cap, the Co-Borrowers shall within three Business Days, and without notice or demand, (1) prepay the outstanding principal amount of the Working Capital Loans and L/C Borrowings by an amount equal to the applicable excess, such payments to be applied pro rata, or (2) Cash Collateralize on such date the excess amount pursuant to subsection (b).

(b) If on any date the Effective Amount of all L/C Obligations exceeds the lesser of the aggregate Commitments or the Borrowing Base Advance Cap, or any L/C Obligations relating to a type of Letter of Credit described herein exceeds the applicable L/C Sub-limit Cap, the Co-Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit, or the outstanding type of Letters of Credit, as the case may be, in an amount equal to such excess, and thirty (30) days prior to the Expiration Date, Co-Borrowers shall Cash Collateralize all then outstanding Letters of Credit in an amount equal to one hundred five percent (105%) of the Effective Amount of all L/C Obligations related to such Letters of Credit. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Working Capital Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the lesser of the aggregate Commitments or the Borrowing Base Advance Cap, the Co-Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Working Capital Loans and L/C Borrowings by an amount equal to the applicable excess, such payments to be applied pro rata. Any cash deposited as cash collateral or portion thereof, shall be returned to Co-Borrowers as soon as reasonably practicable after notice to Agent of the expiration, termination or satisfaction of the Letters of Credit in sufficient amounts such that the Effective Amount of all Working Capital Loans then outstanding plus the Effective Amount of all L/C Obligations does not exceed the lesser of the aggregate Commitments or the Borrowing Base Advance Cap.

(c) If an increase in the aggregate Commitments is effected as permitted under Section 2.02, the Co-Borrowers shall prepay any Working Capital Loans and L/C Borrowings outstanding on the date such increase is effected to the extent necessary to keep the outstanding Commitments ratable to reflect the revised Pro Rata Shares of the Banks arising from such increase. Any prepayment made by the Co-Borrowers in accordance with this Section 2.07(c) may be made with the proceeds of Working Capital Loans made by all the Banks in connection such increase occurring simultaneously with the prepayment.

2.08 Termination or Reduction of Commitments. The Co-Borrowers may, upon notice to the Agent by the Co-Borrowers, terminate the aggregate Commitments, or from time to time permanently reduce the aggregate Commitments; provided that (i) any such notice shall be received by the Agent not later than noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof, and (iii) the Co-Borrowers may not terminate or reduce the aggregate Commitments if, after giving effect thereto, a mandatory prepayment would be required under Section 2.07(a). The Agent will promptly notify the Banks of any such termination or reduction of the aggregate Commitments. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Bank according to its Pro Rata Share. All fees accrued until the effective date of any termination of the aggregate Commitments and all other amounts payable shall be paid on the effective date of such termination.

2.09 Repayment. The Co-Borrowers shall repay the principal amount of each Working Capital Loan on the Advance Maturity Date for such Loan.

2.10 Interest.

(a) Each Loan (except for a Working Capital Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin at all times such Loan is a Base Rate Loan, at a floating rate per annum equal to the COF Rate plus the Applicable Margin at all times such Loan is a COF Rate Loan or at the Eurodollar Rate plus the Applicable Margin at all times such Loan is an Eurodollar Rate Loan. Each Working Capital Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin until such Loan has been outstanding for more than two (2) Business Days and, thereafter, shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to the Base Rate plus the Applicable Margin, plus two percent (2.0%) per annum (the “Default Rate”).

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Co-Borrowers agree to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Co-Borrowers to the Banks hereunder shall be subject to the limitation that payment of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Banks would be contrary to the provisions of any law applicable to the Banks limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Banks, and in such event the Co-Borrowers shall pay the Banks interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in the Notes or in any of the Loan Documents, the Banks shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest under the Notes or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged under applicable law, and, in the event that the Banks ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Notes, and, if the principal balance of the Notes is paid in full, any remaining excess shall forthwith be paid to the Co-Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Co-Borrowers and the Banks shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Notes so that the interest rate is uniform throughout such term; provided, however, that if all Obligations under the Notes and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, the Banks shall refund to the Co-Borrowers the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of the Banks’ Notes at the time in question.

2.11 Non-Utilization Fees. The Co-Borrowers shall pay to the Agent for the account of each Bank in accordance with its Pro Rata Share, a non-utilization fee equal to (a) if the average daily Aggregate Amount during the most recently ended fiscal quarter was less than fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, 0.50% per annum and (b) if the average daily Aggregate Amount during the most recently ended fiscal quarter was greater than or equal to fifty percent (50%) of the average daily aggregate Commitments of the Banks in effect during such fiscal quarter, 0.375% per annum times the actual daily amount by which the aggregate Commitments exceed the Aggregate Amount; provided that for any day that a Bank is a Defaulting Bank hereunder, its Commitments shall be deemed to be, solely for purposes of this Section 2.11, zero. The non-utilization fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V are not met, and shall be due and payable quarterly in arrears within fifteen (15) days of the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Expiration Date. The non-utilization fees shall be calculated quarterly in arrears.

2.12 Computation of Fees and Interest.

(a) All computations in respect of interest at the Prime Rate shall be made on the basis of a 365/366-day year. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365/366-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Co-Borrowers.

2.13 Payments by the Co-Borrowers.

(a) All payments to be made by the Co-Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Co-Borrowers shall be made to the Agent for the account of the Banks at Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Agent will promptly distribute to each Bank its Pro Rata Share (or after the occurrence of a Sharing Event, an amount determined pursuant to the Intercreditor Agreement) of such payment in like funds as received. Any payment received by Agent later than 1:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Co-Borrowers make a payment in full to Agent no later than 1:00 p.m. (New York City time) on any Business Day and Agent does not distribute to each Bank its Pro Rata Share of such payment in like funds as received on the same Business Day, Agent shall pay to each Bank on demand interest on such amount as should have been distributed to such Bank at the Federal Funds Rate for each day from the date such payment was received until the date such amount is distributed.

(i) For any payment received by the Agent from or on behalf of the Co-Borrowers in respect of Obligations that are then due and payable (and prepayments pursuant to Section 2.06), the Agent will promptly distribute such amounts in like funds to each Bank, its Pro Rata Share of the Working Capital Loans except that any amount otherwise payable to a Defaulting Bank shall be distributed in the manner described in Section 2.16(g).

(ii) For any payment received from or on behalf of the Co-Borrowers by the Agent on or after the occurrence of a Sharing Event, the Agent will promptly distribute such payment in accordance with Section 2.01 of the Intercreditor Agreement.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Agent receives notice from the Co-Borrowers prior to the date on which any payment is due to the Banks that the Co-Borrowers will not make such payment in full as and when required, Agent may assume that the Co-Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Co-Borrowers have not made such payment in full to Agent, each Bank shall repay to Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.14 Payments by the Banks to Agent. If and to the extent any Bank shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to the Co-Borrowers such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of Agent submitted to any Bank with respect to amounts owing under this Section 2.14 shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Borrowing Date, Agent will notify the Co-Borrowers of such failure to fund and, upon demand by Agent, the Co-Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or after the occurrence of a Sharing Event, an amount determined pursuant to the Intercreditor Agreement), such Bank shall immediately (a) notify Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; except that with respect to any Bank that is a Defaulting Bank by virtue of such Bank failing to fund its Pro Rata Share or Pro Rata Adjusted Percentage of any Working Capital Loan or L/C Borrowing, such Defaulting Bank’s pro rata share of the excess payment shall be allocated to the Bank (or the Banks, pro rata) that funded such Defaulting Bank’s Pro Rata Share or Pro Rata Adjusted Percentage; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Co-Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Co-Borrowers in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.16 Defaulting Bank. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Bank becomes a Defaulting Bank, the following provisions shall apply so long as any Bank is a Defaulting Bank:

(a) Until such time as the Defaulting Bank ceases to be a Bank under this Agreement, it will retain its Commitment and will remain subject to all of its obligations as a Bank hereunder, although it will be presumed that such Defaulting Bank will fail to satisfy any funding obligation and, accordingly, all other Banks hereby agree to fund L/C Borrowings in accordance with the terms hereof and their respective Pro Rata Adjusted Percentage.

(b) The Fees under Section 2.11 shall cease to accrue on that portion of such Defaulting Bank’s Commitment that remains unfunded or which has not been included in any L/C Obligations;

(c) A Defaulting Bank may cease to be a Defaulting Bank as specified in the definition thereof.

(d) At any time during a Default Period, Agent may and upon the direction of the Majority Banks shall, upon three (3) Business Days prior notice to the applicable Defaulting Bank (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Bank to assign all right, title and interest that it may have in all Loans and any other Obligations of the Co-Borrowers under this Agreement and the Loan Documents to another Bank (if another Bank will consent to purchase such right, title and interest) or an Eligible Assignee in accordance with Section 10.07 of this Agreement, if such Eligible Assignee can be found by the Co-Borrowers, for a purchase price equal to 100% of the principal amount of such Loans and any other Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Bank as of the date of such assignment.

(e) with respect to any L/C Obligation that exists at the time a Bank becomes a Defaulting Bank or thereafter:

(i) all or any part of such Defaulting Bank’s Pro Rata Share of the L/C Obligations shall be reallocated among the Non-Defaulting Banks in accordance with their respective Pro Rata Adjusted Percentage but only to the extent (x) the sum of all of the Effective Amounts of the Non-Defaulting Banks plus such Defaulting Bank’s Pro Rata Share of the L/C Obligations does not exceed the Total Available Commitment, (y) any Non-Defaulting Bank’s Effective Amount plus such Non-Defaulting Bank’s Pro Rata Adjusted Percentage of such Defaulting Bank’s Pro Rata Percentage of the L/C Obligations does not exceed such Non-Defaulting Bank’s Commitment and (z) the conditions set forth in Section 5.02 of this Agreement are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially be effected, then the Co-Borrowers shall within two (2) Business Days following notice by the Agent Cash Collateralize such Defaulting Bank’s Pro Rata Share of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the terms of this Agreement, including without limitation Section 3.07, for so long as such L/C Obligation is outstanding;

(iii) if the Co-Borrowers Cash Collateralize any portion of such Defaulting Bank’s Pro Rata Share of the L/C Obligations pursuant to this Section 2.16(e) and Section 3.07 then the Co-Borrowers shall not be required to pay any fees for the pro rata benefit of such Defaulting Bank pursuant to Section 3.08 with respect to such Defaulting Bank’s Pro Rata Share of the L/C Obligations during the period such Defaulting Bank’s Pro Rata Share of the L/C Obligations is Cash Collateralized; and

(iv) if any Defaulting Bank’s Pro Rata Share of the L/C Obligations is neither cash collateralized nor reallocated pursuant to Section 2.16(e)(i), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Bank hereunder, all letter of credit fees payable under this Agreement with respect to such Defaulting Bank’s Pro Rata Share of the L/C Obligations shall be payable to the Issuing Banks until such Pro Rata Share of the L/C Obligations is Cash Collateralized, reallocated, or repaid in full.

(f) So long as any Bank is a Defaulting Bank, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitment of the Non-Defaulting Banks and/or cash collateral will be provided by Defaulting Bank or the Co-Borrowers in accordance with Section 3.07, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Banks in a manner consistent with Section 3.03 (and the Defaulting Banks shall not participate therein).

(g) Any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Bank to the Issuing Banks hereunder, (iii) third, to the funding of cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent or the Issuing Bank with the amount so funded reducing the amount the Co-Borrowers were required to Cash Collateralize pursuant to Section 2.16(e)(ii), (iv) fourth, if so determined by the Agent, the Issuing Bank and the Co-Borrowers, held in such account as cash collateral for future funding obligations of any Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Co-Borrowers or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Co-Borrowers or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction, provided that if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of L/C Advances which a Defaulting Bank has funded in accordance with its participation obligations, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Bank.

(h) In the event that the Agent, the Co-Borrowers and the Issuing Bank each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Pro Rata Share of the L/C Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share as though it were not a Defaulting Bank.

(i) No Swap Contract entered into by a Swap Bank shall benefit from the security package provided by the Security Documents, if at the time such Swap Contract was entered, such Swap Bank (or its Affiliate) was a Defaulting Bank.

(j) Notwithstanding anything to the contrary herein, the Commitment of such Defaulting Bank shall not be included for purposes of determining the “Majority Banks.”

ARTICLE 3

THE LETTERS OF CREDIT

3.01 The Letter of Credit Lines.

(a) Each Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Expiration Date, to Issue Letters of Credit for the account of the Co-Borrowers under the Working Capital Line and to amend or renew Letters of Credit previously Issued by it, in accordance with Subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit. Each of the Banks will be deemed to have approved such Issuance, amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Co-Borrowers. Subject to the other terms and conditions hereof, the Co-Borrowers’ ability to request that an Issuing Bank Issue Letters of Credit shall be fully revolving, and, accordingly, the Co-Borrowers may, during the foregoing period, request that Issuing Bank Issue Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. The parties hereto agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement and shall constitute a portion of the L/C Obligations.

(b) No Issuing Bank shall Issue any Letter of Credit unless Agent shall have received notice of the request for Issuance of such Letter of Credit and Agent shall have consented to the Issuance of such Letter of Credit, such consent not to be unreasonably withheld, conditioned or delayed. Additionally, no Issuing Bank shall Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank has received written notice from the Agent or the Co-Borrowers, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is after the earlier to occur of (A) the expiry date of the applicable L/C Sub-limit Cap for such Letter of Credit or (B) 365 days after the Expiration Date, unless all the Banks have approved such expiry date in writing;

(iv) the expiry date of any such requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

(v) such requested Letter of Credit is not in form and substance acceptable to such Issuing Bank, or the Issuance of such requested Letter of Credit shall violate any applicable policies of Issuing Bank;

(vi) such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person other than another Co-Borrower;

(vii) such Letter of Credit is denominated in a currency other than Dollars;

(viii) the amount of such requested Letter of Credit, plus the Effective Amount of L/C Obligations relating to Letters of Credit Issued under a particular L/C Sub-limit Cap exceeds the applicable L/C Sub-limit Cap;

(ix) the amount of such requested Letter of Credit, plus the Effective Amount of all of the L/C Obligations, plus the Effective Amount of all Working Capital Loans exceeds the lesser of (A) the Borrowing Base Advance Cap determined as of the date of such request on the basis of the Collateral Position Report most recently received by the Agent pursuant to Section 7.02(b) two (2) Business Days prior to the date on which the requested Letter of Credit is to be Issued, or (B) the aggregate Commitments of the Banks, or, if a Defaulting Bank exists hereunder, the Total Available Commitments;

(x) the amount of such Letter of Credit would result in exposure of an Issuing Bank to exceed its Issuing Bank Sub-Limit.

(c) Any Letter of Credit requested by the Co-Borrowers to be Issued hereunder may be Issued by any Issuing Bank or any Affiliate of such Issuing Bank acceptable to the Co-Borrowers, and if a Letter of Credit is Issued by an Affiliate of such Issuing Bank, such Letter of Credit shall be treated, for all purposes of this Agreement and the Loan Documents, as if it were issued by such Issuing Bank.

3.02 Issuance, Amendment and Auto-extension of Letters of Credit.

(a) Each Letter of Credit Issued hereunder shall be Issued upon the irrevocable written request of HoldCo pursuant to a Notice of Borrowing in the applicable form attached hereto as Exhibit A-1 received by an Issuing Bank and the Agent by no later than 12:00 p.m. noon (New York City time) on the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, in the form of an L/C Application, and shall specify in form and detail satisfactory to such Issuing Bank: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as such Issuing Bank may require.

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, an Issuing Bank will, upon the written request of HoldCo received by such Issuing Bank (with a copy sent by HoldCo to Agent) prior to 12:00 p.m. noon (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Issuing Bank and Agent: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuing Bank may require. Such Issuing Bank shall be under no obligation to amend any Letter of Credit.

(c) Unless a Co-Borrower has previously notified an Issuing Bank not to do so, if any outstanding Letter of Credit Issued by an Issuing Bank shall provide that it shall be automatically extended unless the beneficiary thereof is sent a notice from such Issuing Bank that such Letter of Credit shall not be extended, and if at the time of extension such Issuing Bank would be entitled to authorize the automatic extension of such Letter of Credit in accordance with this Subsection 3.02(c), then such Issuing Bank shall be permitted to allow such Letter of Credit to auto-extend, and the Co-Borrowers and the Banks hereby authorize such extension, and, accordingly, such Issuing Bank shall be deemed to have received instructions from the Co-Borrowers requesting such extension.

(d) Any Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Expiration Date.

(e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(f) Each Issuing Bank will deliver to Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit Issued by it.

3.03 Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit Issued by Issuing Bank (including in the case of each Existing Letter of Credit, the deemed issuance with respect thereto on the Closing Date), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a participation in such Letter of Credit and each drawing or Reducing L/C Borrowing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Letter of Credit (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Percentage, if applicable), times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing or Reducing Letter of Credit Borrowing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit Issued by an Issuing Bank by the beneficiary or transferee thereof, such Issuing Bank will promptly notify HoldCo. Any notice given by an Issuing Bank or Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Co-Borrowers shall reimburse an Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit or to the beneficiary of a Reducing Letter of Credit in the form of a Reducing L/C Borrowing (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Bank. In the event the Co-Borrowers fail to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit or of any Reducing L/C Borrowing, as the case may be, by 5:00 p.m. (New York City time) on the Honor Date, such Issuing Bank will promptly notify Agent and Agent will promptly notify each Bank thereof, and HoldCo shall be deemed to have requested that Working Capital Loans be made by the Banks to be disbursed to such Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Working Capital Line.

(c) In the event of any request for a Reducing L/C Borrowing by HoldCo in association with any Reducing Letter of Credit, the amount available for drawing under such Reducing Letter of Credit will be reduced automatically, and without any further amendment or endorsement to such Reducing Letter of Credit, by the amount actually paid to such beneficiary, notwithstanding the fact that the payment creating such Reducing L/C Borrowing is not made pursuant to a conforming and proper draw under the corresponding Reducing Letter of Credit.

(d) Each Bank shall upon any notice pursuant to Subsection 3.03(b) make available to Agent for the account of any Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Percentage, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, whereupon the participating Banks shall (subject to Subsection 3.03(e)) each be deemed to have made a Working Capital Loan to the Co-Borrowers in that amount. If any Bank so notified fails to make available to Agent for the account of Issuing Bank the amount of such Bank’s Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Percentage, if applicable) of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. Agent will promptly give notice of the occurrence of the Honor Date, but failure of Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

(e) With respect to any unreimbursed drawing or Reducing L/C Borrowing, as the case may be, that is not converted into Working Capital Loans in whole or in part for any reason, the Co-Borrowers shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing or Reducing L/C Borrowing, as the case may be, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Bank’s payment to Issuing Bank pursuant to Subsection 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

(f) Each Bank’s obligation in accordance with this Agreement to make the Working Capital Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit or Reducing L/C Borrowing, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Co-Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by Agent for the account of an Issuing Bank of immediately available funds from the Co-Borrowers (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit or in connection with a Reducing L/C Borrowing with respect to which any Bank has paid Agent for the account of such Issuing Bank for such Bank’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Agent will pay to each Bank, in the same funds as those received by Agent for the account of such Issuing Bank, the amount of such Bank’s Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Percentage, if applicable) of such funds, and such Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay Agent for the account of such Issuing Bank.

(b) If Agent or an Issuing Bank is required at any time to return to the Co-Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Co-Borrowers to Agent for the account of such Issuing Bank pursuant to Subsection 3.04(a) in reimbursement of a payment made under a Letter of Credit or in connection with a Reducing L/C Borrowing or interest or fee thereon, each Bank shall, on demand of such Issuing Bank, forthwith return to Agent or such Issuing Bank the amount of its Pro Rata Share (or, if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Section 3.03, with respect to any Non-Defaulting Bank, its Pro Rata Adjusted Percentage, if applicable) of any amounts so returned by Agent or such Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05 Role of the Issuing Banks.

(a) Each Bank and the Co-Borrowers agree that, in paying any drawing under a Letter of Credit or funding any Reducing L/C Borrowing, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit, but with respect to Reducing Letter of Credit Borrowings, no document of any kind need be obtained) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent Related Person, Issuing Bank or Bank shall be liable for: (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Co-Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Co-Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. No Affiliate of any Issuing Bank or Bank, nor any of the respective correspondents, participants or assignees of any Issuing Bank or Bank shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses or elsewhere herein to the contrary notwithstanding, that the Co-Borrowers may have a claim against an Issuing Bank or a Bank, and such Issuing Bank or Bank may be liable to the Co-Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Co-Borrowers which the Co-Borrowers prove were caused by such Issuing Bank or Bank’s willful misconduct or gross negligence or such Issuing Bank or such Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of the applicable Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) an Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The Obligations of the Co-Borrowers under this Agreement and any L/C-Related Document to reimburse an Issuing Bank for a drawing under a Letter of Credit or for a Reducing L/C Borrowing, and to repay any L/C Borrowing and any drawing under a Letter of Credit or Reducing L/C Borrowing converted into Working Capital Loans, shall be joint and several, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Co-Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by any Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Co-Borrowers.

Notwithstanding anything to the contrary in this Section 3.06, no Issuing Banks shall be excused from liability to the Co-Borrowers to the extent of any direct damages (as opposed to consequential, indirect and punitive damages, claims in respect of which are hereby waived by the Co-Borrowers) suffered by the Co-Borrowers that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided, however, that the parties hereto expressly agree that:

(i) the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Banks shall have the right, in their sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit;

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.07 Cash Collateral Pledge. Upon the request of the Agent, (a) if an Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (b) if, as of the Expiration Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn or (c) upon the occurrence of an Event of Default (and automatically without any requirement for notice or a request upon the occurrence of the events described in Sections 8.01(e) or (f)), the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to one hundred and five percent (105%) of such L/C Obligations. Upon the occurrence of the circumstances described in Section 2.07(b) requiring the Co-Borrowers to Cash Collateralize Letters of Credit, the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess.

3.08 Letter of Credit Fees.

(a) The Co-Borrowers shall pay to Agent, for the account of each of the Banks, a letter of credit fee with respect to each of the Letters of Credit Issued hereunder equal to the greater of (i) $750.00 per quarter, or (ii) an amount equal to the applicable Letters of Credit Fee Rate for the number of days such Letter of Credit is outstanding, calculated on a 360-day basis, taking into consideration all increases, decreases or extensions thereto. Such amount shall be computed on a quarterly basis in arrears as of the last Business Day of each fiscal quarter based upon each Letter of Credit outstanding during that fiscal quarter and only for the days each such Letter of Credit is outstanding during that fiscal quarter as calculated by the Agent.

(b) The Co-Borrowers shall pay to the Agent for the account of each Issuing Bank issuing a Letter of Credit hereunder, a negotiation fee equal to $250.00 for each Letter of Credit that is presented to such Issuing Bank for payment.

(c) The Co-Borrowers shall pay to the Agent for the account of each Issuing Bank issuing a Letter of Credit hereunder, an amendment fee equal to $150.00 for each amendment to any Letter of Credit Issued hereunder.

(d) The Co-Borrowers shall pay to Agent, for the account of each of the Issuing Banks, a letter of credit fronting fee with respect to each of the Letters of Credit Issued hereunder by such Issuing Bank equal to 0.15% per annum for the number of days such Letter of Credit is outstanding, calculated on a 360-day basis, taking into consideration all increases, decreases or extensions thereto. Such amount shall be computed on a quarterly basis in arrears as of the last Business Day of each fiscal quarter based upon each Letter of Credit outstanding during that fiscal quarter and only for the days each such Letter of Credit is outstanding during that fiscal quarter as calculated by the Agent and payable quarterly in arrears.

(e) The Co-Borrowers shall pay to each Issuing Bank, for its own account, an out-of-pocket fee of $50.00 in connection with the issuance or amendment of each Letter of Credit.

(f) Such letter of credit fees as described in sub-paragraph (a) and (b) above for each Letter of Credit shall be due and payable quarterly in arrears on the later to occur of (i) the fifth Business Day of the fiscal quarter for the preceding fiscal quarter during which Letters of Credit are outstanding, or (ii) two (2) Business Days after receipt of the invoice delivered to the Co-Borrowers by the Agent for such fees, but in no event later than the Expiration Date.

3.09 Applicable Rules. When a Letter of Credit is issued, at the option of the Issuing Bank, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance or the International Standby Practices 1998 published by the Institute of International Banking and Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by the Loan Parties under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by a Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by an applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Co-Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Co-Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse the Agent for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Co-Borrowers by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (d).

(e) Within 30 days after the date of any payment by the Co-Borrowers of Indemnified Taxes or Other Taxes, the Co-Borrowers shall furnish the Banks the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Banks.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.01 (including by the payment of additional amounts pursuant to this Section 4.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

4.02 Increased Costs and Reduction of Return.

(a) If a Bank determines that, due to either (i) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to the Bank in the cost of agreeing to make or making, funding or maintaining any Loans or to Issue, Issuing or maintaining any Letter of Credit or unpaid drawing under any Letter of Credit, then the Co-Borrowers shall be liable for, and shall from time to time, upon demand, pay to such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b) If a Bank shall have determined that (i) the introduction of any guideline, request, directive, law, rule or regulation effective after the date hereof, (ii) any change in any guideline request, directive, law, rule or regulation after the date hereof, (iii) after the date hereof, any change in the interpretation or administration of any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of the Bank or of any corporation controlling the Bank, or (iv) the compliance by the Bank (or its lending office) or any corporation controlling the Bank with any such guideline request, directive, law, rule or regulation effective after the date hereof, affects or would affect the amount of capital or liquidity required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such corporation’s policies with respect to capital adequacy and liquidity and the Bank’s desired return on capital) determines that the amount of such capital or liquidity is increased as a consequence of its loans, credits or obligations under this Agreement (excluding for the purposes of this Section 4.02 any such increased costs or reduction in amount resulting from Excluded Taxes under the laws of which such Bank or Issuing Bank is organized or has its lending office), then, upon demand of such Bank to the Co-Borrowers, the Co-Borrowers shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes of this Section 4.02, regardless of the date enacted, adopted or issued.

4.03 Compensation for Losses. Upon demand of any Bank (with a copy to the Agent) from time to time, the Co-Borrowers shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Co-Borrower (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Co-Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefore as a result of a request by any Co-Borrower pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Co-Borrowers to the Banks under this Section 4.03, each Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

4.04 Illegality.

(a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Bank to the Co-Borrowers through the Agent, any obligation of that Bank to make Eurodollar Rate Loans or to convert Base Rate Loans or COF Rate Loans to Eurodollar Rate Loans shall be suspended until the Bank notifies the Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the Co-Borrowers shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full, without premium or penalty, such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Co-Borrowers are required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Co-Borrowers may, but shall not be required to, borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan at the sole discretion of the Co-Borrowers.

4.05 Inability to Determine Rates. If (a) the Agent (or any Bank) determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks (or such Bank) in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (ii) if the Agent (or any Bank) determines that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Banks (or such Bank) of funding such Eurodollar Rate Loan, or (b) the Agent (or any Bank) determines in connection with any request for a COF Rate Loan or a conversion to or continuation thereof that that the COF Rate for such COF Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such COF Rate Loan, then the Agent will promptly notify the Co-Borrowers and all Banks. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans or COF Rate Loans, as applicable, shall be suspended until all of the Banks revoke such notice. Upon receipt of such notice, the Co-Borrowers may revoke any pending request for a Borrowing, conversion, or continuation of Eurodollar Rate Loans or COF Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or COF Rate Loans, as applicable, in the amount specified therein.

4.06 Reserves on Eurodollar Rate Loans. The Co-Borrowers shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided, however, that the Co-Borrowers shall have received at least 15 days’ prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.07 Certificates of Bank. If a Bank claims reimbursement or compensation under this Article IV, it shall deliver to the Co-Borrowers a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and the basis for same and such certificate shall be conclusive and binding on the Co-Borrowers in the absence of manifest error.

4.08 Survival. The agreements and Obligations of the Co-Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE 5

CLOSING ITEMS

5.01 Matters to be Satisfied Prior to Initial Request for Extension of Credit. The obligations of each Bank to make the initial Loan or any Issuing Bank to issue the initial Letter of Credit, shall be subject to the conditions precedent that:

(a) Loan Documents. The Agent shall have received this Agreement, the Notes, the Security Documents (in recordable form where applicable), UCC financing statements, UCC-3 financing statement amendments and assignments, the Intercreditor Agreement, the Guaranty Agreement and each other document or certificate executed in connection with this Agreement, executed by each party thereto;

(b) Resolution; Incumbency. The Agent shall have received:

(i) Copies of the resolutions of each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by a Responsible Officer of such Loan Party; and

(ii) A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of any Responsible Officers of such Loan Party who are authorized to act on behalf of each Loan Party.

(c) Organization Documents; Good Standing. The Agent shall have received the certificate of incorporation, certificate of formation, or certificate of limited partnership, as applicable, of each Loan Party as in effect on the Closing Date, each certified by the Secretary of State of each such Person’s state of organization, the bylaws, regulations, operating agreement or partnership agreement, as applicable, of each Loan Party, each certified as of the Closing Date, and evidence satisfactory to the Agent, that each Loan Party is in good standing under the laws of its state of organization;

(d) Legal Opinion. The Agent shall have received an opinion of outside Texas and New York counsel to the Loan Parties addressed to the Agent and the Banks, in form and substance acceptable to the Agent;

(e) Payment of Fees. The Agent shall have received evidence of payment by the Co-Borrowers of all fees, costs and expenses to the extent then due and payable on or prior to the Closing Date, together with Attorney Costs and including, without limitation, the fees set forth in Schedule I to the engagement letter dated as of May 5, 2014 among the Co-Borrowers and SG Americas Securities, LLC and any such costs, fees and expenses arising under or referenced in Section 10.04, without duplication;

(f) Certificate. The Agent shall have received a certificate signed by a Responsible Officer of Parent and each Co-Borrower, dated as of the Closing Date, in the form attached hereto as Exhibit F, or in any other form acceptable to the Agent.

(g) Filings. The Agent shall have received evidence that all filings needed to perfect the security interests granted by the Loan Documents have been completed or due provision has been made therefor and that all previous filings against any portion of the Collateral (other than Permitted Liens) have been terminated;

(h) Pro Forma Financial Statements. The Agent shall have received pro forma Consolidated and consolidating financial statements of Parent and its Subsidiaries as of March 31, 2014 together with a funds flow memorandum for the transactions contemplated hereby to occur on the Closing Date, including the IPO and the IPO Restructuring, in form and substance satisfactory to the Agent;

(i) Know Your Customer. The Agent shall have received all documentation and other information requested by the Agent, any Issuing Bank, or any Bank that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(j) Insurance. Agent shall have received evidence of insurance required to be maintained by the Loan Parties hereunder, which certificates shall name the Agent as additional insured and loss payee, as applicable;

(k) Collateral Position Report. Agent shall have received a pro-forma Collateral Position Report as of May 31, 2014 giving effect to the IPO and the IPO Restructuring that has been duly executed by a Responsible Officer;

(l) Risk Management Policy and Credit Policy. Agent shall have received copies of the Risk Management Policy and Credit Policy in form and substance satisfactory to Agent.

(m) Capital Structure; Consummation of IPO and IPO Restructuring. The capital and ownership structure and the equity-holder arrangements of the Loan Parties and their respective Subsidiaries (and all agreements relating thereto) shall be in the form set forth in the IPO Restructuring Documents. The Agent shall have received evidence, in form and substance satisfactory to the Agent, of (i) the consummation of the IPO in accordance with the Prospectus and (ii) the consummation of the IPO Restructuring in accordance with the IPO Restructuring Documents.

(n) IPO Restructuring Documents. The Agent shall have received copies of the IPO Restructuring Documents, each in substantially the same form as the applicable exhibits attached to the Registration Statement, and such other documents, governmental certificates and agreements in connection with the IPO as the Agent or any Bank may reasonably request, certified as of the Closing Date by an authorized officer of the Parent (x) as being true and correct copies of such documents and (y) as being in full force and effect.

(o) Existing Credit Agreement. The Agent shall have received evidence, in form and substance satisfactory to the Agent, that (i) contemporaneously with the making of the initial Loan hereunder, the Existing Credit Agreement is being paid in full and terminated and (ii) all obligations, liabilities and Liens of each Loan Party and each Subsidiary thereof relating to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) have been released and terminated or arrangements satisfactory to the Agent in its sole discretion shall have been made with respect to such release and termination.

(p) Existing Letters of Credit. The Agent shall have received letter of credit applications or amendments to the Existing Letters of Credit, as applicable, and such other documents and instruments of transfer as the Agent and each applicable Issuing Bank deem necessary to effectuate the deemed issuance of the Existing Letters of Credit hereunder

(q) Due Diligence. The Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental and financial due diligence of the Loan Parties and their respective Subsidiaries.

(r) Notice of Borrowing. The Agent shall have received a duly completed and signed Notice of Borrowing for the initial Loan to be made on the Closing Date.

(s) Other Documents. The Agent shall have received such other approvals, opinions, documents or materials as the Agent may request.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNLESS EACH OF THE FOREGOING CONDITIONS PRECEDENT IS SATISFIED ON OR PRIOR TO THE DATE WHICH IS 90 DAYS AFTER THE DATE HEREOF.

For purposes of determining compliance with the conditions specified in this Section 5.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the Closing Date specifying its objection thereto.

5.02 Matters to be Satisfied Prior to Each Request for Extension of Credit. On any date on which the Banks make any Loans or Issue any Letter of Credit hereunder, unless otherwise waived by the Banks, each of the following shall be true:

(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to this Agreement or the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date).

(b) Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

(c) No Material Adverse Effect. Since the Closing Date, there shall have been no Material Adverse Effect.

(d) No Prohibition or Penalty. The making of such Loan or the Issuance of such Letter of Credit shall not be prohibited by any applicable law or subject the Agent, any Issuing Bank or any Bank to any penalty under applicable law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Parent and each Co-Borrower represents and warrants to the Banks that:

6.01 Corporate Existence and Power.

(a) Each Loan Party is a corporation, limited liability company or limited partnership, as applicable, duly formed and validly existing under the laws of its state of formation.

(b) Each Loan Party has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its Obligations under the Loan Documents and to consummate the IPO and the IPO Restructuring and is licensed under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such license, except for those jurisdictions in which the failure to obtain such licenses and authorizations could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Loan Party is party and the consummation of the IPO and the IPO Restructuring, have been duly authorized by all necessary corporate, limited liability company, or partnership action, as applicable, and do not and will not contravene, conflict with or result in any breach or contravention of, or the creation of any Lien under any of such Loan Party’s organizational and governing documents, or any document evidencing any contractual obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its property is subject or any Requirement of Law, to the extent any such contravention, conflict or breach has or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings, recordation or similar steps necessary to perfect the Liens of the Agent under applicable law.

6.04 Binding Effect. This Agreement and each other Loan Document to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of its properties which purport to affect or pertain to this Agreement or any other Loan Document, the IPO or the IPO Restructuring, or any of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or the consummation of the IPO or the IPO Restructuring, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party and no Loan Party in default under or with respect to any other obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07 Compliance with Laws and Agreements. Except as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each Loan Party, before and after giving effect to this Agreement, is in compliance with laws applicable to such entity, including all requirements of ERISA. No Loan Party is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which such Loan Party is a party and which could reasonably be expected to cause a Material Adverse Effect.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.07. No Co-Borrower is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock, and none of the proceeds of the Loans will be used to purchase or carry Margin Stock.

6.09 Title to Properties. Each Loan Party has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Loan Party is subject to no Liens except Permitted Liens.

6.10 Taxes. Each Loan Party has filed all federal and other material Tax returns and reports to be filed, and has paid all federal and other material Taxes, assessments, fees and other governmental charges, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against any Loan Party that would, if made, have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.11 Financial Condition.

(a) The Consolidated and consolidating financial statements of Parent and its Subsidiaries (x) dated December 31, 2013, and statements of income or operations, shareholders’ equity and cash flows for the year ended on that date and (y) dated March 31, 2014, and statements of income or operations, shareholders’ equity and cash flows for the three month period ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii) fairly present the financial condition of the Loan Parties and their subsidiaries as of the dates thereof and results of operations for the periods covered thereby, subject to normal year-end adjustments in the case of the financial statements dated March 31, 2014; and

(iii) except as set forth on Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b) Since December 31, 2013, there has been no Material Adverse Effect.

6.12 Environmental Matters. Except to the extent such violation could not reasonably be expected to have a Material Adverse Effect, to each Loan Party’s knowledge neither its business operations nor any of its properties are in violation of any federal or state law or regulation relating to the protection of the environment (hereinafter “Environmental Laws”), including without limitation requirements to obtain, maintain, and comply with any permits, licenses, registrations, or other authorizations under Environmental Laws. No claims of any nature have been filed, or to the Loan Parties’ knowledge threatened, against any Loan Party pursuant to any Environmental Law that could reasonably be expected to have a Material Adverse Effect. Except to the extent such release(s) could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties, no release of hazardous substances or other pollutants (as those terms are defined by Environmental Laws) has occurred in connection with the Loan Parties’ business or operations. Except as could not be reasonably expected to have a Material Adverse Effect, to the Loan Parties’ knowledge, the Loan Parties are not subject to any liabilities under Environmental Law or relating to releases of hazardous substances or pollutants.

6.13 Regulated Entities. No Loan Party, nor any Person controlling any Loan Party, or any of its subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is subject to any Requirement of Law limiting its ability to incur indebtedness or perform its obligations hereunder.

6.14 Copyrights, Patents, Trademarks and Licenses, etc. Each Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person, to the extent such failure to own, license or possess the right to use has or could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

6.15 Subsidiaries. No Loan Party has any Subsidiaries or has any equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.15.

6.16 Insurance. The properties of each Loan Party and its subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party with an AM Best rating of not less than “B+”, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party operates.

6.17 Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Loan Party to the Agent and the Banks prior to the Closing Date and the Prospectus), the IPO or the IPO Restructuring, when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.18 [Reserved].

6.19 [Reserved].

6.20 [Reserved].

6.21 Deposit and Hedging Brokerage Accounts. Each of the Loan Parties’ bank depository accounts and securities accounts and each of the Loan Parties’ hedging brokerage accounts with Eligible Brokers is listed on Schedule 6.21.

6.22 Solvency. None of the Loan Parties is “insolvent” (that is, the sum of such Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of such Person’s assets, including any rights of contribution, reimbursement or indemnity). Each Loan Party has capital which is adequate for the businesses in which such Person is engaged and intends to be engaged. None of the Loan Parties has incurred (whether hereby or otherwise), nor do the Loan Parties intend to incur or believe that they will incur, liabilities which will be beyond their respective ability to pay as such liabilities mature.

6.23 ERISA. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party has incurred or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made. Except for those that would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).

6.24 Transmitting Utility and Utility. None of the Loan Parties is a “transmitting utility”, as that term is defined in the Uniform Commercial Code of any applicable jurisdiction, or a “utility”, as that term is defined in Section 261.001 of the Texas Business and Commerce Code.

6.25 Sanctions. No Loan Party, any of their Subsidiaries or, to the knowledge of the Loan Parties, any director, officer, employee, agent, or affiliate of any Loan Party or any of their Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

ARTICLE 7

CERTAIN COVENANTS

So long as the Banks shall be obligated to make Loans or Issue Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. Parent and each of the Co-Borrowers shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks:

(a) as soon as possible, but not later than 120 days after the end of each fiscal year (or, if earlier, not later than 15 days after delivering such financial statements to the SEC), a copy of the audited Consolidated and consolidating financial statements of Parent (which include the Co-Borrowers) to include a balance sheet as at the end of such year and the related statements of income and loss, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the public accounting firm of any material portion of Co-Borrowers’ records;

(b) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter (except for each fiscal quarter ending December 31, which shall be delivered no later than sixty (60) days after the end of such fiscal quarter) (or, if earlier, not later than 5 days after delivering such financial statements to the SEC) unaudited Consolidated and consolidating financial statements of Parent (which include the Co-Borrowers) prepared by Parent in form acceptable to the Agent; and

(c) as soon as available, but not later than forty-five (45) days after the end of each January, February, April, May, July, August, October and November, an unaudited summary level Consolidated income statement of Parent (which include the Co-Borrowers) for such month and for the current year to date, together with a summary of all dividends, distributions and other payments made pursuant to Section 7.15(c) and (e) during such period, in each case, prepared by Parent in form acceptable to the Agent.

7.02 Certificates; Other Information. Parent and the Co-Borrowers shall furnish to the Agent and shall notify the Agent of:

(a) (i) concurrently with the delivery of the financial statements referred to in Subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of Parent, who is authorized to act on behalf of each of the Loan Parties, setting forth in reasonable detail the basis for the calculations and determinations made therein; provided, however, that if at any time any Loan Party anticipates mark-to-market losses for Product, which such losses are not reflected on the Compliance Certificate most recently delivered to the Banks, then Parent and the Co-Borrowers shall, by the Business Day following the day such Co-Borrower realizes such losses are expected, deliver to the Banks an additional Compliance Certificate which shall reflect such anticipated losses and (ii) concurrently with the delivery of the financial statements referred to in Subsection 7.01(c), a certificate in form and substance acceptable to the Agent executed by a Responsible Officer of Parent, who is authorized to act on behalf of each of the Loan Parties, certifying that as of the date of such financial statements, the Loan Parties are in compliance with the financial covenants in Section 7.09;

(b) on the last day of each month, delivered within ten (10) Business Days of the reporting date, a Collateral Position Report, certified by a Responsible Officer of HoldCo, who is authorized to act on behalf of the Loan Parties, and at such other times as the Agent may request; provided, however, if the excess Collateral Position as shown on the most recent Collateral Position Report is less than the greater of $10,000,000 and 10% of clause (b) of the Borrowing Base Advance Cap, then Collateral Position Reports shall be delivered on the 15th and last day of each month, delivered within ten (10) Business Days of the reporting date, until such time as the excess Collateral Position is equal to or greater than the greater of $10,000,000 and 10% of clause (b) of the Borrowing Base Advance Cap (in which case reporting will revert to the last day of each month);

(c) as of the last day of each month (or the next succeeding Business Day after such date in the event that such date is not a Business Day), delivered within ten (10) Business Days of the reporting date, a Net Position Report, certified by a Responsible Officer of HoldCo, who is authorized to act on behalf of each of the Loan Parties;

(d) within 90 days of the end of each calendar quarter, with respect to Unbilled Qualified Accounts, a reconciliation setting forth estimated volumes and gross sales revenues versus actual volumes and gross sales revenues for such period, in a form acceptable to Agent;

(e) within 15 days of the end of each calendar quarter (or within 15 days of when requested by Agent following the occurrence and during the continuance of an Event of Default), an accounts receivable aging analysis, in a form reasonably acceptable to Agent;

(f) as soon as reasonably possible after a written request is made by Agent from time to time, such additional information regarding the business, financial or corporate affairs of any Loan Party;

(g) within ten (10) Business Days of each calendar quarter end, a report of inventory storage locations as of such quarter end;

(h) as soon as available and in any event within 30 days after the end of each fiscal year of the Parent, the Co-Borrowers shall provide to the Agent an annual budget summary in the form of an income statement for the immediately following fiscal year and detailed on a quarterly basis;

(i) promptly of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(j) promptly of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a contractual obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, in the case each of clauses (i), (ii) and (iii), which has resulted or may reasonably be expected to result in a Material Adverse Effect;

(k) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, and (ii) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred;

(l) within fifteen (15) Business Days after the Chief Executive Officer of any Loan Party ceases to hold such office;

(m) within two Business Days after making a public filing with the SEC with respect to those activities requiring a public filing or as soon as available with respect to those activities in which no public filing is made, the Co-Borrowers shall provide to the Agent copies of each amendment or modification to, waiver of, or consent to departure from, the Risk Management Policy or the Credit Policy; and

(n) promptly after the same are available, the Co-Borrowers shall make available to the Agent copies of each annual report, proxy or financial statement or other material report or communication sent to the holders of Equity Interests of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Agent pursuant hereto.

Each notice under clauses (i)-(m) of this Section shall be accompanied by a written statement by a Responsible Officer of Parent, who is authorized to act on behalf of the Loan Parties setting forth details of the occurrence referred to therein, and stating what action such Loan Party proposes to take with respect thereto and at what time. Each notice under Subsection 7.02(i) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.03 Insurance.

(a) Each Loan Party shall maintain, with financially sound and reputable insurers independent of any Loan Party and with an AM Best rating of not less than “B+”, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, cargo insurance. Agent shall be named as an additional insured and/or loss payee under all such policies, without liability for premiums or club calls. Each Loan Party shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

(b) Each Loan Party shall obtain flood insurance in such total amount as the Agent may from time to time require, if at any time the area in which a Building located on any real property encumbered by a mortgage in favor of Agent is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

7.04 Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including, without limitation, Taxes, except for such obligations and liabilities that are being diligently contested in good faith by appropriate proceedings.

7.05 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, including, without limitation, the Federal Fair Labor Standards Act, ERISA, the Foreign Corrupt Practices Act, and the rules and regulations promulgated by OFAC, except such as may be contested in good faith or as to which a bona fide dispute may exist or which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

7.06 Inspection of Property and Books and Records and Audits. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books and records in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Agent to visit and inspect any of its respective properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its respective affairs, finances and accounts with its respective directors, officers, and independent public accountants, all at the expense of such Loan Party and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists the Agent may do any of the foregoing at the expense of such Loan Party at any time during normal business hours and without advance notice. At such times as the Agent deems advisable, each Loan Party will, and will cause each of its Subsidiaries to, allow the Agent or an entity satisfactory to the Agent to conduct a thorough examination of the Collateral Position, and such Loan Party will, and will cause each of its Subsidiaries to, fully cooperate in such examination. Such Loan Party will pay the costs and expenses of each such examination. Notwithstanding the foregoing, in the absence of an Event of Default, Agent shall not request more than one borrowing base collateral audit in any 12-month period.

7.07 Use of Proceeds.

(a) Co-Borrowers shall use the proceeds of the Working Capital Line for the purposes of (i) refinancing certain obligations under the Existing Credit Agreement allocable to Spark and SEG, (ii) financing such Co-Borrowers’ working capital requirements related to the trading and marketing of Product, (iii) general corporate purposes, (iv) funding distributions to the holders of Equity Interests of the Parent and HoldCo permitted by Section 7.15(c), and (v) paying any costs, fees and expenses due hereunder.

(b) No proceeds of any Credit Extension shall be used, directly or indirectly, to purchase or carry Margin Stock.

7.08 Payments to Bank Blocked Accounts.

(a) Each Co-Borrower shall, if such Co-Borrower receives payments from account debtors in the ordinary course of business, establish and maintain a lock box (“Lock Box”) through the Wells Fargo Bank Blocked Account, the SEG Bank Blocked Account or the Spark Bank Blocked Account, as applicable, or at another depositary institution acceptable to the Agent, and shall notify in writing and otherwise take such reasonable steps to ensure that all of its account debtors under any of its Accounts forward payment under such Accounts in the form of cash, checks, drafts or other similar items of payment directly to such Lock Box or directly by wire transfer to the SEG Bank Blocked Account, or the Spark Bank Blocked Account, as applicable, and shall provide Agent with reasonable evidence of such notification. Any payment in the form of cash, checks, drafts or similar items of payment received by any Co-Borrower in its Lock Box or otherwise shall be deposited into the Wells Fargo Bank Blocked Account, SEG Bank Blocked Account or Spark Bank Blocked Account, as applicable, no later than two Business Days following the date on which the applicable Co-Borrower receives such payment.

(b) In the event that any account debtor does not make any payment directly to the applicable Lock Box or the applicable Bank Blocked Account but instead makes such payment to a Loan Party, such Loan Party shall promptly deposit or cause to be deposited such amounts into the applicable Bank Blocked Account as soon as reasonably possible after receipt thereof.

(c) Agent may at any time following the occurrence of an Event of Default initiate the “Activation Period” or other analogous defined term (as defined in the Blocked Account Agreements) and thereafter all amounts deposited in the Bank Blocked Accounts shall be transferred as directed by the Agent. Co-Borrowers agree that, during the Activation Period, (a) no monies shall be withdrawn or otherwise transferred from any Bank Blocked Account without the Agent’s approval and (b) Agent is authorized to apply amounts contained in the Bank Blocked Accounts toward satisfaction of the Obligations.

7.09 Financial Covenants.

(a) Net Working Capital. The Net Working Capital of Parent and its Subsidiaries, on a Consolidated basis, shall at all times equal or be greater than the greater of (i) 20% of the aggregate Commitments in effect at such time and (ii) $12,000,000.

(b) Tangible Net Worth. The Tangible Net Worth of Parent and its Subsidiaries, on a Consolidated basis, shall at all times equal or be greater than (i) the net book value of PP&E on the Closing Date, plus (ii) the greater of (A) 20% of the aggregate Commitments in effect at such time and (B) $12,000,000.

(c) Leverage Ratio. Parent shall not at any time permit the ratio of (i) all Indebtedness of Parent and its Subsidiaries, on a Consolidated basis, at such time (excluding Subordinated Debt permitted by Section 7.13(c)) to (ii) Tangible Net Worth of Parent and its Subsidiaries, on a Consolidated basis, at such time to be more than 7.00 to 1.00.

(d) Right to Cure. In the event that the Co-Borrowers fail to comply with the financial covenants set forth in subsections (a), (b) or (c) above by an amount not exceeding twenty percent (20%) of the then-required applicable covenant level for any calendar month, until the expiration of the third (3rd) Business Day subsequent to the date on which monthly financial statements are required to be delivered pursuant to Section 7.01 (the “Cure Period”), the Co-Borrowers shall be permitted to cure such failure to comply by way of receiving Cure Contributions, and upon the date on which the Cure Period expires, such covenants shall be recalculated giving effect to the Cure Contributions. Solely for the purpose of curing a financial covenant, any such Cure Contributions shall be included in the calculation of Net Working Capital or Tangible Net Worth, as applicable, for the most recently ended month. If, after giving effect to the foregoing recalculations, Co-Borrowers shall then be in compliance with the requirements of such covenants, Co-Borrowers shall be deemed to have satisfied the requirements of such covenants as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for the purposes of this Agreement and the other Loan Documents. Co-Borrowers shall provide Agent with notice of intent to exercise their right to cure contained in this subsection within 45 days of the end of the calendar month for which the cure is sought. Notwithstanding anything to the contrary contained this Agreement, from the date of receipt of such notice until the date on which the Cure Period expires, neither Agent nor any Bank shall exercise rights or remedies with respect to any Default or Event of Default solely on the basis that an Event of Default has occurred and is continuing under Section 7.09(a), (b) or (c). The Cure Contributions must be received no later than the end of the applicable Cure Period. In any rolling twelve month period, there shall be no more than two (2) Cure Contributions permitted, and no more than three (3) Cure Contributions shall be permitted during the term of this Agreement.

7.10 Limitation on Liens. The Loan Parties shall not, nor shall the Loan Parties suffer or permit any of their Subsidiaries to make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than

(a) any Lien existing on property of the Loan Parties on the date hereof and set forth in Schedule 7.10;

(b) any Lien created under any Loan Document;

(c) Liens for Taxes, fees, assessments or other governmental charges or levies which are not delinquent or remain payable without penalty or the validity of which is being diligently contested in good faith by appropriate proceedings (and fully reserved for on the books of such Person to the extent such item is material);

(d) Liens on POR Collateral;

(e) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, and Liens of interest owners arising pursuant to Texas Bus. & Com. Code Section 9.343, or comparable law of other states, or Liens securing the Loan Parties’ obligations under leases or deferred payment purchases of equipment and automobiles used in the Loan Parties’ business;

(f) non-consensual statutory Liens arising in the ordinary course of the Loan Parties’ business to the extent such Liens secure indebtedness which is not past due or such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(g) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of the Loan Parties as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(h) pledges and deposits of cash by any Loan Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Loan Party;

(i) pledges and deposits of cash by any Loan Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of indebtedness), public or statutory obligations, surety bonds, performance bonds and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Loan Party;

(j) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof and equipment or other materials which are not owned by any Loan Party located on the owned or leased premises of such Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and the precautionary UCC financing statement filings in respect thereof;

(k) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, such Liens are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and a stay of enforcement of any such Liens is in effect;

(l) Liens granted by any Loan Party on its or their rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure payment of the premiums and other amounts owed to the insurers or such premium finance company with respect to such insurance policy;

(m) Liens on cash deposits in the nature of a right of setoff, banker’s Lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts; and

(n) Liens by way of cash collateral under and as provided for in Master Agreements such as NAESB Gas Contracts, EEI Master Agreements, ISDA Master Agreements, or similar types of agreements provided the aggregate outstanding amount of cash collateral does not exceed $30,000,000 (all of the foregoing collectively, “Permitted Liens”).

7.11 Fundamental Changes. The Loan Parties shall not, nor suffer or permit any of their Subsidiaries to, merge, consolidate with or into, liquidate or dissolve, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) as permitted pursuant to Section 7.19 and (b) if no Default or Event of Default has occurred and is continuing, the merger of any Co-Borrower into any other Co-Borrower; provided that, the surviving Co-Borrower executes and delivers to Agent all additional security documentation as the Agent may reasonably require in order to reaffirm the security interest of the Agent for the benefit of the Secured Parties in the Collateral.

7.12 Loans, Investments and Acquisitions. The Loan Parties shall not, nor suffer or permit any of their Subsidiaries to (without the consent of Agent), purchase or acquire or make any commitment therefor, any equity interest, or any obligations or other securities of, or any interest in, any Person or make or commit to make any acquisitions, or make or commit to make any advance, loan, extension of credit (other than pursuant to sales on open account in the ordinary course of any Loan Party’s business) or capital contribution to or any other investment in, any Person, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or cash equivalents, provided, that, subject to Section 7.21, Agent shall have been granted a valid enforceable first priority security interest with respect to the deposit account, investment account or other account in which such cash or cash equivalents are held;

(c) loans and advances by any Loan Party to employees of such Loan Party for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Loan Party, (ii) reasonable and necessary relocation expenses of such employees, and (iii) hardship situations being experienced by any such employee(s); provided that the aggregate amount of (i), (ii) and (iii) above does not exceed $1,000,000 at any one time outstanding;

(d) stock or obligations issued to any Loan Party by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, together with such stock power, assignment or endorsement by such Loan Party in order to perfect the security interest of Agent and the Banks in any such stock or instrument;

(e) obligations of account debtors to any Loan Party arising from Accounts which are past due that are evidenced by a promissory note made by such account debtor payable to such Loan Party; provided, that, promptly upon the receipt of the original of any such promissory note by such Loan Party, such promissory note shall be endorsed to the order of Agent by such Loan Party and promptly delivered to Agent as so endorsed in order to perfect the security interest of Agent and the Banks in any such promissory note;

(f) loans by a Loan Party to another Loan Party after the date hereof, provided, that, as to all of such loans, (i) within thirty (30) days after the end of each fiscal year, the Co-Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of such year, (ii) the indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the original of such note or other instrument is promptly delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of any such loan and after giving effect thereto, the Loan Party making such loan shall be solvent, and (iv) as of the date of any such loan and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(g) investments (other than loans) of any Loan Party in another Loan Party;

(h) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financial troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) investments consisting of non-cash consideration for any Dispositions permitted under this Agreement, provided that such investments become subject to the first priority, perfected liens created under the Loan Documents;

(j) Equity Investments in any Person that is not a Loan Party, provided that:

(i) no Default or Event of Default has occurred and is continuing at the time of such Equity Investment; and

(ii) no single Equity Investments may exceed $10,000,000 without the prior written consent of the Agent; and

(iii) such Equity Investments plus outstanding Affiliate Obligations may not exceed $15,000,000 in the aggregate at any time outstanding without the prior written consent of the Majority Banks;

(k) Permitted Acquisitions; provided that,

(i) if the purchase price of such Permitted Acquisition is greater than $5,000,000, prior to the consummation of any Permitted Acquisition, the Co-Borrowers shall deliver to Agent (A) a valuation model specific to such Permitted Acquisition detailing historical performance metrics and reasonably detailed projections for the succeeding two years pertaining to the Person or business to be acquired and updated projections for the Loan Parties after giving effect to such Permitted Acquisition, (B) copies of all material documentation pertaining to such Permitted Acquisition, (C) all such other information and data relating to such Permitted Acquisition or the Person or business to be acquired as may be reasonably requested by the Agent; and (D) at least 5 Business Days (or such lesser period as is reasonably acceptable to the Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Co-Borrowers shall have delivered to the Agent a certificate of a Responsible Officer certifying that (1) such acquisition is a Permitted Acquisition, including calculations in form and substance satisfactory to the Agent reflecting pro forma compliance with the financial covenants in Section 7.09, and (2) such Permitted Acquisition could not reasonably be expected to result in a Material Adverse Effect; and

(ii) if the purchase price of such Permitted Acquisition is less than or equal to $5,000,000, at least one Business Day (or such lesser period as is reasonably acceptable to the Agent) prior to the proposed date of consummation of the Permitted Acquisition, the Co-Borrowers shall have delivered to the Agent a certificate of a Responsible Officer certifying that (1) such acquisition is a Permitted Acquisition and (2) such Permitted Acquisition could not reasonably be expected to result in a Material Adverse Effect;

(l) Loans to Affiliates resulting in an Affiliate Obligation, provided that outstanding Affiliate Obligations plus Equity Investments may not exceed $15,000,000.00 in the aggregate at any time outstanding without the prior written consent of the Majority Banks; and

(m) Loans to Affiliates not to exceed $1,000,000 in the aggregate at any time outstanding for general and administrative expense reimbursement.

7.13 Limitation on Indebtedness and Other Monetary Obligations. The Loan Parties shall not, nor suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or other monetary obligations, including guaranties, except for

(a) Indebtedness and obligations incurred pursuant to this Agreement or pursuant to a Swap Contract;

(b) Indebtedness and obligations consisting of trade payables in the ordinary course of business and consistent with past practices;

(c) Subordinated Debt owed to an Affiliate of the Co-Borrowers (other than Parent and its Subsidiaries);

(d) Indebtedness and obligations existing on the date hereof and described on Schedule 7.10;

(e) purchase money Indebtedness (including Capital Leases) in a maximum principal amount not exceeding $5,000,000 to the extent secured by purchase money security interests in automobiles and/or equipment (including Capital Leases) so long as such security interests do not apply to any property of such Loan Party other than the automobiles and equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such automobiles or equipment so acquired, as the case may be, or any refinancings, refundings, renewals or extensions thereof;

(f) guarantees by any Loan Party of the Obligations of the other Loan Parties in favor of Agent for the benefit of the Secured Parties;

(g) guarantees by any Loan Party of any Indebtedness permitted pursuant to this Section 7.13 of any other Loan Party;

(h) the Indebtedness of any Loan Party to another Loan Party pursuant to loans permitted under the terms of this Agreement;

(i) the obligations of any Loan Party or any of its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services, so long as such obligations are incurred in the ordinary course of business; and

(j) other unsecured Indebtedness on terms and conditions reasonably satisfactory to the Agent in an aggregate principal amount not exceeding $15,000,000 at any time outstanding.

7.14 Transactions with Affiliates. The Loan Parties shall not, nor suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of the Loan Parties that are not Loan Parties, except upon fair and reasonable terms no less favorable to any Loan Party than such Loan Party would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of such Loan Party, except for (a) transactions pursuant to the IPO Restructuring Documents and (b) compensation and employee benefit arrangements paid to, and awards granted thereunder, and indemnities provided for the benefit of, directors, officers, consultants and employees of the Loan Parties in the ordinary course of business.

7.15 Restricted Payments. The Loan Parties shall not, nor permit any of their Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their capital stock, or purchase, redeem or otherwise acquire for value any of their capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or make any payments under the Tax Receivable Agreement; except that the Loan Parties may:

(a) declare and make dividend payments or other distributions payable solely in their common Equity Interests;

(b) purchase, redeem or otherwise acquire their common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(c) declare and make cash distributions to NuDevco Holdings, NuDevco Retail and the holders of Equity Interests of the Parent from cash on hand of HoldCo and the Parent in accordance with the organizational documents of HoldCo and the Parent, provided that before and immediately after giving effect to such proposed distribution, (i) no Default or Event of Default would exist, (ii) the Loan Parties are in pro forma compliance with the financial covenants in Section 7.09 and (iii) the Effective Amount of all Working Capital Loans then outstanding plus the Effective Amount of all L/C Obligations does not exceed the lesser of the aggregate of the Commitments or the Borrowing Base Advance Cap;

(d) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities to another Loan Party, or purchase, redeem or otherwise acquire for value any of their capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, from another Loan Party; provided, that no such distribution shall be declared or paid unless, immediately after giving effect to such proposed distribution, no Default or Event of Default would exist; and

(e) make payments under the Tax Receivable Agreement; provided that before and immediately after giving effect to such proposed payment, (i) no event or circumstance exists which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default under Section 8.01(a), (e) or (f), (ii) the Loan Parties are in pro forma compliance with the financial covenants in Section 7.09 and (iii) the Effective Amount of all Working Capital Loans then outstanding plus the Effective Amount of all L/C Obligations does not exceed the lesser of the aggregate of the Commitments or the Borrowing Base Advance Cap.

7.16 Certain Changes. The Loan Parties shall not, nor permit any of their Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Loan Parties and their Subsidiaries on the date hereof. No Loan Party shall make any significant change in accounting treatment or reporting practices, except as required by GAAP or to comply with SEC accounting rules and regulations, or change the fiscal year of any Loan Party and upon any such change shall promptly notify the Agent thereof.

7.17 Net Position. If at any time the aggregate Net Position of a Loan Party exceeds the amounts set forth in the Risk Management Policy, the Loan Parties shall promptly notify the Agent, which notification shall explain the circumstances of such deviation and set forth a plan that provides in reasonable detail the actions the Loan Party proposes to take to reduce the applicable position deviation to an amount to achieve compliance with the Risk Management Policy. The Agent will, upon receipt of such notification, notify the Banks. If the Majority Banks determine in their sole discretion that such excess could reasonably be expected to have a Material Adverse Effect on the Loan Parties taken as a whole, then such failure to comply with the Risk Management Policy shall constitute an Event of Default and Agent shall promptly notify the Loan Parties of such determination. In any event, if the Loan Parties allow their aggregate Net Position to exceed the amounts set forth in the Risk Management Policy for a period exceeding three (3) Business Days, an Event of Default shall be deemed to have occurred.

7.18 Location of Inventory. The Loan Parties will not, nor permit any of their Subsidiaries to (unless approved by the Agent in writing) maintain any inventory at any location except as set forth on Schedule 7.18 unless the Loan Parties have given the Agent at least two weeks’ prior notice of the transfer to or storage of inventory at such other location and prior to maintaining any inventory at such location shall have disclosed to Agent the identity of the owner of the storage facility and shall have taken all steps necessary to provide the Banks with a first priority perfected security interest in such inventory.

7.19 Disposition of Assets. The Loan Parties shall not, nor shall the Loan Parties suffer or permit any of their Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except for:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of worn-out, obsolete or surplus automobiles and/or equipment or the Disposition of automobiles and/or equipment no longer used or useful in the business of any Co-Borrower;

(c) Dispositions of accounts receivable pursuant to POR Agreements;

(d) Dispositions of accounts receivable to the insurer of such accounts receivable to the extent that one or more Co-Borrowers has account receivables insurance covering certain account receivables, subsequently makes a claim under such insurance, and the insurer of such accounts receivable requires such assignment;

(e) Dispositions in connection with sale and leaseback transactions in an amount not to exceed $5,000,000.00 in the aggregate during any twelve (12) month period;

(f) Dispositions between Loan Parties; and

(g) Dispositions (not including Dispositions described in (a) through (f) above) in an amount not to exceed $10,000,000.00 in the aggregate during any twelve (12) month period or $5,000,000.00 for any single transaction; provided that (i) such Disposition is made for fair market value, (ii) before and immediately after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing and (iii) before and immediately after giving effect to such Disposition, the Loan Parties are in pro forma compliance with the financial covenants in Section 7.09.

7.20 Additional Security Documentation. The Loan Parties shall, and shall cause their Subsidiaries to, execute such additional security documentation as the Agent may from time to time require in order to maintain the security interest of the Agent for the benefit of the Secured Parties in the Collateral.

7.21 Cash in Accounts Not Subject to Control Agreement. The Loan Parties and their Subsidiaries shall not have, at any time, an amount in excess of $750,000.00, in the aggregate, in any accounts (excluding cash deposits subject to Liens permitted by Section 7.10(n)) which are not subject to a perfected security interest in favor of the Agent for the benefit of the Secured Parties by virtue of a three-party control agreement in form and substance satisfactory to the Agent.

7.22 Security for Obligations. The Loan Parties shall, and shall cause their Subsidiaries to, at all times maintain security interests in favor of the Agent for the benefit of the Secured Parties so that the Agent shall have a first priority perfected lien on all Collateral of the Loan Parties and any of their Subsidiaries, to secure the Obligations.

7.23 Subsidiaries. Each Subsidiary of any Loan Party (other than Subsidiaries which are Co-Borrowers), now existing or created, acquired or coming into existence after the date hereof, shall execute and deliver to the Agent for the benefit of the Secured Parties (i) its absolute and unconditional guaranty of the timely repayment of, and the due and punctual performance of the Obligations, which guaranty shall be in the form of the Guaranty Agreement and (ii) if requested by Agent, a joinder to the applicable Security Documents, a Blocked Account Agreement (if applicable) and such other Loan Documents as the Agent may reasonably require. Each of such Subsidiary Guarantor shall deliver to the Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to the Agent and its counsel that such Subsidiary Guarantor has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any Security Documents and other documents which it is required to execute. The Loan Parties shall also deliver an updated Schedule 6.15 with respect to such Subsidiary in form and substance satisfactory to Agent if new Subsidiaries are formed or otherwise acquired subsequent to the date hereof.

7.24 Modifications to Billing Services Agreements. None of the Loan Parties shall, nor permit any of their Subsidiaries to, unless consented to by the Agent, enter into any material amendment to any POR Agreement, except that the POR Agreements may be extended by a Loan Party for additional periods as long as such extensions do not result in any material changes to the terms and conditions of such POR Agreements.

7.25 [Reserved].

7.26 [Reserved].

7.27 Risk Management Policy and Credit Policy. The Loan Parties shall not make any material amendment or modification to the Risk Management Policy or the Credit Policy in a manner materially adverse to the interests of the Agent, the Issuing Banks, or the Banks, without the prior written consent of the Majority Banks. The Loan Parties and Agent agree that upon request by Agent or by the Loan Parties, from time to time, the Loan Parties and Agent will review and evaluate the Loan Parties’ credit and risk management policies.

7.28 Prohibited Transactions. The Loan Parties shall not, and shall not permit any of their Subsidiaries to:

(a) (i) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Person in violation of any Anti-Terrorism Law, (ii) deal in or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law.

(b) directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

7.29 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.11 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.30 Burdensome Agreements. The Loan Parties shall not, and shall not permit any of their Subsidiaries to enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary of Parent to make any dividend or distribution to Parent or any other Subsidiary of Parent or to otherwise transfer property to or invest in Parent or any other Subsidiary of Parent, in each case, except for any agreement in effect (i) on the date hereof, including the IPO Restructuring Documents, or (ii)

at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of a Loan Party, (b) of any Loan Party to be jointly and severally liable in respect of the Obligations or any Subsidiary to guarantee the Obligations or (c) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.13(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.31 Transmitting Utility and Utility. The Loan Parties shall not knowingly take any action which would cause any Loan Party to be treated as a “transmitting utility”, as that term is defined in the Uniform Commercial Code of any applicable jurisdiction, or as a “utility”, as that term is defined in Section 261.001 of the Texas Business and Commerce Code.

7.32 Holding Company. The Parent shall not engage in any business or activity other than (a) the ownership of Equity Interests in HoldCo, (b) maintaining its corporate existence, (c) participating in income Tax, accounting and other administrative activities as the managing member of HoldCo, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) providing guarantees under Section 7.13(g), (f) making payments under the Tax Receivable Agreement, (g) performing obligations under the IPO Restructuring Documents, and (h) activities incidental to the businesses or activities described in clauses (a) through (g) of this Section 7.32, including, without limitation, the Parent’s issuance of Equity Interests.

7.33 Post-Closing Obligations. Within thirty (30) days following the Closing Date (or a later date acceptable to the Agent in its sole discretion), the Loan Parties shall deliver to the Agent copies of endorsements of the Loan Parties’ insurance policies maintained pursuant to Section 7.03 as reasonably requested by the Agent.

ARTICLE 8

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing or deposit any funds as Cash Collateral, or (ii) pay within three days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or misleading in any material respect on or as of the date made or deemed made; or

(c) Covenant Defaults. (i) Any Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any of Sections 7.07 through 7.17, 7.19, 7.24 or

7.27 through 7.32 of this Agreement or (ii) any Loan Party fails to perform any of the other terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents (other than those specified in Section 8.01(a) or (c)(i) above) and such failure referred to in this Section 8.01(c)(ii) shall continue unremedied for a period of three (3) Business Days after the earlier to occur of (A) notice thereof from the Agent to the Co-Borrowers (which notice will be given at the request of any Bank) or (B) a Responsible Officer otherwise becoming aware of such failure; or

(d) Cross-Default. Any of the Loan Parties or any Subsidiary of the Loan Parties, if any (i) fails to make any payment due (after giving effect to any applicable grace or cure period or waiver) in respect of any Indebtedness or contingent obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or contingent obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness or contingent obligation to cause such Indebtedness or contingent obligation to be declared to be due and payable prior to its stated maturity; or

(e) Insolvency; Voluntary Proceedings. Any of the Loan Parties or any Subsidiary of the Loan Parties (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct all or substantially all of its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any of the Loan Parties or any Subsidiary of any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Loan Parties’ or any Subsidiary of any Loan Party’s, properties and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any of the Loan Parties or any Subsidiary of any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any of the Loan Parties or any Subsidiary of any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(g) ERISA. The occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject any of the Loan Parties to liability in excess of $2,500,000; or

(h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against any of the Loan Parties or any Subsidiary of any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer is contractually obligated to pay and which is reasonably expected to be paid by such insurer) as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more; the liability for which is not the subject of an appeal, with appropriate bond or other surety being posted to suspend the effects of any such judgments; or

(i) Non-Monetary Judgments. Any non-interlocutory non-monetary judgment, order or decree is entered against any of the Loan Parties or any Subsidiary of any Loan Party which does or would reasonably be expected to have a Material Adverse Effect; or

(j) Change of Control. At any time (i) W. Keith Maxwell III (or trusts established for the benefit of W. Keith Maxwell III or his family members which are controlled by W. Keith Maxwell III) ceases to, directly or indirectly, own more than 50% (or, if higher, at least a Controlling Percentage) of the voting Equity Interests of the Parent, (ii) the Parent ceases to be the sole managing member of HoldCo, (iii) the Parent ceases to maintain full operational and managerial control of each Co-Borrower and its Subsidiaries such that any such Person is not Consolidated with the Parent in accordance with GAAP, (iv) the Parent, NuDevco Holdings and NuDevco Retail, collectively, cease to, directly or indirectly, own 100% of the Equity Interests of HoldCo, or (v) HoldCo ceases to, directly or indirectly, own 100% of the Equity Interests of any Co-Borrower (other than HoldCo) or any Guarantor (other than Parent).

(k) Guarantor Defaults. Any Guarantor fails to perform or observe any term, covenant or agreement in the Guaranty Agreement; or the Guaranty Agreement is for any reason (other than satisfaction in full of all Obligations and the termination of the Loans) partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other person contests in any manner the validity or enforceability thereof or denies that he has any further liability or obligation thereunder; any event described at subsections (e) or (f) of this Section occurs with respect to any Guarantor.

(l) Swap Obligations. There shall have occurred with respect to any Swap Contract to which a Co-Borrower is a party an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) which entitles the applicable Swap Bank to terminate the Swap Contract.

(m) Effectiveness of Loan Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms of this Agreement or the satisfaction in full of the Obligations) or is declared (by a Governmental Authority) null and void, or Agent does not have or ceases to have a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, except where the failure to have a valid and perfected Lien on any such Collateral and/or priority would not have a Material Adverse Effect on the security interest held by Agent on behalf of the Banks on all other Collateral, in each case for any reason other than the failure of Agent to take any action within its control, or (ii) any Loan Party contests the validity or enforceability of any Loan Document in writing or denies in writing that it has any further liability, including with respect to future advances by Banks, under any Loan Document to which it is a party.

8.02 Remedies. If any Event of Default occurs, exists and is continuing, the Agent may, with the consent of the Majority Banks, or shall, at the direction of the Majority Banks:

(a) terminate the commitment of each Bank hereunder;

(b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit), but only to the extent such amounts are not Cash Collateralized at the time, to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Co-Borrowers;

(c) require the Co-Borrowers to Cash Collateralize all L/C Obligations in the manner described in Section 3.07; and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable law including, without limitation, seeking to lift any stay that may be in effect under any Insolvency Proceeding;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 8.01, any obligation of the Banks to make Loans and to Issue Letters of Credit, if any, shall automatically terminate and an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall automatically become due and payable without further act of the Banks.

8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04 Application of Payments. Except as expressly provided in this Agreement, all amounts thereafter received or recovered under this Agreement or any other Loan Document whether as a result of a payment by the Co-Borrowers, the exercise of remedies by the Agent under any of the Loan Documents, liquidation of collateral or otherwise, shall be applied for the benefit of the Secured Parties on a pro rata basis from and after the date of the occurrence of any Sharing Event as provided in Section 2.01 of the Intercreditor Agreement.

ARTICLE 9

AGENT

9.01 Appointment and Authorization.

(a) Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as Agent may agree at the request of the Banks to act for Issuing Bank with respect thereto; provided, however, that Issuing Bank shall have all of the benefits and immunities (i) provided to Agent in this Article IX with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Article IX included Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to Issuing Bank. Prior to the Issuance of a Letter of Credit or upon the payment of any drawing on a Letter of Credit by Issuing Bank other than Agent, Issuing Bank shall provide written notice to Agent of the dollar amount, the date of such Issuance of payment and the expiry date for such Letter of Credit. Such Issuance shall be subject to the consent of Agent. Such consent shall not result in the imposition of any liability upon Agent.

9.02 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.03 Liability of Agent. None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Co-Borrowers or any Subsidiary or Affiliate of the Co-Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Co-Borrowers or any other party to any Loan Document to perform their obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to the Banks to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Co-Borrowers or any of the Co-Borrowers’ Subsidiaries or Affiliates.

9.04 Reliance by Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.02, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks.

9.05 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Banks, unless Agent shall have received written notice from a Bank or the Co-Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Banks of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

9.06 Credit Decision. Each Bank acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of the Loan Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Loan Parties hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of any of Agent-Related Persons.

9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so as provided for elsewhere in this Agreement or the other Loan Documents, if so provided), pro rata in accordance with each Bank’s Pro Rata Share (or if a Defaulting Bank exists, and without limitation to the obligations of such Defaulting Bank under this Agreement, with respect to each Non-Defaulting Bank, its Pro Rata Adjusted Percentage), from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to Agent-Related Persons of any portion of such Indemnified Liabilities found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent. THE FORGOING INDEMNITY INCLUDES AN INDEMNITY FOR THE NEGLIGENCE OF AGENT-RELATED PERSONS.

9.08 Agent in Individual Capacity. Société Générale and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Co-Borrowers and their Subsidiaries and Affiliates as though Société Générale were not Agent or Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Société Générale or its Affiliates may receive information regarding the Co-Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Co-Borrowers or such Affiliates) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, Société Générale shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent or Issuing Bank, and the terms “Bank” and “Banks” include Société Générale in its individual capacity.

9.09 Successor Agent. Agent may at any time and shall, if Agent becomes a Defaulting Bank, resign as Agent upon thirty (30) days’ notice to the Banks. If Agent resigns under this Agreement, the Banks shall appoint, from among the Banks, a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

9.10 Foreign Banks.

(a) Any Foreign Bank that is entitled to an exemption from or reduction of U.S. withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Agent, at the time or times reasonably requested by the applicable loan Party or the Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Foreign Bank, if reasonably requested by a Loan Party or the Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Loan Party or the Agent as will enable such Loan Party or the Agent to determine whether or not such Foreign Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 9.10 (b)(i), and (b)(iii) below) shall not be required if in the Foreign Bank’s reasonable judgment such completion, execution or submission would subject such Foreign Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Bank.

(b) Without limiting the generality of the foregoing,

(i) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Loan Party or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(ii) Any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of a Loan Party or the Agent), executed originals of any other form prescribed by an applicable Requirement of Law as a basis for claiming exemption from or a reduction in

U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit the applicable Loan Party or the Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Foreign Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Bank shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Loan Party or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Loan Party or the Agent as may be necessary for such Loan Party and the Agent to comply with their obligations under FATCA and to determine that such Foreign Bank has complied with such Foreign Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Foreign Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Agent in writing of its legal inability to do so.

9.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Banks and the Swap Banks, without the necessity of any notice to or further consent from the Banks or the Swap Banks, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks and the Swap Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of this Agreement, termination of all Swap Contracts with such Persons (other than Swap Contracts as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the applicable Issuing Bank in its sole discretion have been made), and the payment in full of all outstanding Obligations; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Loan Parties or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Loan Parties or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Loan Parties or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; (vi) in POR Collateral to the extent the release of the Agent’s Lien in such POR Collateral is required by the applicable POR Agreement or any Requirement of Law; or (vii) if approved, authorized or ratified in writing by the requisite Banks in accordance with Section 10.01. Upon request by the Agent at any time, the Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 9.11(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Agent’s rights under this Section 9.11.

9.12 Monitoring Responsibility. Each Bank will make its own credit decisions hereunder, including the decision whether or not to make advances or consent to the Issuance of Letters of Credit, thus the Agent shall have no duty to monitor the Collateral Position, the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Loan Parties. Each Bank assumes the responsibility of keeping itself informed at all times.

9.13 Swap Banks. To the extent any Affiliate of a Bank is a party to a Swap Contract with a Co-Borrower and thereby becomes a beneficiary of the Liens pursuant to the Security Documents or any other Loan Document, such Affiliate of a Bank shall be deemed to appoint the Agent its nominee and agent to act for and on behalf of such Affiliate (and the Agent hereby accepts such nomination and agrees to act as agent for such Affiliate) in connection with the Security Documents and such other Loan Documents and to be bound by the terms of this Article IX.

9.14 Other Agents; Arrangers. None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 10

MISCELLANEOUS

10.01 Amendments and Waivers. Except as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Co-Borrowers or any other Loan Party therefrom, shall be effective unless in writing and signed by the Majority Banks and the Co-Borrowers and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following at any time:

(i) waive any of the conditions specified in Section 5.01;

(ii) release any Guarantor, except a Guarantor that has ceased to be a Subsidiary of a Loan Party in a transaction permitted under this Agreement or release all or substantially all of the Collateral in any transaction or series of related transactions, except such releases relating to sales of property permitted under Section 9.11;

(iii) change any provision of this Section or the definition of “Majority Banks” or any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) amend, modify or waive the definitions of “Advance Sub-Limit Cap,” “Borrowing Base Advance Cap,” “L/C Sub-limit Caps,” “Pro Rata Share,” “Total Available Commitments,” “Pro Rata Share” or any provision of this Agreement relating to the pro rata treatment of the Banks;

(v) consent to the assignment or transfer by any Co-Borrower of any of its rights and obligations under this Agreement and the other Loan Documents;

(vi) amend, modify or waive any provisions of the Intercreditor Agreement; or

(vii) amend Section 2.15;

(b) no amendment, waiver or consent shall, unless in writing and signed by the Majority Banks and each Bank affected by such amendment, waiver or consent:

(i) increase Commitment of such Bank (or reinstate any commitment terminated pursuant to Section 8.02);

(ii) change the order of application of any prepayment set forth in Section 2.07;

(iii) reduce, forgive or waive the principal of, or interest on, the Working Capital Loans or any fees or other amounts payable hereunder to Banks;

(iv) postpone, waive or otherwise defer any date scheduled for any payment of principal of or interest on the Working Capital Loans or any fees or other amounts payable to Banks; or

(v) result in a Credit Extension in excess of the Borrowing Base Advance Cap;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above and each of the Co-Borrowers, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above and each of the Co-Borrowers, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

10.02 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, e-mail, electronic submissions or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of a Bank, in its administrative questionnaire provided by each such Bank to Agent, and Agent shall promptly provide such address to Co-Borrowers) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Co-Borrowers; provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 10.2(b). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, (ii) if given by e-mail or other electronic submissions, as set forth in Section 10.2(c) or (iii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section; provided, that notices pursuant to Articles II or III shall not be effective until actually received by the Banks.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication and (ii) no Notices of Borrowing or any notices regarding request for advances hereunder shall be permitted to be delivered or furnished by Co-Borrowers by electronic communication unless made in accordance with specific procedures approved from time to time by Agent.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

(d) Any agreement of the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Co-Borrowers. The Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Co-Borrowers to give such notice and the Banks shall not have any liability to the Co-Borrowers or other Person on account of any action taken or not taken by the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Co-Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Banks of a confirmation which is at variance with the terms understood by the Banks to be contained in the telephonic or facsimile notice.

(e) Parent and Co-Borrowers hereby acknowledge that (a) Agent will make available to the Banks and the Issuing Banks materials and/or information provided by or on behalf of Parent, Co-Borrowers and their Affiliates hereunder (collectively, “Borrower Materials”) by posting within a reasonable time after receipt from Parent or the Co-Borrowers such Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) (or, to the extent Borrower Materials are not timely delivered to Agent, that such Borrower Materials have not yet been received by Agent) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to Parent, Co-Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent and Co-Borrowers hereby agree that (c) all Borrower Materials that are to be made available to Public Banks, which are deemed by Parent and Co-Borrowers to be materials available to be released to the public, shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (d) by marking Borrower Materials “PUBLIC,” Parent and Co-Borrowers shall be deemed to have authorized Agent, the Issuing Banks and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (e) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (f) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS (AS DEFINED BELOW) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. To the fullest extent permitted by applicable law, in no event shall Agent or any of its Affiliates or their respective partners, directors, officers, employees, agents, trustees or advisors (collectively, the “Agent Parties”) have any liability to Parent, Co-Borrowers, any Bank, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Parent’s, any Co-Borrower’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of an Agent Party; provided, however, that in no event shall any Agent Party have any liability to Parent, any Co-Borrower, any Bank, the Issuing Banks or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any such transmission.

10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, any Issuing Bank, or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.04 Costs and Expenses. Parent and the Co-Borrowers shall:

(a) Whether or not the transactions contemplated hereby are consummated, pay or reimburse Agent within five (5) Business Days after demand for all reasonable costs and expenses incurred by Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document or any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs and costs of commercial finance examinations, incurred by Agent; and

(b) Pay or reimburse the Agent, the Issuing Banks, and the Banks within five (5) Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

(c) The agreements in this Section shall survive payments of all other Obligations.

10.05 Indemnity. Whether not the transactions contemplated hereby are consummated, Parent and the Co-Borrowers, jointly and severally, shall indemnify and hold the Agent, the Banks, the Issuing Banks, and each of their Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination of the Letters of Credit) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof; provided, however, that Parent and the Co-Borrowers shall have no obligation hereunder to any such indemnified Person with respect to any of the foregoing indemnified liabilities found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified Person. The agreements in this Section shall survive payment of all Obligations.

10.06 Joint and Several Liability of the Co-Borrowers.

(a) Each Co-Borrower states and acknowledges that: (i) pursuant to this Agreement, the Co-Borrowers desire to utilize their borrowing potential on a combined basis to the same extent possible if they were merged into a single corporate entity; (ii) each Co-Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Agent and the Banks hereunder and a desire of each Co-Borrower that each Co-Borrower execute and deliver to the Agent and the Banks this Agreement; and (iv) each Co-Borrower has requested and bargained for the structure and terms of and security for the Credit Extensions contemplated by this Agreement. The board of directors or similar governing body of each Co-Borrower has determined that such Co-Borrower’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Co-Borrower and is in the best interests of such Co-Borrower.

(b) Each Co-Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to the Agent, each Issuing Bank, and the Banks for the full and prompt payment and performance of the obligations of each Co-Borrower under this Agreement that may specify that a particular Co-Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify the Agent, each Issuing Bank, and each Bank, on demand, for and against any loss incurred by the Agent, any Issuing Bank, or any Bank as a result of any of the Obligations of any Co-Borrower being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to such Co-Borrower or any Person, the amount of such loss being the amount which the Agent, the Issuing Banks, or the Banks (or any of them) would otherwise have been entitled to recover from the Co-Borrowers.

(c) The direct or indirect value of the consideration received and to be received by any Co-Borrower in connection herewith is reasonably worth at least as much as the liability and obligations of each such Co-Borrower hereunder and the incurrence of such liability and Obligations in return for such consideration may reasonably be expected to benefit such Co-Borrower, directly or indirectly.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Co-Borrowers may not assign or transfer any of their rights or Obligations under this Agreement without the written consent of the Banks.

(b) The Agent, acting solely for this purpose as an agent of the Co-Borrowers, shall maintain a register for the recordation of the names and addresses of the Banks, and the

Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Co-Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, (i) if at any time any Issuing Bank assigns all of its Loans pursuant to Section 10.08, then such Issuing Bank shall, upon 30 days’ notice to the Co-Borrowers and the Banks, and (ii) any Issuing Bank may, upon 30 days’ prior written notice to the Co-Borrowers and the Banks, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Co-Borrowers shall be entitled to appoint from among the Banks a successor Issuing Bank to such Issuing Bank hereunder; provided, however, that no failure by the Co-Borrowers to appoint any such successor shall affect the resignation of such Issuing Bank. Such Issuing Bank shall retain all the rights and obligations of an Issuing Bank hereunder with respect to (i) all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and (ii) all L/C Obligations with respect to such Letters of Credit (including the right to require the Banks to make Loans or fund participations in L/C Obligations pursuant to Section 3.03).

10.08 Assignments, Participants, etc.

(a) Each Bank, at any time, may, subject to the consent of the Agent and each Issuing Bank, and, so long as no Event of Default has occurred and is continuing, the Co-Borrowers, such consent not to be unreasonably withheld, assign and delegate all, or any ratable part of all, of the rights and obligations of such Bank hereunder to one or more Eligible Assignees; provided, however, that the consent of the Co-Borrowers shall not be required with respect to an assignment from a Bank to one or more of its Affiliates or with respect to the assignment from one Bank to another Bank; provided, further, that (i) any such disposition shall not, without the prior consent of the Co-Borrowers, require the Co-Borrowers to apply to register or qualify the Loans or any Note under the securities laws of any state, (ii) Co-Borrowers and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Eligible Assignee until (x) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Eligible Assignee, shall have been given to the Co-Borrowers and the Agent by such Bank and the Eligible Assignee; (y) such Bank and its Eligible Assignee shall have delivered to the Co-Borrowers and the Agent an Assignment and Assumption (“Assignment and Assumption”) in form attached hereto as Exhibit I, together with any Note or Notes subject to such assignment; and (z) the assignor Bank or Eligible Assignee has paid to the Agent a processing fee in the amount of $3,500 (other than in the case of an assignment to an Affiliate of the assigning Bank) and (iii) each such assignment to an Eligible Assignee (other than any Bank) shall be in an aggregate principal amount of $5,000,000 or a whole multiple in excess thereof (other than in the case of (A) an assignment of all of a Bank’s interests under this Agreement or (B) an assignment to an Affiliate of the assigning Bank), and provided, further, that such an assignment may not be made to any Co-Borrower or an Affiliate thereof.

(b) From and after the date that a Bank gives such notice to the Co-Borrowers, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to an Assignment and Assumption agreement, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) The Co-Borrowers shall execute and deliver new Notes evidencing such assignee’s assigned Loans and the Commitment, and, if the assignor Bank has retained a portion of its Loans and the Commitment, replacement Notes in the principal amount of the Loans and the Commitment retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by the Bank). Upon receipt by the applicable Banks of the new Notes, the applicable Banks shall promptly deliver the original Notes to the Co-Borrowers. This Agreement shall be amended to the extent, but only to the extent, necessary to reflect the addition of the assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment of allocated to each assignee shall reduce such Commitment of the assigning Bank pro tanto.

(d) Each Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Co-Borrowers (each, a “Participant”) participating interests in any Loans and the Commitment of such Bank and the other interests of such Bank (the “Originating Bank”) hereunder and under the other Loan Documents; provided, however, that the Co-Borrowers shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank’s rights and obligations under this Agreement and the other Loan Documents.

Any agreement or instrument pursuant to which a Originating Bank sells such a participation shall provide that such Originating Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Originating Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01(a), (b), (c), (d) or (e) that affects such Participant. Each Co-Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.02 and 4.03 (subject to the requirements and limitations therein) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 10.16 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.02, with respect to any participation, than its Originating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Requirements of Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Co-Borrowers’ request, to use reasonable efforts to cooperate with the Co-Borrowers to effectuate the provisions of Section 10.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.16 as though it were a Bank. Each Originating Bank shall, acting solely for this purpose as an agent of the Co-Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan

Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Co-Borrowers and provided to it by the Co-Borrowers under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Bank or any of its representatives, (ii) was or becomes available on a non-confidential basis from a source other than the Co-Borrowers, provided that such source is not bound by a confidentiality agreement with the Co-Borrowers known to such Bank, or (iii) any information internally developed by a Bank or its employees without the use of confidential or secret information furnished by any of the Co-Borrowers; provided, however, that each Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which such Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors and other professional advisors who are under a duty to maintain the confidentiality of such information; (G) to any Affiliate of such Bank and to the Bank’s and such Affiliates’ respective officers, directors, employees, agents, consultants and counsel, for whom such Bank shall be responsible, or to any participant or assignee, actual or potential, any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Co-Borrowers, their Subsidiaries and the Obligations; provided, however, that such Affiliate, participant or assignee agrees to keep such information confidential to the same extent required of such Bank hereunder, (H) to any credit insurer or reinsurer and (I) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Co-Borrowers are party or are deemed party with such Bank.

(f) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists, the Agent, the Issuing Bank and the Banks are authorized at any time and from time to time, without prior notice to the Loan Parties, any such notice being waived by the Loan Parties to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent, the Issuing Bank and the Banks to or for the credit or the account of the Loan Parties against any and all Obligations, now or hereafter existing, irrespective of whether or not the Agent, the Issuing Bank or the Banks shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Agent, the Issuing Bank and the Banks agree promptly to notify the Co-Borrowers after any such set-off and application made by the Agent, the Issuing Bank or the Banks; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.11 Automatic Debit. With respect to any commitment, fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Banks, or the Banks under the Loan Documents, the Co-Borrowers hereby irrevocably authorize the Agent to debit any deposit account of Co-Borrowers with the Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or the cost or expense then due, such debits will be reversed (in whole or in part, in Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.12 Bank Blocked Account Charges and Procedures. Agent is hereby authorized to charge any deposit account of the Co-Borrowers or any of them maintained at Agent for any fee, cost or expense (including Attorney Costs) due and payable to the Banks under the Loan Documents. If the available balances in such deposit accounts are not sufficient to compensate the Banks for any such charges or fees due the Banks, the Co-Borrowers agree to pay on demand the amount due the Banks. Each of the Co-Borrowers agrees that it will not permit the Bank Blocked Accounts to become subject to any other pledge, assignment, Lien, charge or encumbrance of any kind, nature or description, other than the Banks’ security interest or any Lien the bank where such Bank Blocked Accounts are held may have.

10.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Banks and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.15 Acknowledgments. Parent and the Co-Borrowers hereby acknowledge that:

(a) they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) the Agent, the Issuing Bank and the Banks have no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent, the Issuing Bank and the Banks on the one hand and the Loan Parties on the other hand, in connection herewith or therewith is solely that of debtors and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Issuing Bank, the Banks and the Loan Parties.

10.16 Replacement of Banks. If any Bank requests compensation under Section 4.02, or if any Co-Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 4.01, or in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.01, the consent of the Majority Banks shall have been obtained but the consent of one or more of such other Banks whose consent is required shall not have been obtained, or with respect to any Bank during such time as such Bank is a Defaulting Bank, then the Co-Borrowers may, at their sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) Such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.03) from the assignee (to the extent of such outstanding principal and accrued interest and fees);

(b) in the case of any such assignment resulting from a claim for compensation under Section 4.02 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable Laws.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling a Co-Borrower to require such assignment and delegation cease to apply.

10.17 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK; OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF PARENT, THE CO-BORROWERS AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. PARENT, THE CO-BORROWERS AND THE BANKS EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. PARENT AND THE CO-BORROWERS EACH HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON PARENT OR THE CO-BORROWERS AND IRREVOCABLY APPOINT CORPORATION SERVICE COMPANY, 80 STATE STREET, ALBANY, NY 12207-2543, ALBANY COUNTY, AS REGISTERED AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK AND AGREE TO OBTAIN A LETTER FROM CT CORPORATION ACKNOWLEDGING SAME AND CONTAINING THE AGREEMENT OF CT CORPORATION TO PROVIDE THE BANKS WITH THIRTY (30) DAYS ADVANCE NOTICE PRIOR TO ANY RESIGNATION OF CT CORPORATION SYSTEM AS SUCH REGISTERED AGENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.18 WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE

VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF, THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.19 ENTIRE AGREEMENT. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES HERETO, AND SUPERCEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

10.20 Intercreditor Agreement. Each Bank hereby agrees that it shall take no action to terminate its obligations under the Intercreditor Agreement and will otherwise be bound by and take no actions contrary to the Intercreditor Agreement.

10.21 USA Patriot Act Notice. Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies Parent and each Co-Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bank or the Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonably, such information and take such actions as are reasonably requested by each Bank and the Agent to maintain compliance with the Patriot Act.

10.22 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of CEA Swap Obligations, if any (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under any Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CO-BORROWERS:

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ Nathan Kroeker /s/
Name:	Nathan Kroeker
Title:	Chief Executive Officer & President

SPARK ENERGY, LLC
a Texas limited liability company

By:	/s/ Nathan Kroeker /s/
Name:	Nathan Kroeker
Title:	Chief Executive Officer & President

SPARK ENERGY GAS, LLC,
a Texas limited liability company

By:	/s/ Nathan Kroeker /s/
Name:	Nathan Kroeker
Title:	Chief Executive Officer & President

PARENT:

SPARK ENERGY, INC.,
a Delaware corporation

By:	/s/ Nathan Kroeker /s/
Name:	Nathan Kroeker
Title:	Chief Executive Officer & President

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

AGENT:

SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/ Michiel V.M. Van Der Voort /s/
Name:	Michiel V.M. Van Der Voort
Title:	Managing Director

BANKS:

SOCIÉTÉ GÉNÉRALE, as an Issuing Bank and a Bank

By:	/s/ Michiel V.M. Van Der Voort /s/
Name:	Michiel V.M. Van Der Voort
Title:	Managing Director

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

NATIXIS, NEW YORK BRANCH, as a Bank

By:	/s/ Arnaud Stevens /s/
Name:	Arnaud Stevens
Title:	Managing Director & Group Head

By:	/s/ Paul Moisselin /s/
Name:	Paul Moisselin
Title:	Vice President

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND,” NEW YORK BRANCH, as a Bank

By:	/s/ Rodney P. Hutchinson /s/
Name:	Rodney P. Hutchinson
Title:	Executive Director

By:	/s/ Chan K. Park /s/
Name:	Chan K. Park
Title:	Managing Director

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

RBI INTERNATIONAL FINANCE (USA) LLC, as a Bank

By:	/s/ Astrid Wilke /s/
Name:	Astrid Wilke
Title:	Group Vice President

By:	/s/ Pearl Geffers /s/
Name:	Pearl Geffers
Title:	First Vice President

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

COMPASS BANK, as a Bank

By:	/s/ Stephen Shelton /s/
Name:	Stephen Shelton
Title:	Senior Vice President

Signature Page to Credit Agreement

Spark HoldCo, LLC, et al.

ANNEX A

SECURITY SCHEDULE

1.	Security Agreement

2.	Guaranty of Parent

3.	Pledge Agreement of Parent

4.	Pledge Agreement of HoldCo

5.	Blocked Account Agreements

(a)	Three Party Agreement Relating to Bank Accounts among Agent, SEG and Compass Bank

(b)	Three Party Agreement Relating to Bank Accounts among Agent, Spark and Compass Bank

(c)	Three Party Agreement Relating to Bank Accounts among Agent, Parent and Compass Bank

(d)	Three Party Agreement Relating to Bank Accounts among Agent, HoldCo and Compass Bank

(e)	Assignment of Hedging Account and Control Agreement among SEG, Agent and Newedge USA, LLC

(f)	Assignment of Hedging Account and Control Agreement among Spark, Agent and Newedge USA, LLC

(g)	Deposit Account Control Agreement (Access Restricted After Notice) among SEG, Agent and Wells Fargo Bank, National Association covering the Wells Fargo Bank Blocked Account

Annex A

Annex B

CREDIT LIMITS

Counterparty	For customers and markets where Co-Borrowers are able to include mark-to- market component solely with respect to fixed price sales. Variable price sales shall have a credit limit as authorized below.	For customers and markets
where Co-Borrowers are
unable to include mark-to-
market component solely
with respect to fixed price
sales. Variable price sales
shall have a credit limit as
authorized in the second
		column.
Residential*	$5,000	$500
Small and Medium Businesses*	$50,000	$5,000
Commercial and Industrial customers and customers that are governmental entities with no credit rating or a credit rating of less than Baa3/BBB- by Moodys/S&P*	$1,000,000	$500,000
Commercial and Industrial customers and customers that are governmental entities with a credit rating of Baa3/BBB- or higher by Moodys/S&P or supported by credit insurance acceptable in form and substance to Agent **	$5,000,000	$2,500,000
POR Receivables from counterparties with no credit rating or a credit rating of less than Baa3/BBB- by Moodys/S&P *	$5,000,000	$5,000,000
POR Receivables from counterparties with a credit rating of Baa3/BBB- or higher by Moodys/S&P or supported by credit insurance acceptable in form and substance to Agent **	$25,000,000	$25,000,000

*	Such Accounts shall be classified as Tier II Accounts.
**	Such Accounts shall be classified as Tier I Accounts.

Annex B

Annex C

APPROVED ACCOUNT DEBTORS

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:

Anadarko Energy Services, Corp.		$3,000,000	2
Atmos Energy Marketing, LLC		$6,000,000	2	Atmos Energy Holdings, Inc.
Autonation USA Corp.		$2,000,000	2
Barclays Bank, PLC	A	$10,000,000	1
BG Americas & Global LLC		$2,000,000	2
BG LNG Services, LLC		$3,000,000	2
BP Canada Energy Co.	A	$12,000,000	1
BP Energy Co.	A	$15,000,000	1
BP Products North America	A	$6,000,000	1
Burger King Corp.	B+	$2,000,000	2
Burlington Northern Santa Fe, LLC	BBB+	$1,500,000	1
Calpine Energy Services, LP	B+	$5,000,000	2	Calpine Corporation
Campbell Soup Supply Company, LLC		$6,000,000	2
Capital District Energy Center Cogeneration Associates		$2,000,000	2	Power Cor Max 2MM for Capital District, Pawtucket and Pittsfield
CenterPoint Energy Services, Inc.		$2,000,000	2
Chesapeake Energy Marketing, Inc.		$3,000,000	2

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Chevron Phillips Chemical Company LP	A-	$6,000,000	1
Chevron Texaco Natural Gas, a division of Chevron (USA) Inc.		$2,000,000	2
CIMA Energy, Ltd.		$2,000,000	2
City of San Antonio, TX		$10,000,000	2
Colonial Energy, Inc.		$2,000,000	2
Columbia Gas of Ohio		$4,000,000	2
Conectiv Energy Supply, Inc.		$1,500,000	2
ConocoPhillips	A	$6,000,000	1
Conopco Inc. dba Unilever North America		$5,000,000	2
Consolidated Edison Solutions		$2,000,000	2
Constellation Energy Commodities Group (fka Constellation Power Source, Inc.)		$2,000,000	2
Constellation Proliance LLC		$2,000,000	2
CP Energy Marketing (U.S.) Inc.	BBB-	$1,000,000	2	Capital Power, L.P.
DCP Midstream Marketing, LP (fka Duke Energy Field Services Marketing, LP)		$1,500,000	2
Devon Energy Production Company, LP		$3,000,000	2
Dillard’s, Inc.	BB+	$2,000,000	2
Direct Energy Business Marketing, LLC (fka Hess Corp.)	BBB	$10,000,000	1

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Dow Hydrocarbons & Resources, Inc.		$5,000,000	2
Dufour Petroleum Inc.		$5,000,000	2
Dynegy Inc.	B	$2,000,000	2
EDF Trading North America, LLC		$5,000,000	2
Emera Energy Services,	BBB+	$5,000,000	1	Emera Inc.
Enbridge Marketing (US) LP		$2,000,000	2
EnCana Marketing (USA) LP		$2,000,000	2
Energy Authority, Inc. (The)		$3,000,000	2
Energy USA-TPC Corp.		$2,500,000	2
Enjet, Inc.		$—	2
Enserco Energy, Inc.		$2,000,000	2
Enterprise Products Operating LLC	BBB+	$18,000,000	1
ERCOT	Aa3	$5,000,000	1
ETC Marketing Ltd.		$2,500,000	2
Exempla Healthcare		$2,500,000	2
FerrellGas, LP	B+	$2,000,000	2
Fitchburg Gas and Electric Light Company		$3,000,000	2
Forest Oil Corp.	B-	$1,100,000	2
Formosa Plastics Corp. USA	BBB+	$2,000,000	1
Gavilon, LLC	NR	$4,000,000	2	Gavilon Group, LLC

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Gazprom Marketing & Trading USA, Inc.		$5,000,000	2	Gazprom Marketing & Trading, Ltd.
General Services Administration	US Gov	$10,000,000	1
Goodrich Petroleum Corp.	B-	$2,000,000	2
Hannaford Bros. Co.		$2,500,000	2
Hartford Hospital		$3,000,000	2
Heritage Energy Resources, LLC		$3,000,000	2
Home Depot USA, Inc.		$1,500,000	2
Hopewell Cogeneration LP		$2,000,000	2
Houston Pipeline Co.		$3,000,000	2
Inergy Propane, LLC		$3,500,000	2
Integrys Energy Services, Inc. (fka WPS Energy Services, Inc.)		$4,000,000	2
Interstate Gas Supply, Inc.		$3,000,000	2
J.Aron & Co.		$3,000,000	2
Jefferson and Cocke Counties, TN		$3,000,000	2
Jefferson County School District		$1,500,000	2
JP Morgan Ventures Energy Corporation	A	$5,000,000	1	JP Morgan Chase & Company
Kinder Morgan Tejas Pipeline,LLC		$4,000,000	2	Kinder Morgan Energy Partners, LP
Kinder Morgan Texas Pipeline, LLC		$4,000,000	2	Kinder Morgan Energy Partners, LP

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Kinetic Resources (USA)		$1,500,000	2
Macquarie Energy, LLC (fka Macquarie Cook Energy, LLC and Cook Inlet Energy Services)		$3,000,000	2
Marathon Petroleum Corp	BBB	$10,000,000	1
Merrill Lynch Commodities, Inc.	BBB	$3,000,000	2	Merrill Lynch & Co., Inc.
MHC Operating Limited Partnership		$1,500,000	2
Mieco, Inc.		$1,500,000	2
MillerCoors LLC		$2,000,000	2
Mohegan Tribal Gaming Authority	B-	$2,000,000	2
Morgan Stanley Capital Group, Inc.		$3,000,000	2
Murphy Gas Gathering		$3,000,000	2
New York City Housing Authority		$12,000,000	1
New York State Power Authority		$7,000,000	1
Nexen Inc.	BBB-	$6,000,000	1
Nexen Marketing (USA) Inc.		$2,000,000	2
NextEra Energy Power Marketing, Inc. (fka FPL Energy Power Marketing, Inc.)	A-	$1,500,000	1	NextEra Energy Capital Holdings Inc.
Niska Gas Storage	B+	$2,000,000	2
Occidental Energy Marketing, Inc.		$6,000,000	2
ONEOK Energy Services Company, LP		$3,000,000	2
ONEOK Hydrocarbon, LP		$3,000,000	2

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Pacific Gas & Electric Company	BBB	$10,000,000	1
Pacific Summit Energy, LLC		$5,000,000	1	Sumitomo Corporation
Pawtucket Power Associates Limited Partnership		$2,000,000	2	Power Corp Max 2MM for Capital District, Pawtucket and Pittsfield
Philadelphia Gas Works		$3,000,000	2
Pittsfield Generating Company LP		$2,000,000	2	Power Corp Max 2MM for Capital District, Pawtucket and Pittsfield
Placid Refining Co, LLC		$2,000,000	2
Plains Marketing, LP		$5,000,000	2
Pontchartrain Natural Gas System	NR	$2,000,000	2	Enterprise Products Operating, LLC
Praxair Surface Technologies, Inc.	NR	$7,500,000	1
PSEG Power New York, Inc.		$2,000,000	2
Range Resources Corp.	BB	$3,000,000	2
Repsol Energy North America Corporation		$5,000,000	2	Repsol YPF S.A for $2.5 million
Saint Gobain Corp.		$5,000,000	2
Sempra Energy	BBB+	$6,000,000	1
Sempra Energy Trading Corp.		$6,000,000	2
Sequent Energy Management, L.P. and Sequent Energy Canada Corp.	BBB+	$5,000,000	1	AGL Resources, Inc.

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
Shell Energy North America (Canada) Inc.		$7,000,000	1
Shell Energy North America (US) LP	AA-	$7,000,000	1
Shell Energy Trading (US) Company		$6,000,000	1
Sikorsky Aircraft Corp.		$3,000,000	2
SM Energy Company (fka St. Mary Land & Exploration Co.)	BB	$2,000,000	2
Southern Connecticut Gas	BBB	$3,000,000	1
SouthWest Gas Corp.	A-	$6,500,000	1
Southwestern Energy Company	BBB-	$2,000,000	1
Sprague Energy Corp.		$3,700,000	2
Starwood Hotels & Resorts Worldwide, Inc.	BBB	$3,000,000	1
Statoil Natural Gas LLC		$2,000,000	2
Tauber Oil Company		$2,000,000	2
TC Ravenswood, LLC	A-	$10,000,000	1	TransCanada Corporation
Tenaska Marketing Ventures		$2,000,000	2
Texon, LP		$5,000,000	2
Toray Plastics (America), Inc.		$3,000,000	2
Total Gas & Power North America, Inc.		$6,000,000	2
Twin Eagle Resource Management, LLC		$1,500,000	2
U.S. Energy Corp.		$4,000,000	2

Annex C

COUNTERPARTY	S&P Rating	EXISTING LIMIT	Tier	Qualify for Tier 1 based on Parent Guaranty from:
United Energy Trading, LLC		$2,000,000	2
UGI Energy Services Inc.		$4,000,000	2
Vitol Inc.		$10,000,000	2
Westlake Petrochemicals, LP		$5,000,000	2
Westlake Vinyls, LP		$5,000,000	2
Wild Goose Storage, LLC		$2,000,000	2
Wiliams Power Company, Inc.		$3,000,000	2

Annex C

SCHEDULE 1.01(a)

EXISTING LETTERS OF CREDIT

Spark Energy Gas, LLC

Counterparty	Amount	Issue Date	Exp Date	Auto-Renewal	Type	SG LC #
Bay State Gas Company	$90,000.00	27-Dec-12	25-Oct-14	Auto-Renew	Performance	N.SOL.15432
Citizens Gas & Coke Utility	$100,000.00	30-Jan-13	29-Jan-15	Auto-Renewal	Performance	N.SOL.15588
Columbia Gas of Ohio, Inc.	$38,000.00	27-Dec-12	30-Oct-14	Auto-Renewal	Performance	N.SOL.15428
Kern River Gas Transmission Company	$2,000,000.00	4-Jan-13	3-Jan-15	Evergreen	Performance	N.SOL.15473
Northern Illinois Gas Company D/B/A NICOR Gas Company	$370,000.00	7-Jan-13	31-Oct-14	None	Performance	N.SOL.15514
Northern Indiana Public Service Company	$104,375.00	31-Dec-12	18-Sep-14	Auto-Renewal	Performance	N.SOL.15451
Pacific Gas and Electric Company	$520,000.00	15-Jan-13	4-Oct-14	Auto-Renew	Performance	N.SOL.15526
Public Service Electric & Gas Co.	$140,000.00	3-Jan-13	31-Oct-14	None	Performance	N.SOL.15426
San Diego Gas & Electric Company	$45,000.00	28-Jan-13	28-Jan-15	Auto-Renew	Performance	N.SOL.15574
Southern California Gas Company	$500,000.00	28-Jan-13	28-Jan-15	Auto-Renewal	Performance	N.SOL.15575
Vector Pipeline L.P.	$90,000.00	10-Jan-13	20-Apr-15	Auto-Renewal	Performance	N.SOL.15483
Vector Pipeline Limited Partnership	$20,000.00	10-Jan-13	20-Apr-15	Auto-Renewal	Performance	N.SOL.15484
Spark Energy, LLC

Counterparty	Amount	Issue Date	Exp Date	Auto-Renewal	Type	SG LC #
New England Independent System Operator, Inc.	$800,000.00	26-Dec-12	23-Feb-15	None	Performance	N.SOL.15416
New York Independent System Operator, Inc.	$1,400,000.00	24-Dec-12	26-Dec-14	Auto-Renewal	Performance	N.SOL.15409
PJM Settlement, INC.	$2,945,000.00	21-Dec-12	7-Jul-15	Evergreen	Performance	N.SOL.15406
Public Service Electric & Gas Co.	$60,000.00	3-Jan-13	31-Oct-14	None	Performance	N.SOL.15427
Public Utility Commission of Texas	$500,000.00	29-Jan-13	10-Jan-15	Auto-Renewal	Performance	N.SOL.15506

Schedule 1.01(a)

SCHEDULE 1.01(b)

POR AGREEMENTS

1.	Electric Billing Services Agreement dated October 15, 2010, by and between Baltimore Gas and Electric Company and Spark Energy, LLC.

2.	Billing Services Agreement dated October 18, 2010, by and between Baltimore Gas and Electric Company and Spark Energy Gas, LLC.

3.	Billing Services, Purchase of Accounts Receivables, and Assignment Agreement dated as of July 31, 2009 between The Brooklyn Union Gas Company d/b/a National Grid, and Spark Energy Gas, LLC.

4.	Billing Services, Purchase of Accounts Receivables, and Assignment Agreement dated as of July 31, 2009 between KeySpan Gas East Corporation d/b/a National Grid, and Spark Energy Gas, LLC.

5.	Agreement for Billing Services and for the Purchase of Electric Accounts Receivable dated July 24, 2007, by and between Niagara Mohawk Power Corporation and Spark Energy, LLC, as amended by Amendment No. 1 To The Agreement for Billing Services and for the Purchase of Electric Accounts Receivable (ESCO Referral Program) effective as of July 24, 2007, by and between Niagara Mohawk Power Corporation and Spark Energy, LLC.

6.	Agreement for Billing Services and for the Purchase of Gas Accounts Receivable dated July 11, 2007, by and between Niagara Mohawk Power Corporation and Spark Energy Gas, LLC.

7.	Supplier Aggregation Service Agreement dated May 1, 2010, by and between Northern Indiana Public Service Company and Spark Energy Gas, LLC.

8.	Consolidated Utility Billing Service and Assignment Agreement dated January 25, 2006, by and between Consolidated Edison Company of New York, Inc. and Spark Energy, LLC.

9.	Consolidated Utility Billing Service and Assignment Agreement dated , by and between Consolidated Edison Company of New York, Inc. and Spark Energy Gas, LLC.

10.	Accounts Receivable Purchase Agreement dated October 14, 2011, by and between Columbia Gas of Ohio, Inc. and Spark Energy Gas, LLC.

11.	Commonwealth Edison Rider PORCB Election dated January 25, 2011, by Spark Energy, LLC.

Schedule 1.01(b)

12.	Public Service Electric and Gas Company Third Party Supplier Customer Account Master Service Agreement, by Spark Energy, LLC.

13.	Public Service Electric and Gas Company Third Party Supplier Customer Account Master Service Agreement, by Spark Energy Gas, LLC.

14.	Coordination Agreement dated June 11, 2010, by and between PECO Energy and Spark Energy, LLC, referencing PECO EGS Coordination Tariff, wherein POR is described in Competitive Billing Specifications Rider.

15.	Coordination Agreement dated December 14, 2009, by and between PP&L, Inc. and Spark Energy, LLC, referencing PPL EGS Coordination Tariff, wherein POR is described in Section 12, Payment and Billing.

16.	Electric Supplier Service Agreement dated July 20, 2010, by and between The United Illuminating Company and Spark Energy, LLC, wherein Section 7 references billing and payment processing and the DPUC-approved Bills Rendered Payment Mechanism.

17.	Electric Supplier Service Agreement dated , by and between Connecticut Light & Power Company and Spark Energy, LLC, wherein Section 7 references billing and payment processing and the DPUC-approved Bills Rendered Payment Mechanism.

18.	Service Agreement dated November 25, 2008, by and between The East Ohio Gas Company and Spark Energy Gas, LLC, wherein purchase of receivables is referenced in Billing Agreement - Option 2.

Schedule 1.01(b)

SCHEDULE 2.01

COMMITMENTS

Société Générale	$22,000,000.00	31.428571429%
Natixis, New York Branch	$13,000,000.00	18.571428571%
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch	$13,000,000.00	18.571428571%
RBI International Finance (USA) LLC	$13,000,000.00	18.571428571%
Compass Bank	$9,000,000.00	12.857142857%

	$70,000,000.00	100%

Schedule 2.01

SCHEDULE 6.11

LIABILITIES

1.	Citywestplace Office Lease by and between TPG-2101 CITYWEST 3 & 4 L.P. and Spark Energy Ventures, LLC.

2.	Master Service Agreement by and between ISTA North America, Inc. and Spark Energy, LLC

Schedule 6.11

SCHEDULE 6.15

SUBSIDIARIES AND EQUITY INVESTMENTS

1.	Spark Energy, Inc.:

(a)	Spark HoldCo, LLC (3,000,000 Membership Units; Sole Managing Member)

2.	Spark HoldCo, LLC:

(a)	Spark Energy Gas, LLC (100% Membership Interest)

(b)	Spark Energy, LLC (100% Membership Interest)

3.	Spark Energy Gas, LLC: NONE

4.	Spark Energy, LLC: NONE

Schedule 6.15

SCHEDULE 6.21

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND HEDGING ACCOUNTS

A.	Deposit Accounts and Securities Accounts

Spark Energy Gas, LLC

	Compass Bank Account Nos.:	87113329 29200734 29200815 (Lockbox)

	Wells Fargo Account Nos.:	4174907669 (Lockbox) 4945021152
Spark Energy, LLC

	Compass Bank Account Nos.:	87113124 12217196 23158868 29200793 (Lockbox)

Spark HoldCo, LLC

	Compass Bank Account No.:	6723506466

Spark Energy, Inc.

	Compass Bank Account No.:	6723499931

B.	Hedging Accounts

Spark Energy Gas, LLC

	Newedge Account Nos.:	F TX600 GGG15310 F TX600 03915310

Spark Energy, LLC

	Newedge Account Nos.:	F RV028 11115311

Schedule 6.21

SCHEDULE 7.10

PERMITTED INDEBTEDNESS AND LIENS

None.

Schedule 7.10

SCHEDULE 7.18

LOCATIONS OF INVENTORY

Spark Energy Gas, LLC:

ANR	Natural Gas Pipeline Co. (NGPL)

Osceola, Clare & Montcalm County	Douglas (IL), Shelby (IL), Kankake (IL), Iowa (IA) & Louisa (IA) County

Baltimore Gas & Electric (BG&E)	Nicor

Baltimore County	Troy Grove Storage Field

169 N 36th Road

Mendota, IL 61342

Carthage

Panola, TX

Nipsco

Columbia Ohio	Cass County

Richland, Franklin, Montgomery,
Hocking, Vinton & Guernse County

Panhandle Eastern Pipeline (PEPL)

Dominion East Ohio	Livingston County

Wayne, Stark & Summit county

PG&E

Dominion Transmission, Inc.	San Joaquin & Costa County, CA

Schedule 7.18

Storage for Dominion operates as an aggregate with the following breakdown allocation:	San Diego Gas & Electric (SDG&E)

PA (63.405%)	San Diego County, CA
NY (9.7463%)
W. VA (26.8487%)

Egan	SOCAL

Acadia County (LA)	Los Angeles County, CA

KMTP	Tennessee Gas Pipeline

Jackson, TX	Ellisburg-Northern Storage

Potter’s County, PA

Moss Bluff

Liberty County (TX)	Tetco

Juniata, PA

NIMO - National Grid

Suffolk, MA	Washington 10

Macomb County

National Fuel

Onondaga & Kings (NY)

Schedule 7.18

SCHEDULE 10.02

ADDRESSES FOR NOTICES

PARENT & CO-BORROWERS:

2105 CityWest Blvd,

Suite 100

Houston, TX 77042

Attention: Nathan Kroeker

Telephone: (281) 833-4153

Facsimile:  (281) 833-4859

Email: nkroeker@sparkenergy.com

With a copy to:

2105 CityWest Blvd,

Suite 100

Houston, TX 77042

Attention: Terry D. Jones, Executive Vice President & General Counsel

Telephone: (832) 217-1848

Facsimile:  (281) 833-4815

Email: tjones@sparkenergy.com

AGENT:

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Telephone: 972 387 5002

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

With a copy to:

Société Générale, as Administrative Agent

245 Park Ave

New York, New York, 10167

Attention: Huub Kops

Telephone: (212) 278-7592

Facsimile:  (212) 278-7987

Email: huub.kops@sgcib.com

Schedule 10.02

EXHIBIT A-1

NOTICE OF BORROWING

(Working Capital Loan)

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

Reference is made to the Agreement (capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Agreement). HoldCo hereby gives notice of its intention to borrow under the Working Capital Line.

[Please advance $         as a Working Capital Loan (and [Base Rate Loan][COF Rate Loan]), effective on             , 20    . (This Notice of Borrowing is delivered prior to 1:00 p.m. New York City time, on the Borrowing Date.)] [Please advance $         ($5,000,000 or an increment of $1,000,000 in excess thereof) as a Working Capital Loan (and Eurodollar Rate Loan), effective on             , 20     with an Interest Period of             . (This Notice of Borrowing is delivered prior to 1:00 p.m. New York City time, three (3) Business Days prior to the Borrowing Date.)]

The requested advance relates to the following Advance Sub-limit Cap:

(a)	For the purchase of Product and other uses permitted under Section 7.07 of the Credit Agreement:

(b)	For Contango Transactions:

Exhibit A-1

The requested advance will be used on behalf of the following Co-Borrower(s):                     .

HoldCo represents and warrants, as of the date hereof and as of the date any Working Capital Loan is made or renewed, that (i) no Default or Event of Default has occurred and is continuing; (ii) that after giving effect to the Working Capital Loan requested above, the appropriate Advance Sub-limit Cap and the Borrowing Base Advance Cap will not be exceeded and (iii) the Loan Parties’ representations and warranties under the Agreement are true and correct in all material respects.

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit A-1

EXHIBIT A-1 (continued)

NOTICE OF BORROWING

(Letters of Credit)

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

Reference is made to the Agreement (capitalized terms used herein that are not defined shall have the respective meanings ascribed thereto in the Agreement). HoldCo hereby gives notice of its intention to request the [issuance, amendment, or renewal] of Letters of Credit under the Working Capital Line as is further described on the Letter of Credit Application(s) attached hereto.

The requested [issuance/amendment/renewal] relates to the following L/C Sub-limit Cap:

(a)	Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and Performance Standby Letters of Credit, in each case with terms of up to 90 days:

(b)	Standby Letters of Credit issued for the purpose of financing a Contango Transaction with terms of up to 365 days:

(c)	Documentary and Standby Letters of Credit issued for the purpose of financing the purchase of Product and Performance Standby Letters of Credit, in each case with terms of greater than 90 days and up to 365 days:

Exhibit A-1

HoldCo represents and warrants, as of the date hereof and as of the date any Letter of Credit is Issued, amended or renewed, that (i) no Default or Event of Default has occurred and is continuing; (ii) that after giving effect to the Letters of Credit requested above, none of the following limits, as applicable, will be exceeded: (a) the Borrowing Base Advance Cap; (b) any L/C Sub-limit Cap; or (c) the Advance Sub-Limit Cap; and (iii) the Loan Parties’ representations and warranties under the Agreement are true and correct in all material respects.

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit A-1

EXHIBIT A-2

FORM OF

NOTICE OF CONVERSION/CONTINUATION

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

HoldCo hereby gives you irrevocable notice pursuant to Section 2.05 of the Agreement that they hereby request a [conversion] [continuation] of [outstanding Borrowings] [an outstanding Borrowing] into a new Borrowing (the “Proposed Borrowing”) on the terms set forth below:

Outstanding Borrowing #1

Date of Borrowing:

Aggregate Amount for Conversion1:

Type of Advance:

Interest Period:

[1]	The aggregate amount for conversion or continuation with respect to Borrowings comprised of Eurodollar Rate Loans must be made in an amount equal to $5,000,000 and multiples of $1,000,000 in excess thereof.

Exhibit A-2

Proposed Borrowing

Date of Conversion or Continuation2:

Aggregate Amount:

Type of Advance:

Interest Period:

HoldCo hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing:

(a) the representations and warranties contained in the Agreement are correct in all material respects, before and after giving effect to the proposed Borrowing and the application of the proceeds therefrom;

(b) no Default has occurred and is continuing, nor would result from the proposed Borrowing; and

(c) the Borrowing Base Advance Cap will not be exceeded after giving effect to the proposed Borrowing.

Very truly yours,

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:	Responsible Officer

[2]	The date of the proposed conversion must be a Business Date. Borrower must give three(s) Business Days’ advance notice for conversions into or continuations of Borrowings comprised of Eurodollar Rate Loans, and the same Business Day advance notice for conversions into or continuations of Borrowings comprised of Base Rate Loans or COF Rate Loans.

Exhibit A-2

EXHIBIT B

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, SPARK HOLDCO, LLC (“HoldCo”), a Delaware limited liability company, SPARK ENERGY, LLC (“Spark”), a Texas limited liability company, and SPARK ENERGY GAS, LLC (“SEG”), a Texas limited liability company (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), jointly and severally promise to pay to                     , a                      (“Bank”), at the office of Agent (as defined in the Credit Agreement defined below) or at such other place as Bank from time to time may designate, the principal sum of                      and no/100 Dollars ($        ) (the “Maximum Loan Amount”), or so much of that sum as may be advanced under this promissory note (“Note”), plus interest as specified in this Note. This Note evidences a loan (“Loan”) from Bank to the Co-Borrowers.

This Note is issued pursuant to that certain Credit Agreement, dated effective as of August 1, 2014, among Spark Energy, Inc., the Co-Borrowers and Bank, et al. (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Each capitalized term used but not otherwise defined in this Note shall have the meaning ascribed to such term in the Credit Agreement. Some or all of the Loan Documents, including the Credit Agreement, contain provisions for the acceleration of the maturity of this Note.

This Note shall bear interest as is provided for in the Credit Agreement.

Principal and accrued interest hereunder shall be due and payable as is provided for in the Credit Agreement.

The Co-Borrowers may prepay the principal under this Note only in accordance with the Credit Agreement.

If any Event of Default occurs, Bank shall have all remedies provided for under the terms of the Credit Agreement.

All amounts payable under this Note are payable in lawful money of the United States during normal business hours of Agent at the office of Agent indicated in paragraph one above or at such other place as Agent from time to time may designate. Checks constitute payment only when collected.

Whenever the Co-Borrowers are obligated to pay or reimburse Bank for any attorneys’ fees, those fees shall include the reasonably allocated costs for services of in-house counsel.

Exhibit B

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

The Co-Borrowers agree that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, and without affecting the liability of any Co-Borrower.

If Bank delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Bank’s rights, or of any breach, default or failure of condition of or under this Note. No waiver by Bank of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Bank. All of Bank’s remedies in connection with this Note or under applicable law shall be cumulative, and Bank’s exercise of any one or more of those remedies shall not constitute an election of remedies.

Regardless of any provision contained in this Note or in any of the other Loan Documents, Bank shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Loan, pursuant to this Note or any other Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that Bank ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Loan, and, if the principal balance of the Loan is paid in full, any remaining excess shall forthwith be paid to the Co-Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Co-Borrowers and Bank shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout such term; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, Bank shall refund to the Co-Borrowers the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of the Loan at the time in question.

This Note inures to and binds the successors and assigns of the Co-Borrowers and Bank; provided, however, that the Co-Borrowers may not assign this Note or assign or delegate any of their rights or obligations except as permitted under the Credit Agreement.

As used in this Note, the terms “Bank,” “holder” and “holder of this Note” are interchangeable. As used in this Note, the word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

Exhibit B

THIS WRITTEN AGREEMENT AND THE CREDIT AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Exhibit B

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed and delivered as of the date above first written.

CO-BORROWERS:

SPARK HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

SPARK ENERGY, LLC, a Texas limited liability company

By:
Name:
Title:

SPARK ENERGY GAS, LLC, a Texas limited liability company

By:
Name:
Title:

Exhibit B

EXHIBIT C

FORM OF NET POSITION REPORT

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Net Positions

In my capacity as Responsible Officer, authorized to act on behalf of each of Spark Energy, LLC (“Spark”) and Spark Energy Gas, LLC (“SEG”), I hereby certify to you that as of the date written above,

Electricity Megawatt
Hours
Long Position
Short Position	( )
Net Position

Natural gas
MMBtus
Long Position
Short Position	( )
Net Position

To the best of my knowledge, (a) the aggregate Net Position for the Co-Borrowers has at no time exceeded the applicable limitation set forth in Section 7.17 of that certain Credit Agreement, dated as of August 1, 2014 by and among Spark, SEG and related entities, Société Générale, and the other financial institutions which may become parties thereto (the “Credit Agreement”) and (b) the Net Position for each Product has at no time exceeded the applicable limitations set forth in the Risk Management Policy. Terms not defined herein have the meanings assigned to them in the Credit Agreement.

Exhibit C

Very truly yours,

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:	Responsible Officer

Exhibit C

EXHIBIT D

FORM OF

COLLATERAL POSITION REPORT

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

The undersigned Responsible Officer (as that term is defined in the Agreement), who is authorized to act on behalf of HoldCo, Spark, and SEG, delivers the attached report to the Banks and certifies to the Banks that it is in compliance with the Agreement. Further, the undersigned hereby certifies that the undersigned has no knowledge of any Defaults or Events of Default under the Agreement which exist as of the date of this letter.

The undersigned also certifies that the amounts set forth on the attached report constitute all Collateral which has been or is being used in determining availability for a Letter of Credit or advance under the Working Capital Line as of the preceding date. This certificate and attached report are submitted pursuant to Subsection 7.02(b) of the Agreement.

Very truly yours,

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:	Responsible Officer

Exhibit D

COLLATERAL POSITION REPORT

COLLATERAL POSITION REPORT AS OF:

To:	Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

I hereby certify that as of the date written above, the amounts indicated below were, to the best of my knowledge, true and accurate as of the date of preparation, and have not and are not being used in determining availability for any other advance or Letter of Credit Issuance.

I.	COLLATERAL

		HoldCo	Spark	SEG	Gross Collateral	Advance Rate	Net Collateral

A.	Cash Collateral & other liquid investments (not being used in determining availability for any other advance or Letter of Credit Issuance)	0	0	0	0	100%	0

B.	Equity in Approved Brokerage Accounts	0	0	0	0	90%	0

C.	Tier I Accounts net of deductions, offsets and counterclaims	0	0	0	0	90%	0

D.	Tier II Accounts net of deductions, offsets and counterclaims	0	0	0	0	85%	0

E.	Tier I Unbilled Qualified Accounts net of deductions, offsets and counterclaims	0	0	0	0	85%	0

F.	Tier II Unbilled Qualified Accounts net of deductions, offsets and counterclaims	0	0	0	0	80%	0

G.	Hedged/Pre-sold Inventory	0	0	0	0	85%	0

H.	Eligible Inventory	0	0	0	0	80%	0

I.	Net Eligible Exchange Receivables	0	0	0	0	80%	0

J.	Letters of Credit for Products Not Yet Delivered	0	0	0	0	80%	0

K.	In-The-Money positions with tenors up to 12 months	0	0	0	0	60%	0

Exhibit D

Less any of the following:

L.	The amounts (including disputed items) which would be subject to a so-called “First Purchaser Lien” as explained in Clause (c)(xiii) of Borrowing Base Advance Cap	0	0	0	0	100%	0

M.	115% of the amount of any mark to market exposure to the Swap Banks under Swap Contracts as reported by the Swap Banks, reduced by Cash Collateral held by a Swap Bank	0	0	0	0	115%	0

N.	115% of the amount of any mark to market exposure to the Swap Banks under Physical Trade Contracts as reported by the Swap Banks, until nomination for delivery is made and then 115% of the notional amount of exposure to the Swap Banks, in each case, reduced by Cash Collateral held by a Swap Bank	0	0	0	0	115%	0

O.	Reserves	0	0	0	0	100%	0

P.	Sales Taxes	0	0	0	0	100%	0

Q.	TOTAL COLLATERAL	0	0	0	0		0

II.	BANK OUTSTANDING (Net of Letters of Credit):

TOTAL REDUCTIONS IN COLLATERAL	$0

Loans		LC’s
SEG Contango =	0	SEG Contango =	0
Spark =	0	Spark =	0
SEG =	0	SEG =	0
HoldCo =	0	HoldCo =	0

IV.	EXCESS/(DEFICIT) COLLATERAL:

Actual =	$0

V.	Enclosed are all the necessary reports with details for the above including the following:

1.	Schedule of qualified customers that shows the aging of such accounts.

2.	Schedule of netted qualified exchange balances.

3.	Schedule of qualified inventory.

4.	Brokerage statements.

Exhibit D

5.	Detailed information related to forward in-the-money positions by counterparty.

6.	Reporting by Swap Banks.

7.	Bank statements.

8.	Schedule of all contras applied against any of the above.

9.	Mark-to-market profit and loss statement (if applicable).

SPARK HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:	Responsible Officer

Exhibit D

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

The undersigned Responsible Officer (as that term is defined in the Agreement) certifies to the Banks that Parent, HoldCo, Spark, and SEG and are in compliance with the Agreement and in particular certifies the following as of                     :

	Actual Level		Required Level

(i) Net Working Capital	$	;	$	;

(ii) Tangible Net Worth	$	;	$	;

(iv) Leverage Ratio		to ;		to ;

Further, the undersigned hereby certify that they have no knowledge of any Defaults under the Agreement which exists as of the date of this letter.

Exhibit E

Very truly yours,

SPARK ENERGY, INC. a Delaware corporation

By:
Name:
Title:	Responsible Officer

Exhibit E

EXHIBIT F

CERTIFICATE OF RESPONSIBLE OFFICER OF

PARENT

[Date]

Société Générale, as Administrative Agent

Two Lincoln Centre

5420 LBJ Freeway, Suite 1940

Dallas, TX 75240

Attention: Corey Hingson

Facsimilie: 972 387 5014

Email: corey.hingson@sgcib.com

Re:	Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Agreement”), by and among Spark Energy, Inc. (“Parent”), Spark HoldCo, LLC (“HoldCo”), Spark Energy, LLC (“Spark”), Spark Energy Gas, LLC (“SEG”), Société Générale, and the other financial institutions which may become a party thereto (collectively, the “Banks”).

Ladies and Gentlemen:

The undersigned, in his capacity as Responsible Officer (as such term is defined in the Agreement) of each of Parent, HoldCo, Spark and SEG certifies the following to the Banks on behalf of itself in accordance with Section 5.01 of the Agreement:

1. The representations and warranties contained in Article VI of the Agreement are true and correct on and as of the Closing Date, as though made on and as of the Closing Date;

2. No Default or Event of Default exists or would result from the initial Credit Extension on the Closing Date; and

3. There has occurred since December 31, 2013, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4. The conditions precedent in Section 5.01 of the Agreement have been met.

CO-BORROWERS:

SPARK HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:	Responsible Officer

Exhibit F

SPARK ENERGY, LLC, a Texas limited liability company

By:
Name:
Title:	Responsible Officer

SPARK ENERGY GAS, LLC, a Texas limited liability company

By:
Name:
Title:	Responsible Officer

PARENT:

SPARK ENERGY, INC. a Delaware corporation

By:
Name:
Title:	Responsible Officer

Exhibit F

EXHIBIT G

FORM OF COMMITMENT INCREASE AGREEMENT

THIS COMMITMENT INCREASE AGREEMENT, dated as of             , 20     (this “Commitment Increase Agreement”) is made by and among SPARK HOLDCO, LLC, a Delaware limited liability company, SPARK ENERGY, LLC, a Texas limited liability company, and SPARK ENERGY GAS, LLC, a Texas limited liability company (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), SPARK ENERGY, INC. (“Parent”), a Delaware corporation, and each of the undersigned subsidiaries of Parent that are guarantors (the “Guarantors”), SOCIÉTÉ GÉNÉRALE, in its capacity as administrative agent under the Credit Agreement (as defined below) (in such capacity, the “Agent”), and                      (the “Increasing Bank”). Reference is made to the Credit Agreement dated as of August 1, 2014, among Parent, the Co-Borrowers, the banks party thereto from time to time (the “Banks”), and the Agent (as the same may be amended or modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.02 of the Credit Agreement, and subject to the terms and conditions thereof, the Co-Borrowers may request that the amount of the Commitments be increased.

B. The Co-Borrowers have given notice to the Agent of such a request pursuant to Section 2.02 of the Credit Agreement.

C. The terms and conditions of Section 2.02 have been met or satisfied, as applicable, and the Co-Borrowers, the Agent, and the Increasing Bank now wish to increase the Commitment of the Increasing Bank for the Co-Borrowers from $         to $        .

AGREEMENT

1. Increase of Commitments. Pursuant to Section 2.02 of the Credit Agreement, the Commitment of the Increasing Bank for the Co-Borrowers is hereby increased from $         to $        .

2. New Note. The Co-Borrowers agree to promptly execute and deliver to the Increasing Bank a new Note in the principal amount of the Increasing Bank’s Commitment (the “New Note”), and Increasing Bank agrees to return to the Co-Borrowers with reasonable promptness, the Note previously delivered to the Increasing Bank by the Co-Borrowers pursuant to Section 2.02 of the Credit Agreement.

3. Governing Law. This Commitment Increase Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Exhibit G

4. Bank Credit Decision. The Increasing Bank acknowledges that is has, independently and without reliance upon the Agent or any other Bank, and based on the Financial Statements referred to in Section 6.11 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Commitment Increase Agreement and to agree to the various matters set forth herein. The Increasing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

5. Representations and Warranties of the Co-Borrowers. The Co-Borrowers represent and warrant that no Default has occurred and is continuing, or would result from the increase in Commitments described in this Commitment Increase Agreement.

6. Default. Without limiting any other event that may constitute an Event of Default, in the event any representation or warranty set forth herein shall prove to have been incorrect or misleading in any material respect when made, such event shall constitute an “Event of Default” under the Credit Agreement. This Commitment Increase Agreement is a “Loan Document” for all purposes.

7. Expenses. The Co-Borrowers agree to pay within ten (10) days of receipt of written demand therefore all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Commitment Increase Agreement and the New Note, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

8. Counterparts; Facsimile Signature. The parties may execute this Commitment Increase Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Commitment Increase Agreement in the presence of the other parties to this Commitment Increase Agreement. This Commitment Increase Agreement is effective upon delivery of one fully executed counterpart to the Agent.

9. Increase Effective Date. The Increase Effective Date is             , 20    .

[The Remainder of this Page Intentionally Left Blank]

Exhibit G

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CO-BORROWERS:

SPARK HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

SPARK ENERGY, LLC, a Texas limited liability company

By:
Name:
Title:

SPARK ENERGY GAS, LLC, a Texas limited liability company

By:
Name:
Title:

GUARANTORS:

SPARK ENERGY, INC. a Delaware corporation

By:
Name:
Title:

Exhibit G

AGENT:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

INCREASING BANK:

By:
Name:
Title:

Exhibit G

EXHIBIT H

FORM OF NEW BANK AGREEMENT

THIS NEW BANK AGREEMENT, dated as of             , 20     (this “New Bank Agreement”) is made by and among SPARK HOLDCO, LLC, a Delaware limited liability company, SPARK ENERGY, LLC, a Texas limited liability company, and SPARK ENERGY GAS, LLC, a Texas limited liability company (jointly, severally and together, the “Co-Borrowers,” and each individually, a “Co-Borrower”), SPARK ENERGY, INC. (“Parent”), a Delaware corporation, and each of the undersigned subsidiaries of Parent that are guarantors (the “Guarantors”), SOCIÉTÉ GÉNÉRALE, in its capacity as administrative agent under the Credit Agreement (as defined below) (in such capacity, the “Agent”), and                      (the “New Bank”). Reference is made to the Credit Agreement dated as of August 1, 2014, among Parent, the Co-Borrowers, the banks party thereto from time to time (the “Banks”), and the Agent (as the same may be amended or modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

PRELIMINARY STATEMENTS

A. Pursuant to Section 2.02 of the Credit Agreement, and subject to the terms and conditions thereof, financial institutions may become Banks with Commitments in the event the Co-Borrowers request an increase in the aggregate Commitments and certain other conditions are met and satisfied.

B. The Co-Borrowers have given notice to the Agent of such a request pursuant to Section 2.02 of the Credit Agreement.

C. The Co-Borrowers, the Agent, and the New Bank now wish to enter into this New Bank Agreement to add the New Bank as a Bank under the Credit Agreement and to establish a Commitment of $         for the New Bank in accordance with the terms and conditions of the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties hereto agree as follows:

1. Addition of New Bank. Pursuant to Section 2.02 of the Credit Agreement, New Bank is hereby added to the Credit Agreement as a Bank with a Commitment of $        . The New Bank specifies the following as its address for notices:

Attention:
Facsimile:

Exhibit H

2. Delivery of Note. The Co-Borrowers shall promptly execute and deliver to the New Bank a Note, dated as of the effective date of this New Bank Agreement, in the principal amount of the New Bank’s Commitment set forth in Section 1 above.

3. Governing Law. This New Bank Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

4. Bank Credit Decision. The New Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on the Financial Statements referred to in Section 6.11 of the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this New Bank Agreement and to agree to the various matters set forth herein. The New Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

5. Representations and Warranties of the Co-Borrowers. The Co-Borrowers represent and warrant as follows:

(a) the representations and warranties contained in the Credit Agreement, the Security Documents, the Guaranties, and each of the other Loan Documents are correct in all material respects on and as of the date of the addition of the New Bank as a Bank under the Credit Agreement and the establishment of the New Bank’s Commitment pursuant to this New Bank Agreement, before and after giving effect to such events as though such representations and warranties were made on the date of such increase, except to the extent any such representations and warranties are expressly limited to an earlier date; and

(b) no Default has occurred and is continuing, or would result from the increase in Commitments described in this New Bank Agreement.

6. Appointment of Agent. The New Bank hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent thereby, together with such powers and discretion as are reasonably incidental thereto.

7. Default. Without limiting any other event that may constitute an Event of Default, the Co-Borrowers acknowledge and agree that any representation or warranty made by the Co-Borrowers set forth in this New Bank Agreement that proves to have been incorrect or misleading in any material respect when made shall constitute an “Event of Default” under the Credit Agreement. This New Bank Agreement is a “Loan Document” for all purposes.

8. Expenses. The Co-Borrowers agree to pay within ten (10) days of receipt of written demand therefore all costs and expenses of the Agent in connection with the preparation, execution and delivery of this New Bank Agreement and the Note, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

Exhibit H

9. Counterparts; Facsimile Signature. The parties may execute this New Bank Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this New Bank Agreement in the presence of the other parties to this New Bank Agreement. This New Bank Agreement is effective upon delivery of one fully executed counterpart to the Agent.

10. Increase Effective Date. The Increase Effective Date is             , 20    .

[The Remainder of this Page Intentionally Left Blank]

Exhibit H

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CO-BORROWERS:

SPARK HOLDCO, LLC, a Delaware limited liability company

By:
Name:
Title:

SPARK ENERGY, LLC, a Texas limited liability company

By:
Name:
Title:

SPARK ENERGY GAS, LLC, a Texas limited liability company

By:
Name:
Title:

GUARANTORS:

SPARK ENERGY, INC. a Delaware corporation

By:
Name:
Title:

Exhibit H

AGENT:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

NEW BANK:

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Eligible Assignee1]

3.	Co-Borrower(s):	SPARK HOLDCO, LLC, a Delaware limited liability company, SPARK ENERGY, LLC, a Texas limited liability company, and SPARK ENERGY GAS, LLC, a Texas limited liability company

4.	Administrative Agent:	SOCIÉTÉ GÉNÉRALE, as administrative agent under the Credit Agreement

5.	Credit Agreement	The Credit Agreement dated as of August 1, 2014, among Spark Energy, Inc., the Co-Borrowers, the Banks parties thereto and Société Générale, as Administrative Agent.

[1]	Select as applicable.

Exhibit I

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

Exhibit I

[Consented to and]3 Accepted:

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By:
Title:

[Consented to:][4]

[Borrower Name]

By:
Title:

[SOCIÉTÉ GÉNÉRALE, as an Issuing Bank]

By:
Title:

[ , as an Issuing Bank]

By:
Title:

[3]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of Company and/or other parties (Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit I

ANNEX 1

SPARK HOLDCO, LLC, SPARK ENERGY, LLC, and SPARK ENERGY GAS, LLC

CREDIT AGREEMENT

DATED AS OF AUGUST 1, 2014

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Co-Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Co-Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Bank, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees

Annex 1

and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.

Annex 1

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Credit Agreement”), by and among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, Société Générale, and the other financial institutions which may become a party thereto.

Pursuant to the provisions of Section 9.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Co-Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Co-Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Co-Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit J-1

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Credit Agreement”), by and among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, Société Générale, and the other financial institutions which may become a party thereto.

Pursuant to the provisions of Section 9.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit J-2

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Credit Agreement”), by and among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, Société Générale, and the other financial institutions which may become a party thereto.

Pursuant to the provisions of Section 9.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit J-3

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 1, 2014 (as amended or supplemented from time to time, the “Credit Agreement”), by and among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, Société Générale, and the other financial institutions which may become a party thereto.

Pursuant to the provisions of Section 9.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Co-Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Co-Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Co-Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:                  , 20[    ]

Exhibit J-4